UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

Comerica Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

Comerica Incorporated

Proxy Statement and Notice of

2020 Annual Meeting of Shareholders

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

March 17, 2020

Dear Shareholder,

As Comerica’s new Chairman, it is my pleasure to invite you to attend the 2020 Annual Meeting of Shareholders of Comerica Incorporated at 9:30 a.m., Central Time, on Tuesday, April 28, 2020 at Comerica Bank Tower, 1717 Main Street, 4th Floor, Dallas, Texas 75201. Registration will begin at 8:30 a.m., Central Time. A map showing the location of the Annual Meeting is on the back cover of the accompanying proxy statement.

This year, we are continuing to provide proxy materials to our shareholders primarily through the Internet. We are pleased to use this process, which allows our shareholders to receive proxy materials in an expedited manner, while significantly lowering the costs of our annual proxy campaign. On or about March 17, 2020, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online.

➢	If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them.

➢	The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report, and it provides you with information on voting.

➢	The proxy materials available online include our 2020 proxy statement and our 2019 annual report, which summarizes Comerica’s major developments during 2019 and includes the 2019 consolidated financial statements.

Whether or not you plan to attend the Annual Meeting, please submit your proxy promptly so that your shares will be voted as you desire.

Sincerely,

Curtis C. Farmer

Chairman, President and Chief Executive Officer

PROXY STATEMENT

EXECUTIVE SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

 Annual Meeting of Shareholders

Time and Date	9:30 a.m., Central Time, April 28, 2020

Place	Comerica Bank Tower, 1717 Main Street, 4th Floor, Dallas, Texas 75201

Record Date	February 28, 2020

Mailing Date	On or around March 17, 2020

Voting	Shareholders as of the record date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.

 Voting Matters

	Board Vote Recommendation	Page Reference

Election of directors	FOR EACH DIRECTOR NOMINEE	15

Ratification of Ernst & Young LLP as independent registered public accounting firm for 2020	FOR	32

Advisory approval of the Company’s executive compensation	FOR	40

 Voting Your Shares

If you are a shareholder of record as of February 28, 2020, you will be able to vote in four ways: in person, by proxy card, by telephone, or by the Internet as follows:

•	BY TELEPHONE: 1-800-652-VOTE (8683)

•	VIA THE INTERNET: www.envisionreports.com/CMA, or scan the QR code on the Notice of Internet Availability of Proxy Materials or proxy card

•	BY MAIL: complete, sign, date and return your proxy card in the envelope provided

•	IN PERSON: attend our Annual Meeting on April 28, 2020 and vote by ballot

See “How can I vote?” on page 10 for more information on voting at the Annual Meeting.

If you have not already done so, we ask you to consider signing up to receive proxy materials electronically in the future by following the instructions when you vote your shares over the Internet. Enrolling in future electronic delivery of these materials reduces Comerica’s printing and mailing expenses and environmental impact.

 About Comerica

Founded in 1849, Comerica Incorporated (NYSE: CMA) is a financial services company headquartered in Dallas, Texas, strategically aligned by three business segments: The Business Bank, The Retail Bank and Wealth Management. Comerica focuses on relationships, and helping people and businesses be successful. In addition to Texas, Comerica locations can be found in Arizona, California, Florida and Michigan, with select businesses operating in several other states, as well as in Canada and Mexico.

Our seven Core Values define how we act — internally and externally — to achieve our strategic objectives:

•	Customer-centricity. Our decisions will be based first and foremost on what is best for our customers, be they internal or external.

•	Collaboration. We will work as a team to do what is right by our customers and our colleagues.

•	Integrity. We will maintain the highest ethical standards through our honesty and transparency. We will honor our commitments and take personal responsibility for our actions.

•	Excellence. We understand there are no trade-offs or short cuts on the road to success. We will strive for greatness through continuous self-improvement.

•	Agility. We aspire to become a company that fully embraces innovation as a means of driving ongoing growth and prosperity. We remain flexible and adaptable to change.

•	Diversity. We will create an environment that celebrates the differences among our colleagues and customers, with the understanding that such differences make us a stronger company.

•	Involvement. We embrace our critical role in the communities we serve and acknowledge that our success is intertwined with theirs. We will make sustainability a priority.

 2019 Financial and Operating Performance

1	Noninterest expenses as a percentage of net interest income & noninterest income excluding net gains (losses) from securities & a derivative contract tied to the conversion rate of Visa Class B shares

2	Return on average common shareholders’ equity

3	Average common shareholders’ equity per share

2019 Relative Performance Snapshot

1	Source for Peer Average: S&P Global Market Intelligence; 2019 peer group used also includes Truist Financial

2	Average common shareholders’ equity per share

 2019 Compensation Highlights

We use our executive compensation programs to align the interests of executive officers with the interests of our shareholders. Our programs are designed to attract, retain, and motivate leadership to sustain our competitive advantage in the financial sector, and to provide a framework that encourages strong financial results and positive shareholder returns over the long-term.

Our executive compensation programs are developed through a robust review process between management and the Board of Directors. In 2018, several changes were made to more closely calibrate our compensation programs with short and long-term goals while maintaining a strong pay-for-performance linkage. These changes received strong shareholder support upon their introduction, and that support was reaffirmed with a 93% shareholder approval in 2019. The compensation programs for 2019 were consistent with 2018 and included:

•	A short-term cash incentive program that measures absolute performance against goal for EPS and ROA;

•

A three-year performance share program where payouts are contingent on the achievement of specific prospective financial goals and include a negative modifier in the case of bottom quartile relative TSR performance; and

•

A forfeiture provision applicable to all equity awards that allows for the cancellation of unvested equity awards in the event a participant engages in conduct that results in or is likely to result in a material adverse impact (financial or reputational) to Comerica.

 Board and Governance Highlights

Our management team and the Board are focused on serving the long-term interests of Comerica’s shareholders. The Board’s primary responsibility is the oversight of the Company’s management team, and the Board has a number of measures in place to continually enhance Board composition, efficiency and effectiveness, demonstrated through the following:

•	Annual election of directors

•	Majority voting for directors

•	Annual self-evaluation by the Board and its committees

•	Regular assessment of Board composition — 3 new independent Board members since 2016

•	Regularly-scheduled executive sessions of non-management directors

•	45% of the Board is diverse, based on race, gender and/or ethnicity

•	Engagement in Comerica’s long-term corporate strategy on an annual basis at a dedicated session and as part of executing its regular Board responsibilities
•	Plan to adopt proxy access before the 2021 Annual Meeting

•	Ten out of eleven directors are independent

•	No directors attended fewer than 75% of meetings

•	Independent audit, compensation and nominating committees

•	Independent Facilitating Director with robust duties and responsibilities

•	Women hold key Board leadership positions (Independent Facilitating Director and Governance, Compensation and Nominating Committee chair)

 Commitment to Community, Diversity and Sustainability

Comerica’s Core Values reflect our commitment to corporate responsibility.

The Enterprise Risk Committee of the Board oversees all of Comerica’s risk management, including environmental and social risks. Comerica’s Director of Corporate Sustainability provides annual updates to the Board’s Enterprise Risk Committee, which reviews our value creation approach to corporate sustainability, including areas of progress, challenges and future initiatives.

The Governance, Compensation and Nominating Committee is responsible for determining the constituency of the Board, and looks at diversity of experience, professions, skills, geographic representation and/or backgrounds when evaluating nominees. At the employee level, Comerica supports diversity and inclusion through our Executive Diversity Committee (“EDC”), comprised of our CEO, his leadership team and Comerica’s Chief Diversity Officer. All of Comerica’s EDC members are required to include diversity and inclusion in their annual performance review and to include diversity objectives throughout their lines of business.

Community, diversity and sustainability highlights for 2019 included:

 Board Nominees

The following table provides summary information about each director nominee. Each director nominee will be elected for a one-year term. Directors are elected by a majority of votes cast.

		Director			Committee Memberships				Other Public Company Boards
Name	Age	since	Occupation	Independent	AC	GCNC	ERC	QLCC

Michael E. Collins	68	2016	Chair and Sr. Counselor, Blake Collins Group; Former Consultant, Federal Reserve Bank of Cleveland; and Former EVP, Federal Reserve Bank of Philadelphia	X	X		C	X
Roger A. Cregg	63	2006	Former President & CEO, AV Homes, Inc.	X	F		X	X	Sterling Construction Company, Inc.
T. Kevin DeNicola	65	2006	Former CFO, KIOR, Inc.	X	C, F		X	C
Curtis C. Farmer	57	2018	Chairman, President and CEO, Comerica Inc. and Comerica Bank
Jacqueline P. Kane	67	2008	Retired; Former EVP, Human Resources and Corporate Affairs, The Clorox Company	X		C
Richard G. Lindner	65	2008	Retired; Former SEVP & CFO, AT&T, Inc.	X	F	X		X
Barbara R. Smith	60	2017	Chairman, President & CEO, Commercial Metals Company	IFD		X			Commercial Metals Company
Robert S. Taubman	66	2000	Chairman, President & CEO, Taubman Centers, Inc. and The Taubman Company	X			X		Taubman Centers, Inc.
Reginald M. Turner, Jr.	60	2005	Attorney, Clark Hill	X	X		X	X	Masco Corporation
Nina G. Vaca	48	2008	Chairman & CEO, Pinnacle Technical Resources, Inc. and Vaca Industries Inc.	X		X	X		Cinemark Holdings, Inc.
Michael G. Van de Ven	58	2016	COO, Southwest Airlines Co.	X		X

AC — Audit Committee; C — Chair; ERC — Enterprise Risk Committee; F — Financial expert; GCNC — Governance, Compensation and Nominating Committee; IFD — Independent Facilitating Director; QLCC — Qualified Legal Compliance Committee

 Director Qualifications and Experience

The following table provides an overview of our director nominees’ specific skills, experiences and areas of knowledge that allow the Board to effectively serve and represent the interests of Comerica’s four core constituencies: its shareholders, its customers, the communities it serves and its employees. In addition, directors gain substantial experience through Comerica Board tenure, which involves significant exposure to the complex regulations and changing landscape of the financial services industry.

Summary of Director Qualifications and Experience	Collins	Cregg	DeNicola	Farmer	Kane	Lindner	Smith	Taubman	Turner	Vaca	Van de Ven

Accounting/Finance		✓	✓			✓	✓				✓

Corporate Governance	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Client/Consumer Experience		✓		✓	✓	✓	✓	✓		✓	✓

Legal and Regulatory	✓	✓					✓		✓

Banking Industry	✓	✓		✓	✓

Relevant Geographic Markets		✓	✓	✓	✓	✓	✓	✓	✓	✓	✓

Human Resources					✓		✓			✓

Executive Leadership	✓	✓	✓	✓	✓	✓	✓	✓		✓	✓

Other Public Company Board Service	✓	✓	✓			✓	✓	✓	✓	✓

Real Estate		✓						✓

Risk Management / Cyber Security	✓		✓			✓	✓	✓	✓	✓	✓

Technology Services						✓				✓

COMERICA INCORPORATED

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

APRIL 28, 2020

Date:	April 28, 2020

Time:	9:30 a.m., Central Time

Place:	Comerica Bank Tower 1717 Main Street, 4th Floor Dallas, Texas 75201

We invite you to attend the Comerica Incorporated Annual Meeting of Shareholders for the following purposes:

1.	To elect eleven directors nominated by the Board of Directors for one-year terms expiring in 2021 or upon the election and qualification of their successors;

2.	To ratify the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2020;

3.	To approve a non-binding, advisory proposal approving executive compensation; and

4.	To transact any other business that is properly submitted before the Annual Meeting or any adjournments or postponements of the Annual Meeting.

The record date for the Annual Meeting is February 28, 2020 (the “Record Date”). Only shareholders of record at the close of business on the Record Date can vote at the Annual Meeting. Action may be taken at the Annual Meeting on any of the foregoing proposals on the date specified above or any date or dates to which the Annual Meeting may be adjourned or postponed.

Under rules adopted by the Securities and Exchange Commission, we are providing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. Shareholders of record have been mailed a Notice of Internet Availability of Proxy Materials on or around March 17, 2020, which provides them with instructions on how to vote and how to electronically access the proxy materials on the Internet. It also provides them with instructions on how to request paper copies of these materials, should they so desire. Shareholders of record who previously enrolled in a program to receive electronic versions of the proxy materials will receive an email notice with details on how to access those materials and how to vote.

Comerica will have a list of shareholders who can vote at the Annual Meeting available for inspection by shareholders at the Annual Meeting and, for 10 days prior to the Annual Meeting, during regular business hours at the offices of the Comerica Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, Dallas, Texas 75201.

See the “Admission to the Annual Meeting” section of the proxy statement for information about attending the Annual Meeting in person.

See the “Questions and Answers” section of the proxy statement for a discussion of the difference between a shareholder of record and a street name holder.

Whether or not you plan to attend the Annual Meeting and whether you own a few or many shares of stock, the Board of Directors urges you to vote promptly. Registered holders may vote through the Internet, by telephone or, if you request a copy of a printed proxy card, by completing, dating, signing and returning the proxy card so that your shares may be represented at the Annual Meeting. “Street name” holders must vote their shares in the manner prescribed by their brokerage firm, bank or other nominee. You will find instructions for voting in the “Questions and Answers” section of the proxy statement.

By Order of the Board of Directors,

John D. Buchanan Executive Vice President — Chief Legal Officer, and Corporate Secretary

March 17, 2020

Comerica Incorporated

Comerica Bank Tower

1717 Main Street

Dallas, Texas 75201

2020 PROXY STATEMENT

QUESTIONS AND ANSWERS

What is a proxy?

A proxy is your authorization for someone else to vote for you in the way that you want to vote. When you complete and submit a proxy card or use the automated telephone voting system or the Internet voting system, you are submitting a proxy. The Board of Directors of Comerica Incorporated (“Comerica,” the “Company” or “we”) is soliciting this proxy. All references in this proxy statement to “you” will mean you, the shareholder, and to “yours” will mean the shareholder’s or shareholders’, as appropriate.

What is a proxy statement?

A proxy statement is a document the United States Securities and Exchange Commission (“SEC”) requires to explain the matters on which you are asked to vote on by proxy and to disclose certain related information. This proxy statement was first made available to shareholders on or about March 17, 2020.

Why am I receiving a Notice of Internet Availability instead of receiving a full set of proxy materials through the mail?

Under rules adopted by the SEC, we are providing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of the proxy statement and annual report. In addition to reducing the amount of paper used in producing these materials, this method lowers the costs associated with mailing the proxy materials to shareholders.

On or about March 17, 2020, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access this proxy statement and our annual report online. If you received a Notice of Internet Availability of Proxy Materials by mail, you will not receive a printed copy of the proxy materials in the mail. The Notice of Internet Availability of Proxy Materials instructs you on how to electronically access and review all of the important information contained in this proxy statement and the annual report, and it provides you with information on voting.

If you received a Notice of Internet Availability of Proxy Materials by mail and would like to receive a paper copy of our proxy materials, follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.

How do I sign up for electronic delivery of proxy materials?

You can choose to receive future proxy statements and annual reports electronically by following the prompt that will appear if you vote through the Internet. Shareholders who choose to view future proxy statements and annual reports through the Internet will receive an email with instructions containing the Internet address of these materials, as well as voting instructions, on approximately the same date that materials are first mailed to shareholders.

If you have not already done so, we ask you to consider signing up to receive these materials electronically in the future by following the instructions when you vote your shares over the Internet. Enrolling in future electronic delivery of these materials reduces Comerica’s printing and mailing expenses and environmental impact.

If you elect to view proxy materials electronically, you enrollment will remain in effect for all shareholder meetings until you cancel it. To cancel, registered shareholders should follow the instructions contained in the Notice of Internet Availability of Proxy Materials about how you may request to receive your materials in printed form on a one-time or ongoing basis.

Who can vote?

Only record holders of Comerica common stock, par value $5.00 per share (“Comerica Common Stock”) at the close of business on February 28, 2020, the Record Date, can vote at the Annual Meeting. Each shareholder of record has one vote, for each share of Comerica Common Stock owned, on each matter presented for a vote at the Annual Meeting.

What is the difference between a shareholder of record and a “street name” holder?

If your shares are registered directly in your name, you are considered the shareholder of record with respect to those shares.

If your shares are held in a stock brokerage account or by a bank or other nominee, then the brokerage firm, bank or other nominee is considered to be the shareholder of record with respect to those shares. However, you still are considered the beneficial owner of those shares, and your shares are said to be held in “street name.” Street name holders generally cannot vote their shares directly and must instead instruct the brokerage firm, bank or other nominee how to vote their shares. See “How can I vote?” below.

How can I vote?

If you are a shareholder of record as of the Record Date (as opposed to a street name holder), you will be able to vote in four ways: in person, by proxy card, by telephone, or by the Internet. On or about March 17, 2020, we mailed to our shareholders of record (other than those who previously requested electronic delivery) a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials and how to submit their proxy via the Internet. Generally, shareholders of record will need information on the Notice of Internet Availability of Proxy Materials or the proxy card to vote. If you previously enrolled in a program to receive electronic versions of Comerica’s annual report and proxy statement instead of receiving printed versions, you will receive an email notice that will provide you with the information you will need to access the proxy materials and vote.

To vote in person, you will need to attend the Annual Meeting to cast your vote. To vote by proxy card, you must request a proxy card from Computershare, Comerica’s transfer agent, using the instructions on the Notice of Internet Availability of Proxy Materials, and complete, sign, date and return the proxy card in the return envelope provided with your proxy card. To vote by using the automated telephone voting system or the Internet voting system, the instructions for shareholders of record are as follows:

TO VOTE BY TELEPHONE: 1-800-652-VOTE (8683)

•	Use any touch-tone telephone to vote your proxy.

•	Have your proxy card or Notice of Internet Availability of Proxy Materials available when you call.

•	Follow the simple instructions the system provides you.

•

You may dial this toll free number at your convenience, 24 hours a day, 7 days a week. The deadline for telephone voting is 11:59 p.m. (Central Time), April 27, 2020. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (Central Time), April 26, 2020.

(OR)

TO VOTE BY THE INTERNET: www.envisionreports.com/CMA, or scan the QR code on the Notice of Internet Availability of Proxy Materials or proxy card

•	Use the Internet to vote your proxy.

•	Have your proxy card or Notice of Internet Availability of Proxy Materials available when you access the website.

•	Follow the simple instructions to obtain your records and create an electronic ballot.

•

You may log on to this Internet site at your convenience, 24 hours a day, 7 days a week. The deadline for Internet voting is 11:59 p.m. (Central Time), April 27, 2020. For shares held in Comerica’s employee benefit plans, the deadline is 11:59 p.m. (Central Time), April 26, 2020.

If you submit a proxy to Comerica before the Annual Meeting, whether by proxy card, by telephone or by Internet, the persons named as proxies will vote your shares as you direct. If no instructions are specified, the proxy will be voted for the eleven directors nominated by the Board of Directors; for the ratification of the appointment of Ernst & Young LLP as independent registered public accounting firm for the fiscal year ending December 31, 2020; and for the non-binding, advisory proposal to approve executive compensation. No other matters are currently scheduled to be acted upon at the Annual Meeting.

You may revoke a proxy at any time before the proxy is exercised by:

(1)	delivering written notice of revocation to the Corporate Secretary of Comerica at the Corporate Legal Department, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201;

(2)	submitting another properly completed proxy card that is later dated;

(3)	voting by telephone at a subsequent time;

(4)	voting by the Internet at a subsequent time; or

(5)	voting in person at the Annual Meeting.

If you hold your shares in “street name,” you must vote your shares in the manner prescribed by your brokerage firm, bank or other nominee. Your brokerage firm, bank or other nominee should have enclosed or otherwise provided a voting instruction card for you to use in directing the brokerage firm, bank or other nominee how to vote your shares. If you hold your shares in street name and you want to vote in person at the Annual Meeting, you must obtain a legal proxy from your broker and present it at the Annual Meeting.

What is a quorum?

There were 140,343,540 shares of Comerica Common Stock issued and outstanding on the Record Date. A majority of the issued and outstanding shares, 70,171,771 shares, present or represented by proxy at the meeting, constitutes a quorum. A quorum must exist to conduct business at the Annual Meeting.

What vote is required?

Directors:             If a quorum exists, the nominees for director receiving a majority of the votes cast (i.e., the number of shares voted “for” a director nominee exceeds the number of votes cast “against” that nominee) will be elected as directors. Votes cast will include only votes cast with respect to shares present in person or represented by proxy at the meeting and entitled to vote and will exclude abstentions. Therefore, shares not present at the meeting, broker non-votes (described below) and shares voting “abstain” have no effect on the election of directors. If the number of nominees exceeds the number of directors to be elected, the directors shall be elected by the vote of a plurality of the shares represented in person or by proxy at the meeting. If a director does not receive the vote of the majority of the votes cast and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board. After taking into account a recommendation by the Governance, Compensation and Nominating Committee and excluding the nominee in question, the Board of Directors will decide and publicly disclose its determination about whether to accept the resignation within 90 days of the certification of the voting results.

Other Proposals:             If a quorum exists, the proposals: (i) to ratify the appointment of Ernst & Young LLP as independent registered public accounting firm and (ii) to approve a non-binding, advisory proposal to approve executive compensation must receive the affirmative vote of a majority of the shares present in person or represented by proxy at the Annual Meeting and entitled to vote on the proposal in question. Therefore, abstentions will have the same effect as voting against the applicable proposal. For the non-binding, advisory proposal to approve executive compensation, broker non-votes will not be counted as eligible to vote on the applicable proposal and, therefore, will have no effect on the outcome of the voting on that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, your shares will not be voted on any proposal on which your broker does not have discretionary authority to vote under the rules of the stock exchange or other organization of which it is a member. In this situation, a “broker non-vote” occurs.

An independent third party, Computershare Trust Company, N.A., will act as the inspector of the Annual Meeting and the tabulator of votes.

Who pays for the costs of the Annual Meeting?

Comerica pays the cost of preparing and printing the proxy statement and soliciting proxies. Comerica will solicit proxies primarily by mail, but may also solicit proxies personally and by telephone, the Internet, facsimile or other means. Comerica will use the services of Innisfree M&A Incorporated, a proxy solicitation firm, at a cost of $15,000 plus out-of-pocket expenses and fees for any special services. Officers and regular employees of Comerica and its subsidiaries may also solicit proxies, but they will not receive additional compensation for soliciting proxies. Comerica also will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their out-of-pocket expenses for forwarding solicitation materials to beneficial owners of Comerica Common Stock.

When are shareholder proposals for the 2021 Annual Meeting due?

To be considered for inclusion in next year’s proxy statement, shareholder proposals must comply with applicable laws and regulations, including Rule 14a-8 promulgated under the Exchange Act, as well as Comerica’s bylaws, and must be submitted in writing to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, and received by November 17, 2020.

Comerica’s bylaws also establish an advance notice procedure with regard to shareholder proposals that are not submitted for inclusion in the proxy statement, but that a shareholder instead wishes to present directly at an Annual Meeting of Comerica’s shareholders. For the 2021 Annual Meeting of Shareholders, notice must be received by Comerica’s Corporate Secretary no later than the close of business on January 28, 2021 and no earlier than the close of business on December 29, 2020. If, however, Comerica moves the Annual Meeting of Shareholders to a date that is more than 30 days before or more than 60 days after the date which is the one-year anniversary of this year’s Annual Meeting date (i.e., April 28, 2021), Comerica’s Corporate Secretary must receive your notice no earlier than the close of business on the 120th day prior to the new Annual Meeting date and no later than the close of business on the later of the 90th day prior to the new Annual Meeting date or the 10th day following the day on which Comerica first made a public announcement of the new Annual Meeting date.

Comerica’s bylaws contain additional requirements for shareholder proposals. A copy of Comerica’s bylaws can be obtained by making a written request to the Corporate Secretary.

How can shareholders nominate persons for election as directors at the 2021 Annual Meeting?

All shareholder nominations of persons for election as directors at the 2021 Annual Meeting of Shareholders must comply with applicable laws and regulations, as well as Comerica’s bylaws, and must be submitted in writing to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201.

Under Comerica’s bylaws, shareholders of Comerica must provide advance notice to Comerica’s Corporate Secretary if they wish to nominate persons for election as directors at an Annual Meeting of Comerica’s Shareholders. For the 2020 Annual Meeting of Shareholders, written notice must be received by Comerica’s Corporate Secretary no later than the close of business on January 28, 2021 and no earlier than the close of business on December 29, 2020.

If, however, Comerica moves the Annual Meeting of Shareholders to a date that is more than 30 days before or more than 60 days after the date that is the one-year anniversary of this year’s Annual Meeting date (i.e., April 28, 2021), or if a special meeting of shareholders is called for the purpose of electing directors, Comerica’s Corporate Secretary must receive your notice no earlier than the close of business on the 120th day prior to the meeting date and no later than the close of business on the later of the 90th day prior to the meeting date or the 10th day following the day on which Comerica first made a public announcement of the meeting date (and, in the case of a special meeting, of the nominees proposed by the Board of Directors to be elected at such meeting).

If Comerica increases the number of directors to be elected to the Board at the Annual Meeting and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board at least 100 days prior to the first anniversary of the immediately preceding year’s Annual Meeting, then Comerica will consider your notice timely (but only with respect to nominees for any new positions created by such increase) if Comerica’s Corporate Secretary receives your notice no later than the close of business on the 10th day following the day on which Comerica first makes the public announcement of the increase in the number of directors.

In addition, Article III, Section 12 of the bylaws requires a nominee for election or re-election as a director of Comerica to complete and deliver to the Corporate Secretary (in accordance with the time periods described above, in the case of director nominations by shareholders) a written questionnaire prepared by Comerica with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made.

A nominee also must make certain representations and agree that he or she (A) will abide by the requirements of Article III, Section 13 of the bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of Comerica, he or she will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Comerica or (2) any Voting Commitment that could limit or interfere with his or her ability to comply, if elected as a director of Comerica, with his or her fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Comerica with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Comerica, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Comerica.

You may receive a copy of Comerica’s bylaws specifying the advance notice and additional requirements for shareholder nominations by making a written request to the Corporate Secretary.

Does Comerica have a Code of Ethics?

Yes, Comerica has a Code of Business Conduct and Ethics for Employees, which applies to employees and agents of Comerica and its subsidiaries and affiliates, as well as a Code of Business Conduct and Ethics for Members of the Board of Directors. Comerica also has a Senior Financial Officer Code of Ethics that applies to the Chief Executive Officer, Chief Financial Officer, Chief Accounting Officer and Treasurer. The Code of Business Conduct and Ethics for Employees, the Code of Business Conduct and Ethics for Members of the Board of Directors and the Senior Financial Officer Code of Ethics are available on Comerica’s website at www.comerica.com. Copies of such codes can also be obtained in print by making a written request to the Corporate Secretary.

A copy of Comerica’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019, as filed with the Securities and Exchange Commission, may be obtained without charge upon written request to the Corporate Secretary, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on April 28, 2020.

The proxy statement and annual report to security holders are available at www.envisionreports.com/CMA.

PROPOSAL I SUBMITTED FOR YOUR VOTE

ELECTION OF DIRECTORS

The Board of Directors recommends that you vote “FOR”

the candidates for director.

Election of Directors. Comerica’s Board of Directors currently has eleven members, and directors are elected annually for terms of one year. Based on the recommendation of the Governance, Compensation and Nominating Committee, the Board has nominated all of Comerica’s current directors to serve another term or until their successors are elected and qualified.

The Board has chosen to nominate Comerica’s current directors based on their unique expertise, experiences, perspectives and leadership skills.

Our nominees include individuals who:

•	Are experienced in leading complex, highly-regulated companies (including banks and other financial services entities)
•	Have served in a variety of leadership roles on boards and management teams of U.S. public companies
•	Have significant regulatory and risk management experience
•	Have extensive experience in the geographic areas in which we operate
•	Understand Comerica’s business and unique position in the banking industry

The current directors are the only nominees, and each of them has been previously elected by the shareholders. Each of the nominees has consented to his or her nomination and has agreed to serve as a director of Comerica, if elected. Proxies cannot be voted for a greater number of people than the number of nominees named.

If any director is unable to stand for re-election, Comerica may vote the shares to elect any substitute nominees recommended by the Governance, Compensation and Nominating Committee, and it is intended that such shares represented by proxy, if given and unless otherwise specified therein, will be voted FOR the remaining nominees and substitute nominee or nominees so designated. If any such substitute nominees are so designated, Comerica would expect to provide supplemental proxy materials that, as applicable, identify the substitute nominees, disclose that such nominees have consented to being named in Comerica’s proxy materials and to serve if elected, and include biographical and other information about such nominees to the extent required by the rules of the SEC. If the Governance, Compensation and Nominating Committee does not recommend any substitute nominees, the number of directors to be elected at the Annual Meeting may be reduced by the number of nominees who are unable to serve.

Further information regarding the Board and the nominees begins directly below.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE DIRECTOR CANDIDATES LISTED BELOW.

INFORMATION ABOUT NOMINEES

The following section provides information as of March 17, 2020 about each nominee for election as a director.

The information provided includes the age of each nominee or incumbent director; the nominee’s or incumbent director’s principal occupation, employment and business experience during the past five years, including employment with Comerica and Comerica Bank, a wholly-owned subsidiary of Comerica, as well as other professional experience; other public company or registered investment company directorships during the past five years; and the year in which the nominee or incumbent director became a director of Comerica.

Michael E. Collins	Director since 2016

Mr. Collins, 68, has served as the Chair and Senior Counselor of Blake Collins Group, a public relations and communications firm, since July 2013. He was an advisor to The Bancorp, Inc., a financial services institution, from July 2013 to November 2016. He also served as a consultant to the Federal Reserve Bank of Cleveland, a bank regulator, from November 2014 to March 2015 and as Executive Vice President and Lending Officer of the Federal Reserve Bank of Philadelphia, a bank regulator, from June 2009 to June 2011, where he worked in various capacities beginning in 1974. He was the President and Chief Executive Officer of TD Bank USA, a financial services institution, from March 2013 to July 2013 and Executive Vice President of TD Bank Group, a group of affiliated financial services entities, where he managed audit, legal, compliance, anti-money laundering, regulatory, loan review and government affairs functions from November 2011 to July 2013. He also was Executive Vice President of TD Bank Group and Strategic Advisor to TD Bank USA from September 2011 to October 2011. He was a director of Higher One Holdings, Inc. from April 2015 to August 2016.

As a former banking and finance executive with nearly 40 years of regulatory experience, including service with the Federal Reserve Banks of Cleveland and Philadelphia, Mr. Collins brings to the Board a number of key skills, including a strong background in risk management and relevant business management experience, as well as a deep understanding of the financial services industry, including bank regulation. As the Chair of our Enterprise Risk Committee, his experience in identifying, assessing, and managing risk exposures of large, complex financial firms allows Mr. Collins to provide invaluable insight to Comerica.

Roger A. Cregg	Director since 2006

Mr. Cregg, 63, was President, Chief Executive Officer and a director of AV Homes, Inc., a developer and homebuilder in Florida, Arizona and North Carolina, from December 2012 to October 2018. From August 2011 through November 2012, he served as Senior Vice President of Finance and Chief Financial Officer of The ServiceMaster Company, a residential and commercial service company. He served as Executive Vice President of PulteGroup, Inc. (formerly known as Pulte Homes, Inc.), a national homebuilding company, from May 2003 to May 2011 and Chief Financial Officer of PulteGroup, Inc. from January 1998 to May 2011. He served as Senior Vice President of PulteGroup, Inc. from January 1998 to May 2003. He was a director of the Federal Reserve Bank of Chicago, Detroit Branch, from January 2004 to December 2009 and served as Chair from January to December 2006. He has been a director of Sterling Construction Company, Inc. since May 8, 2019.

As the former Chief Executive Officer and Chief Financial Officer of public companies, Mr. Cregg has demonstrated leadership capability and extensive knowledge of complex financial and operational issues.

T. Kevin DeNicola	Director since 2006

Mr. DeNicola, 65, served as Chief Financial Officer of KIOR, Inc., a biofuels company, from November 2009 to January 2011. He was Senior Vice President and Chief Financial Officer of KBR, Inc., a global engineering, construction and services company, from June 2008 until October 2009. From June 2002 to January 2008, he was Senior Vice President and Chief Financial Officer of Lyondell Chemical Company, a global manufacturer of basic chemicals. Mr. DeNicola also served as Senior Vice President and Chief Financial Officer of Equistar Chemicals, LP and Millennium Chemicals Inc., both subsidiaries of Lyondell Chemical Company, from June 2002 to January 2008. In January 2009, Lyondell Chemical Company and certain of its subsidiaries, including Equistar Chemicals, LP and Millennium Chemicals Inc., filed voluntary petitions for reorganization under Chapter 11 of the United States Bankruptcy Code. Lyondell emerged from bankruptcy in April 2010. He was also a director of Axiall Corporation (formerly Georgia Gulf Corporation) from September 2009 to August 2016. He is a licensed CPA.

Mr. DeNicola is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of public companies makes him a valuable asset, both on our Board of Directors and as the Chair of our Audit Committee. Mr. DeNicola’s positions have provided him with a wealth of knowledge in dealing with financial and accounting matters. The depth and breadth of his exposure to complex financial issues make him a skilled advisor.

Curtis C. Farmer	Director since 2018

Mr. Farmer, 57, has been Chairman (since January 2020); Chief Executive Officer (since April 2019); President (since April 2015); Vice Chairman (April 2011 to April 2015) and Executive Vice President (October 2008 to April 2011) of Comerica Incorporated and Comerica Bank. Prior to joining Comerica, Mr. Farmer served as Executive Vice President and Wealth Management Director of Wachovia Corporation from October 2005 to October 2008. During his 23 years of service to Wachovia, he held a variety of positions of increasing scope and responsibility.

Mr. Farmer is an experienced financial services executive who has been nominated to serve on the Board because of his extensive skills and institutional knowledge in the areas of business and consumer banking. As Chairman, President and CEO of Comerica, he has a deep understanding of all aspects of Comerica’s core businesses and markets, and has also supervised Comerica’s credit, marketing, enterprise technology and operations functions. Mr. Farmer successfully executed GEAR Up initiatives to drive market share, increase non-interest income and improve operational efficiencies, for instance, the End-to-End Credit Redesign, which involved enhancing consistency across divisions, expanding revenue through key contracts and alliances, and improved risk management oversight. He also has broad experience in wealth management and leadership through his long tenure at Wachovia Corporation.

Jacqueline P. Kane	Director since 2008

Ms. Kane, 67, is retired. She served as Executive Vice President, Human Resources and Corporate Affairs, from February 2015 to January 2016, Senior Vice President, Human Resources and Corporate Affairs, from December 2004 to February 2015, Senior Vice President, Human Resources from June 2004 to December 2004, and Vice President, Human Resources from March 2004 to May 2004 for The Clorox Company, a manufacturer and marketer of consumer products. From March 2003 to January 2004, she was Vice President, Human Resources and Executive Leadership for The Hewlett-Packard Company, a technology company. Prior to her role at The Hewlett-Packard Company, Ms. Kane spent 22 years in human resources in the financial services industry.

As a former senior executive with experience in human resources, including compensation matters, as well as experience in several of our key geographic markets, Ms. Kane has a unique and insightful perspective to offer the Board. As Chair of our Governance, Compensation and Nominating Committee, she is able to use her experience and perspectives to offer best practices advice.

Richard G. Lindner	Director since 2008

Mr. Lindner, 65, is retired. He served as Senior Executive Vice President and Chief Financial Officer of AT&T, Inc. (formerly SBC Communications, Inc.), a telecommunications company, from May 2004 to June 2011. From October 2000 to May 2004, he was the Chief Financial Officer of Cingular Wireless LLC (now AT&T Mobility LLC), a wireless telecommunications company. From October 2002 to March 2007, he served as a director of Sabre Holdings.

As the former Chief Financial Officer of AT&T, Inc., Mr. Lindner has demonstrated leadership capability and extensive knowledge of complex financial and operational issues facing large organizations. In addition, Mr. Lindner is able to draw upon, among other things, his knowledge of several of our key geographic markets that he has gained through experience in the telecommunications industry.

Barbara R. Smith	Director since 2017

Ms. Smith, 60, has been President, Chief Executive Officer and a director of Commercial Metals Company, a manufacturer, recycler and marketer of steel and metal products, since September 2017, and Chairman since January 2018. She joined Commercial Metals Company as Senior Vice President and Chief Financial Officer in 2011 and served in that capacity until she was promoted to Chief Operating Officer in 2016 and President and Chief Operating Officer in January 2017. Previously, she served as Vice President and Chief Financial Officer of Gerdau Ameristeel from 2007-2011 and as Treasurer from 2006-2007. She also served as Senior Vice President and Chief Financial Officer of FARO Technologies, Inc. from February 2005 to July 2006. During the more than 20 prior years, Ms. Smith held positions of increasing financial leadership with Alcoa Inc. She was a director of Minerals Technologies Inc. from 2011 to July 2017, where she served as Chair of the Audit Committee and a member of the Compensation Committee.

Ms. Smith brings to the Board a number of key skills, including relevant business leadership and management experience, expertise in geographic markets in which Comerica has a presence, including our headquarters market, and significant financial expertise garnered through the chief financial officer and treasury roles she has held during her professional career. Additionally, her strong leadership experience is instrumental in her service as Facilitating Director.

Robert S. Taubman	Director since 2000(1)

Mr. Taubman, 66, has been Chairman of Taubman Centers, Inc., a real estate investment trust that owns, develops and operates regional shopping centers nationally, since December 2001 and has been President and Chief Executive Officer of Taubman Centers, Inc., since August 1992. He has been Chairman of The Taubman Company, a shopping center management company engaged in leasing, management and construction supervision, since December 2001 and has been President and Chief Executive Officer of The Taubman Company since September 1990. He was a director of Sotheby’s Holdings, Inc. from 2000 until his retirement in May 2016, and has served as a director of Taubman Centers, Inc. since 1992.

As an executive involved in real estate development and operations, Mr. Taubman has demonstrated leadership capability and brings key experience in the real estate sector. He also brings insight through experience in many of Comerica’s geographic markets.

Reginald M. Turner, Jr.	Director since 2005

Mr. Turner, 60, has been an attorney with Clark Hill, a law firm, since April 2000 and has served on the firm’s Executive Committee since January 2016. He has been a director of Masco Corporation since March 1, 2015. Mr. Turner is active in public service and with civic and charitable organizations, serving in leadership positions with the American Bar Association, the Detroit Public Safety Foundation, the Detroit Institute of Arts, the Community Foundation for Southeast Michigan and the Hudson-Webber Foundation.

As a lawyer, Mr. Turner has a unique legal and risk management perspective to offer the Board. He also has extensive involvement and experience in community affairs.

Nina G. Vaca(2)	Director since 2008

Ms. Vaca, 48, has been Chairman and Chief Executive Officer of Pinnacle Technical Resources, Inc., a global workforce solutions provider offering staffing, managed services, payrolling and independent contractor compliance and a proprietary talent platform, since she founded the company in October 1996. She also has been Chairman and Chief Executive Officer of Vaca Industries Inc., a privately-held management company, since April 1999. She has been a director of Cinemark Holdings, Inc. since November 2014 and also served as a director of Kohl’s Corporation from March 2010 to May 2019. In 2014, the Obama Administration appointed Ms. Vaca as a Presidential Ambassador for Global Entrepreneurship. Ms. Vaca is also a Henry Crown Fellow at the Aspen Institute and a lifetime member of the Council on Foreign Relations.

As a chief executive officer with experience in talent solutions, managed services and information technology, as well as successful entrepreneurial endeavors in the U.S. and abroad, Ms. Vaca offers a unique and insightful perspective to the Board.

Michael G. Van de Ven	Director since 2016

Mr. Van de Ven, 58, has been Chief Operating Officer of Southwest Airlines Co., a passenger airline, since May 2008. Previously, he served as Executive Vice President from May 2008 to January 2017, Chief of Operations from September 2006 to May 2008, Executive Vice President Aircraft Operations from November 2005 through August 2006, and Senior Vice President Planning from August 2004 to November 2005. He joined Southwest in 1993 and held various positions and responsibilities for the airline including financial planning and analysis, fleet planning, aircraft operations and schedule planning. He also served as senior audit manager for Ernst & Young LLP for 9 years ending in 1993 and is a licensed CPA.

Mr. Van de Ven brings to the Board a number of key skills, including relevant business management experience, a strong background in risk management, expertise in geographic markets in which Comerica has a presence, particularly our headquarters market, and a deep understanding of financial planning and accounting, among others.

Footnotes:

(1)

Mr. Taubman became a director of Manufacturer’s Bank, N.A. or its predecessors in 1987. He became a director of Comerica Bank in 1992 when it merged with Manufacturer’s Bank, N.A. He resigned as a director of Comerica Bank in 2000, when he became a director of Comerica.

(2)	Professional name of Ximena G. Humrichouse.

BOARD AND COMMITTEE GOVERNANCE

Annual Elections.    Comerica’s directors are elected each year by the shareholders at the Annual Meeting, to hold office until the next Annual Meeting and until their successors are elected and qualified.

Majority Voting Standard.    In an election of directors where the number of nominees does not exceed the number of directors to be elected, each director must receive the vote of the majority of the votes cast with respect to that director. If a director does not receive the vote of the majority of the votes cast and no successor has been elected at such meeting, the director will promptly tender his or her resignation to the Board.

Annual Self-Evaluation.    The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively. The Governance, Compensation and Nominating Committee reviews the self-evaluation process. A report is made to the Board on the assessment of the performance of the Board and its committees.

Overboarding Limit.    To ensure that our directors have sufficient time to devote to Comerica and its shareholders, our directors may not serve on more than three public company boards in addition to the Comerica Board, and members of Comerica’s Audit Committee may not serve on more than two other public company audit committees.

Nominee Selection Process.    In identifying candidates for nomination as directors, the Governance, Compensation and Nominating Committee considers the individual’s specific qualities and skills. Criteria for assessing nominees include a potential nominee’s ability to represent the interests of Comerica’s four core constituencies: its shareholders, its customers, the communities it serves and its employees. Minimum qualifications for a director nominee are experience in those areas that the Board determines are necessary and appropriate to meet the needs of Comerica, including leadership positions in public companies, small or middle market businesses, or not-for-profit, professional/regulatory or educational organizations.

For those proposed director nominees who meet the minimum qualifications, the Governance, Compensation and Nominating Committee then assesses the proposed nominee’s specific qualifications, evaluates his or her independence, and considers other factors, including skills, geographic location, considerations of diversity, standards of integrity, memberships on other boards (with a special focus on director interlocks), and ability and willingness to commit to serving on the Board for an extended period of time and to dedicate adequate time and attention to the affairs of Comerica as necessary to properly discharge his or her duties. Considerations of diversity can include seeking nominees with a broad diversity of experience, professions, skills, geographic representation and/or backgrounds. The Governance, Compensation and Nominating Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all prospective nominees. Nominees are not discriminated against on the basis of race, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

In addition, Article III, Section 12 of the bylaws requires a nominee for election or re-election as a director of Comerica to complete and deliver to the Corporate Secretary a written questionnaire prepared by Comerica with respect to the background and qualification of the person and, if applicable, the background of any other person or entity on whose behalf the nomination is being made. All of the director nominees completed the required questionnaire.

A nominee also must make certain representations and agree that he or she (A) will abide by the requirements of Article III, Section 13 of the bylaws (concerning, among other things, the required tendering of a resignation by a director who does not receive a majority of votes cast in an uncontested election), (B) is not and will not become a party to (1) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how, if elected as a director of Comerica, he or she will act or vote on any issue or question (a “Voting Commitment”) that has not been disclosed to Comerica or (2) any Voting Commitment that could limit or interfere with his or her ability to comply, if elected as a director of Comerica, with his or her fiduciary duties under applicable law, (C) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than Comerica with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a director that has not been disclosed, and (D) in his or her individual capacity and on behalf of any person or entity on whose behalf the nomination is being made, would be in compliance, if elected as a director of Comerica, and would comply with all applicable publicly disclosed corporate governance, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of Comerica. All of the director nominees made the foregoing representations and agreements.

The Governance, Compensation and Nominating Committee does not have a separate policy for consideration of any director candidates recommended by shareholders. Instead, the Governance, Compensation and Nominating Committee considers any candidate meeting the requirements for nomination by a shareholder set forth in Comerica’s bylaws (as well as applicable laws and regulations) in the same manner as any other director candidate. The Governance, Compensation and Nominating Committee believes that requiring shareholder recommendations for director candidates to comply with the requirements for nominations in accordance with Comerica’s bylaws ensures that the Governance, Compensation and Nominating Committee receives at least the minimum information necessary for it to begin an appropriate evaluation of any such director nominee.

Board Refreshment. The Governance, Compensation and Nominating Committee maintains an ongoing board refreshment process by identifying additional skills and expertise needed on the Board, and periodically uses a third-party search firm for the purpose and function of identifying potential director nominees.

Shareholder Engagement. Comerica is committed to acting in the best interests of its shareholders, and as part of this commitment, members of management actively engage with the Company’s shareholders in order to fully understand their viewpoints concerning the Company, to garner feedback on areas for improvement, and to help our shareholders better understand our performance and long-term strategic plan. For example, Comerica’s management has committed to a shareholder that it will recommend to the Board of Directors of Comerica that it adopt bylaw amendments implementing proxy access, with such amendments to be effective no later than the 2021 annual meeting of shareholders of Comerica.

COMMITTEES AND MEETINGS OF DIRECTORS

The Board has several committees, as described below. The names of the directors currently serving on the committees and the committee chairs, where applicable, are also set forth in the chart. The current terms of the various standing committee members expire in April 2020.

AUDIT COMMITTEE

Committee Chair:  T. Kevin DeNicola

Other Committee Members:

Michael E. Collins

Roger A. Cregg

Richard G. Lindner

Reginald M. Turner, Jr.

Meetings held in 2019:  13

•   All members are independent and financially literate in accordance with New York Stock Exchange (“NYSE”) requirements

•   The Board of Directors has determined that Mr. DeNicola, Mr. Cregg and Mr. Lindner are audit committee financial experts in accordance with SEC rules

•   None of the members of the Audit Committee serve on the audit committees of more than three public companies

•   Governed by a Board-approved Charter

This committee is responsible, among other things, for providing assistance to the Board by overseeing: (i) the integrity of Comerica’s financial statements; (ii) Comerica’s compliance with legal and regulatory requirements; (iii) the independent registered public accounting firm’s qualifications and independence; and (iv) the performance of Comerica’s internal audit function and independent registered public accounting firm, including with respect to both bank and non-bank subsidiaries; and by preparing the “Audit Committee Report” found in this proxy statement.

A current copy of the charter of the Audit Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

ENTERPRISE RISK COMMITTEE

Committee Chair:  Michael E. Collins

Other Committee Members:

Roger A. Cregg

T. Kevin DeNicola

Robert S. Taubman

Reginald M. Turner, Jr.

Nina G. Vaca

Meetings held in 2019:  4

•   All members are independent

•   Mr. Collins has been designated the Board’s risk expert

•   Governed by a Board-approved Charter

This committee has responsibility for the risk-management policies of Comerica’s operations and oversight of the operation of Comerica’s risk-management framework.

A current copy of the charter of the Enterprise Risk Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

GOVERNANCE, COMPENSATION AND NOMINATING COMMITTEE

Committee Chair:  Jacqueline P. Kane

Other Committee Members:

Richard G. Lindner

Barbara R. Smith

Nina G. Vaca

Michael G. Van de Ven

Meetings held in 2019:  8

•   All members are independent

•   Governed by a Board-approved Charter

This committee, among other things, establishes Comerica’s executive compensation policies and programs, administers Comerica’s 401(k), stock, incentive, pension and deferral plans, monitors compliance with laws and regulations applicable to the documentation and administration of Comerica’s employee benefit plans, monitors the effectiveness of the Board, oversees corporate governance issues and periodically reviews succession plans for key officers of Comerica and reports to the Board on succession planning. Among its various other duties, this committee reviews and recommends to the full Board candidates to become Board members, develops and administers performance criteria for members of the Board, and oversees matters relating to the size of the Board, its committee structure and assignments, and the conduct and frequency of Board meetings. The Governance, Compensation and Nominating Committee also oversees the discussion, review and evaluation of our compensation plans as described below. This committee may delegate its authority to a subcommittee of its members and may allow limited delegations to management.

A current copy of the charter of the Governance, Compensation and Nominating Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

QUALIFIED LEGAL COMPLIANCE COMMITTEE

Committee Chair: T. Kevin DeNicola

Other Committee Members:

Michael E. Collins

Roger A. Cregg

Richard G. Lindner

Reginald M. Turner, Jr.

Did not meet in 2019

•  All members are independent

•  Governed by a Board-approved Charter

This committee assists the Board in promoting the best interests of Comerica by reviewing evidence of potential material violations of securities law or breaches of fiduciary duties or similar violations by Comerica or any officer, director, employee, or agent thereof, providing recommendations to address any such violations, and monitoring Comerica’s remedial efforts with respect to any such violations.

A current copy of the charter of the Qualified Legal Compliance Committee is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

Board and Committee Meetings.    There were six regular meetings of the Board and 25 meetings of the various committees and subcommittees of the Board during 2019. All director nominees and all incumbent directors attended at least seventy-five percent (75%) of the aggregate number of meetings held by the Board and all the committees of the Board on which the respective directors served.

Comerica expects all of its directors to attend the Annual Meeting except in cases of illness, emergency or other reasonable grounds for non-attendance. All of the twelve Board members serving at the time of the 2019 Annual Meeting attended the 2019 Annual Meeting.

NON-MANAGEMENT DIRECTORS AND COMMUNICATION WITH THE BOARD

The non-management directors meet at regularly scheduled executive sessions without management. Every year, the non-management directors elect a Facilitating Director, for a one-year term, to lead such sessions. Currently, Barbara R. Smith is the Facilitating Director at such sessions. Interested parties may communicate directly with Ms. Smith or with the non-management directors as a group by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, Attn: Non-Management Directors. Alternatively, shareholders may send communications to the full Board by sending written correspondence, delivered via United States mail or courier service, to: Secretary of the Board, Comerica Incorporated, Comerica Bank Tower, 1717 Main Street, MC 6404, Dallas, Texas 75201, Attn: Full Board of Directors. The Board of Directors’ current practice is that the Secretary will relay all communications received to the Facilitating Director, in the case of communications to non-management directors, and to the Chairman of the Board, in the case of communications to the full Board.

BOARD LEADERSHIP STRUCTURE

Our Chief Executive Officer also serves as the Chairman of the Board. Mr. Farmer has provided strong leadership to the Board and management, instilling a clear focus on the Company’s strategy and business plans. The Board has chosen this structure because it believes the Chief Executive Officer serves as a bridge between management and the Board, ensuring that both groups act with a common purpose. Although the Board believes that it is more effective to have one person serve as the Company’s Chairman and Chief Executive, it also believes that it is simultaneously important to have a robust governance structure to ensure a strong and independent Board. All directors, with the exception of the Chairman, are independent as defined under NYSE rules, and the Audit Committee, the Enterprise Risk Committee, the Governance, Compensation and Nominating Committee and the Qualified Legal Compliance Committee are comprised entirely of independent directors. The Board also has an independent Facilitating Director (Ms. Smith) who leads the non-management directors in regularly scheduled executive sessions. As Facilitating Director, Ms. Smith’s duties include, but are not limited to, the following:

•	Presiding at all other meetings of the Board at which the Chairman is not present;

•	Serving as liaison between the Chairman and the independent directors;

•	Approving information sent to the Board;

•	Approving meeting agendas for the Board;

•	Approving meeting schedules for the Board to assure that there is sufficient time for discussion of all agenda items;

•	Having the authority to call meetings of the independent directors; and

•	If requested by major shareholders, ensuring that she is available for consultation and direct communication.

The Facilitating Director position is elected annually by the non-management directors. The Board believes that the Facilitating Director further strengthens the Board’s independence and autonomous oversight of our business as well as Board communication and effectiveness. The executive sessions over which she presides allow non-management directors to discuss issues facing the Company, including matters concerning management, without any members of management present. The role of the Facilitating Director provides the necessary leadership for such discussions and serves as a bridge between the independent directors and the Company’s management team.

ROLE IN RISK OVERSIGHT

Comerica has historically had and continues to pursue a strong risk management culture. We recognize that nearly every action taken as a financial institution requires some degree of risk. Our objective is not to eliminate risk but to give consideration to ensure we take the appropriate risks. Risk management is one of the interlinking pillars of Comerica’s corporate strategy which reinforces its critical role within our organization. In choosing when and how to take risks, we evaluate our capacity for risk and seek to protect our brand and reputation, our financial flexibility, the value of our assets and the strategic potential of our Company. Each year, our Board approves a statement of our Company’s risk appetite, which is used internally to help our Board and management understand our Company’s tolerance for risk in each of the major risk categories and allow for the adaption of those tolerances to align with a changing economic environment.

Governance and oversight of risk management activities are shared by management and our Board as follows:

•

Enterprise Risk Committee.    The Enterprise Risk Committee, as discussed on page 22, oversees policies, procedures and practices relating to credit risk, market risk, liquidity risk, technology risk (including cybersecurity risk), operational risk, strategic risk, financial reporting risk, compliance risk (including compliance with bank regulatory obligations), and other general risks to Comerica and the actions undertaken or to be undertaken to identify, measure, monitor and control such risks. To help discharge its duties, the Enterprise Risk Committee has established the Enterprise-Wide Risk Management Committee.

•

Enterprise-Wide Risk Management Committee.    The Enterprise-Wide Risk Management Committee is principally composed of senior officers and executives representing the different risk areas and business units who are appointed by the Chairman and Chief Executive Officer of the Corporation. It meets at least quarterly and periodically submits a comprehensive risk report to the Enterprise Risk Committee providing its view of Comerica’s risk position.

•

Chief Risk Officer.    Comerica’s Chief Risk Officer, Jay K. Oberg, reports directly to Comerica’s Chairman and Chief Executive Officer and to the Enterprise Risk Committee. He is responsible for overseeing risk on an enterprise-wide basis. This includes ongoing compliance with policies and procedures relating to risk management governance, risk management procedures, and risk control infrastructure, and monitoring compliance with such policies and procedures, among other responsibilities.

•

Board Risk Expert.    Michael E. Collins, the Chair of the Enterprise Risk Committee, has been designated the Board’s risk expert. As a former banking and finance executive with nearly 40 years of regulatory experience, including service with the Federal Reserve Banks of Cleveland and Philadelphia, Mr. Collins has experience identifying, assessing, and managing risk exposures of large, complex financial firms.

•

Audit Committee.    In addition to providing oversight of our financial statements and compliance with legal and regulatory requirements, the Audit Committee plays a key role in risk management through the validation and oversight of our internal controls, policies and procedures to ensure their effectiveness.

•

General Auditor.    Comerica’s General Auditor, Christine M. Moore, reports directly to Comerica’s Chairman and Chief Executive Officer and to the Audit Committee. She is responsible for evaluating and opining on the effectiveness of Comerica’s internal controls, policies and procedures.

•

Governance, Compensation and Nominating Committee.    The Governance, Compensation and Nominating Committee provides information on the risks associated with the Company’s compensation programs. A more detailed discussion of the Governance, Compensation and Nominating Committee’s evaluation of risk and compensation programs can be found on pages 65 to 67.

Each of the Enterprise Risk Committee, the Audit Committee and the Governance, Compensation and Nominating Committee reports regularly to the full Board. The Board believes that Comerica has the appropriate leadership to help ensure effective risk oversight. This risk leadership includes our Chief Risk

Officer, our Chairman and Chief Executive Officer, our independent Facilitating Director, the Board, various committees of the Board, and various management committees.

TRANSACTIONS WITH RELATED PERSONS

Review of Transactions with Related Persons

Comerica has adopted a Regulation O Policy and Procedure document to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members, as well as 10% or greater shareholders, and the related interests of any of the foregoing. Under the policy and procedure, extensions of credit that exceed regulatory thresholds must be approved by the board of the appropriate subsidiary bank.

In addition to loan transactions that are covered by Regulation O, the Board has also adopted a policy setting forth procedures for the review, approval, and monitoring of other transactions greater than $120,000 involving Comerica and related persons (directors, director nominees, executive officers, 5% shareholders and immediate family members or primary business affiliations of such persons). Under the policy, the Governance, Compensation and Nominating Committee is responsible for reviewing and approving or ratifying all transactions involving related persons. Directors may not vote on a related party transaction in which he or she or any member of his or her immediate family is a related person, but the director may participate in some or all of the Committee’s discussions. The policy also permits the Chair of the Governance, Compensation and Nominating Committee to review and, if deemed appropriate, approve proposed related-person transactions that arise between Committee meetings, in which case they will be reported to the full Committee at its next meeting.

The policy also contains a list of categories of transactions involving related persons that need not be brought to the Governance, Compensation and Nominating Committee for approval. These include transactions involving brokerage, banking, insurance, investment advisory or asset management services, and other financial services we provide to any related person, if the services are provided in the ordinary course of business, on substantially the same terms as those prevailing at the time for comparable services provided to non-affiliates and comply with applicable law, including the Sarbanes-Oxley Act of 2002 and Federal Reserve Board Regulation O.

The Governance, Compensation and Nominating Committee will review the following information when assessing a related party transaction:

•	the related party’s interest in the transaction:

•	the purpose and timing of the transaction;

•	the approximate dollar value of the transaction and the approximate dollar value of the related party’s interest in the transaction;

•	whether the terms of the transaction are fair to Comerica and on the same basis as would apply if the transaction did not involve a related party;

•	Comerica’s business reasons for entering into the transaction;

•	whether the transaction would impair the independence of an outside director or nominee for director;

•	the acceptability of the transaction to Comerica’s regulators;

•	whether the transaction would present an improper conflict of interest for any director, director, nominee for director or executive officer of the Company; and

•	any other relevant information regarding the transaction.

The Regulation O Policy and Procedure and the Related Party Transactions Policy are both in writing.

BlackRock, Inc. (“BlackRock”) reported that it beneficially owns greater than 5% of Comerica’s common stock. In 2019, Comerica paid $327,106 to BlackRock for cash management software in the ordinary course of business. This transaction did not require approval pursuant to the Related Party Transactions Policy.

Banking and Credit Transactions with Executive Officers and Directors

Certain of the executive officers and directors of Comerica, their related entities, and members of their immediate families were customers of and had transactions in the ordinary course of business (including loans and loan commitments, as well as other financial products and services) with banking affiliates of Comerica during 2019 that did not require approval under the Related Party Transactions Policy. Comerica made all loans and commitments in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features. Further, such loans and commitments were all made in accordance with Comerica’s Regulation O Policy and Procedure. Comerica also offers employee discounts to its employees, including executive officers, on certain financial services not involving an extension of credit.

DIRECTOR INDEPENDENCE

The Board of Directors has determined that all non-management directors, currently constituting 91% of the full Board of Directors of Comerica, are independent within the meaning of the listing standards of the NYSE. In making such determination, the Board of Directors has affirmatively determined that the following current directors meet the categorical standards of independence described below and have no material relationship with Comerica (either directly or as a partner, shareholder or officer of an organization that has a relationship with Comerica) other than as a director: Michael E. Collins, Roger A. Cregg, T. Kevin DeNicola, Jacqueline P. Kane, Richard G. Lindner, Barbara R. Smith, Robert S. Taubman, Reginald M. Turner, Jr., Nina G. Vaca and Michael G. Van de Ven. Additionally, all of the Audit Committee members satisfy the independence standards under Exchange Act Rule 10A-3 and NYSE rules, and all of the Governance, Compensation and Nominating Committee members satisfy the independence standards under NYSE rules. The Board of Directors further determined that Curtis C. Farmer is not independent because he is an employee of Comerica.

Categorical Standards

Pursuant to Comerica’s Corporate Governance Guidelines, in no event will a director be considered “independent” if, currently or within the preceding three (3) years:

(i)	the director is or was employed by Comerica;

(ii)	an immediate family member of the director is or was employed by Comerica as an executive officer;

(iii)

the director, or any of his or her immediate family, receives or received more than $120,000 per year in direct compensation from Comerica, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

(iv)

the director or any immediate family member of the director, is or has been a partner or employee of a firm that is or was during the preceding three years Comerica’s internal or external auditor and personally works or worked on Comerica’s audit within that time;

(v)

the director or an immediate family member of the director is or was employed as an executive officer of another company if any of Comerica’s present executives at the same time serves or served on that company’s compensation committee;

(vi)	the director is a current partner or employee of a firm that is Comerica’s internal or external auditor, or any immediate family member of the director is a current partner of such firm; or

(vii)

the director is a current executive officer or an employee, or any of the Director’s immediate family is a current executive officer, of another company (other than a tax exempt charitable organization) that makes payments to or receives payments from Comerica for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Subject to the foregoing, the Corporate Governance Guidelines also state that the following relationships are considered immaterial:

(i)

ordinary lending relationships with the director or any of the director’s related interests, as defined in the Federal Reserve Board’s Regulation O, if, (A) in each such case, the extension of credit was made in the ordinary course of business and is on substantially the same terms as those with non-affiliated persons; (B) in each such case, the extension of credit has been made in compliance with applicable law, including the Federal Reserve Board’s Regulation O, if applicable; (C) in each such case, no material event of default has occurred under the extension of credit; (D) the aggregate amount of the extensions of credit to the Director and all of his or her related interests does not exceed 1% of Comerica’s consolidated assets; and (E) in each such case, the borrower represents to Comerica that, if the borrower is a company or other entity, that a termination of the extension of credit would not reasonably be expected to have a material and adverse effect on the financial condition, results of operations or business of the borrower; or, if the borrower is an individual, that a termination of the extension of credit would not reasonably be expected to have a material and adverse effect on the financial condition of the borrower.

(ii)

ordinary lending relationships entered into in the ordinary course of business between Comerica and any entity, which is not a related interest of a director, that employs a director or any member of a director’s family;

(iii)

other commercial transactions (not including extensions of credit) entered into in the ordinary course of business between Comerica and any entity that employs (a) a director, (b) a director’s spouse or (c) any child of a director who is residing in the director’s home, if the annual sales to, or purchases from, such entity constitute less than 1% of Comerica’s consolidated gross revenues or constitute less than 1% of such entity’s consolidated gross revenues;

(iv)

a director of Comerica serving as a board or trustee member, but not as an executive officer, of a not-for-profit organization that received discretionary charitable contributions in any given year from Comerica or the Comerica Charitable Foundation; and

(v)

a director of Comerica serving as an executive officer of a not-for-profit organization, if the discretionary charitable contributions made to the organization in any given year by Comerica and the Comerica Charitable Foundation, in the aggregate (exclusive of any employee contributions), are less than 5% (or $1,000,000, whichever is greater) of that organization’s consolidated gross revenues.

A current copy of the Corporate Governance Guidelines is available to security holders on Comerica’s website at www.comerica.com or may be obtained in print by making a written request to the Corporate Secretary.

Director Transactions, Relationships or Arrangements by Category or Type

In connection with making its director independence determinations, the Board specifically considered the following relationships and transactions, all of which were deemed immaterial:

•

Loans, extensions of credits and related commitments to certain directors and/or their respective immediate family members, affiliated entities and/or charities with which they are affiliated (Mr. Taubman, Mr. Turner, Ms. Vaca, Mr. Van de Ven) have been made by Comerica Bank in the ordinary course of business, on substantially the same terms (including interest rates and collateral) as those prevailing at the time for comparable transactions with other persons not related to or affiliated with Comerica or its subsidiaries, and the transactions did not involve more than the normal risk of collectability or present other unfavorable features.

•

Banking and financial services (other than extensions of credit) provided by Comerica in the ordinary course of business to certain directors and/or their respective immediate family members, affiliated entities and/or charities with which they are affiliated, on terms and conditions not more favorable than those available to other similarly situated customers.

•

Charitable contributions or other payments in the ordinary course of business by Comerica and/or the Comerica Charitable Foundation to charitable organizations with which a director or immediate family member is affiliated.

•

Other commercial transactions (not including extensions of credit) entered into in the ordinary course of business between Comerica and entities where a director of Comerica serves in an advisory capacity or the director’s spouse is employed as a non-executive officer, where the annual purchases from such entity constitute less than 1% of Comerica’s consolidated gross revenues.

•

Situations in which Comerica serves in a fiduciary capacity for a client needing legal services where it selects, on behalf of its client, a law firm to represent the client. If applicable, the firm with a related pre-existing relationship with the client is typically selected by Comerica (e.g., the firm that drafted a will in which Comerica is named fiduciary of the associated estate). From time to time, this has resulted in the engagement, by the client, of the firm with which Mr. Turner is a member. Mr. Turner is not directly involved in providing these legal services, and any associated fees are paid to the firm from the client’s funds, not from funds belonging to Comerica.

•

Situations in which other members of Mr. Turner’s law firm represent clients in legal matters indirectly or potentially directly adverse to Comerica, such as loans and other commercial transactions (in which his firm represents a borrower), trust administration matters (where Clark Hill might represent a trust or beneficiary and/or act as co-trustee for a trust for which Comerica serves as trustee), real property claims (in which Clark Hill may represent an entity seeking an easement or condemnation with respect to real property in which Comerica holds the mortgage) and bankruptcy litigation (in which his firm represents creditors other than Comerica), and thus receives fees from such parties it represents, but not from Comerica.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2019, Mr. Cregg, Ms. Kane, Mr. Lindner, Ms. Smith, Ms. Vaca and Mr. Van de Ven served as members of the Governance, Compensation and Nominating Committee. No such individual is, or was during 2019, an officer or employee of Comerica or any of its subsidiaries, nor was any such member formerly an officer of Comerica or any of its subsidiaries. No executive officer of Comerica served as a director or member of the compensation committee of another entity, one of whose directors or executive officers served as a member of our Board or a member of the Governance, Compensation and Nominating Committee.

COMPENSATION OF DIRECTORS

The Governance, Compensation and Nominating Committee determines the form and amount of non-employee director compensation and makes a recommendation to the Board of Directors for final approval. In determining director compensation, the Governance, Compensation and Nominating Committee considers the recommendations of Mr. Farmer, as well as information provided by the compensation consultant retained by the Governance, Compensation and Nominating Committee to provide market analyses and consulting services on director compensation matters. When setting director compensation the Governance, Compensation and Nominating Committee targets the median of the peer group. See “Role of the Independent Compensation Consultant” on page 52 for more information about the compensation consultant retained by the Governance, Compensation and Nominating Committee.

Director Compensation Highlights

•  Comerica maintains director stock ownership guidelines encouraging non-employee directors to own at least 5,000 shares of Comerica Common Stock (including restricted stock units) within five years of the date the non-employee director was initially appointed or elected to the Board. Of those 5,000 shares, at least 1,000 shares should be beneficially owned within 12 months of the date the non-employee director was initially appointed to the Board.

¡  As of December 31, 2019, all non-employee directors have met their respective stock ownership guideline levels, based on period of service.

•  Restricted stock units granted to non-employee directors generally vest over a period of three years after the grant date and will be settled in Comerica Common Stock on the later of the first anniversary of the director’s separation from service on the Board and three years after the grant date.

The table below illustrates the compensation structure for non-employee directors in 2019. Employee directors receive no compensation for their Board service. In addition to the compensation described below, each director is reimbursed for reasonable out-of-pocket expenses incurred for travel and attendance related to meetings of the Board of Directors or its committees.

Beginning in October 2019, Comerica’s director compensation model shifted from providing an annual retainer plus payments on a per-meeting basis to a retainer-only model, as shown below. Recognizing that fewer of our peers continue to pay individual meeting fees and to enable committee meetings as may be needed, the Governance, Compensation and Nominating Committee eliminated the practice of paying a fee of $1,500 for each committee meeting, training seminar or briefing session attended. In lieu of these meeting fees, the Governance, Compensation and Nominating Committee increased the annual cash retainer by $40,000 to $100,000 and added an additional retainer for Audit Committee members. The increase in the retainer approximates the amount of meeting fees that would have been payable under the prior structure.

Elements of 2019 Compensation	January 1, 2019 to September 30, 2019	October 1, 2019 to December 31, 2019
Annual Retainer (cash)	$60,000	$100,000
Annual Audit Committee Chair Retainer (cash)	$25,000	$30,000
Annual Enterprise Risk Committee and Governance, Compensation and Nominating Committee Chair Retainer (cash)	$20,000	$25,000
Annual Qualified Legal Compliance Committee Chair Retainer (cash)	$20,000	$20,000
Annual Facilitating Director Retainer (cash)	$25,000	$30,000
Annual Audit Committee Member Retainer (cash)	N/A	$10,000
Board or Committee Meeting Fees — per meeting (cash)	$1,500	N/A
Board-Sponsored Training Seminar Fees — per seminar (cash)	$1,500	N/A
Briefing Fees — per briefing session (cash)	$1,500	N/A
Restricted Stock Unit Award(1)	$105,000

Footnotes:

(1)

On July 23, 2019, each non-employee director received a grant of 1,475 restricted stock units with a fair market value of approximately $105,000 based on the closing stock price on the date of grant, generally vesting over three years following the date of grant.

The following table provides information on the compensation of Comerica’s directors who served at any point during the fiscal year ended December 31, 2019.

2019 Director Compensation Table

Name(1)	Fees Earned or Paid in Cash(2) ($)	Stock Awards(3) ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(4)(5)	All Other Compensation ($)	Total ($)
Michael E. Collins	108,500	105,094	—	—	—	—	213,594
Roger A. Cregg	107,000	105,094	—	—	—	—	212,094
T. Kevin DeNicola	154,750	105,094	—	—	—	—	259,844
Jacqueline P. Kane	106,041	105,094	—	—	—	—	211,135
Richard G. Lindner	139,459	105,094	—	—	—	—	244,553
Barbara R. Smith	91,000	105,094	—	—	—	—	196,094
Robert S. Taubman	82,000	105,094	—	—	—	—	187,094
Reginald M. Turner, Jr.	129,750	105,094	—	—	—	—	234,844
Nina G. Vaca	103,000	105,094	—	—	—	—	208,094
Michael G. Van de Ven	91,000	105,094	—	—	—	—	196,094

Footnotes:

(1)

Employee directors do not receive any compensation with respect to their service on the Board; accordingly, Mr. Babb (who served as a director until December 31, 2019) and Mr. Farmer are not included in this table.

(2)

This column reports the amount of cash compensation earned with respect to the 2019 calendar year for Board and committee service. Comerica pays the applicable retainer and meeting fees to each non-employee director on a quarterly basis.

(3)

This column represents the grant date fair value of restricted stock units granted to non-employee directors in 2019 in accordance with ASC 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2019. The aggregate number of restricted stock units, including dividend equivalents that were reinvested in restricted stock units, outstanding as of December 31, 2019 for non-employee directors who served on the Board during 2019, is as follows: Mr. Collins: 4,070 stock units; Mr. Cregg: 24,993 stock units; Mr. DeNicola: 24,993 stock units; Ms. Kane: 21,126 stock units; Mr. Lindner: 23,531 stock units; Ms. Smith: 2,639 stock units; Mr. Taubman: 28,069 stock units; Mr. Turner: 27,592 stock units; Ms. Vaca: 21,126 stock units; and Mr. Van de Ven: 4,070 stock units. The restricted stock units can be accelerated due to death or disability.

(4)

None of the earnings under the deferred compensation programs are above-market or preferential, so no such amounts are shown in this column. For more details see the “Deferred Compensation Plans” section below. Any 2019 contributions to non-employee director deferred compensation programs are included in the “Fees Earned or Paid in Cash” column, in accordance with SEC rules. This column does not include distributions under non-employee director deferred compensation programs in 2019 since they were reported in fees earned in the previous years.

(5)

Because benefit accruals froze for both of Comerica’s director retirement plans on May 15, 1998, there was no change in the participants’ pension values in 2019. The only non-employee director who served in 2019 and who was covered by the retirement plans is Mr. Taubman.

Director Compensation Plans

Deferred Compensation Plans

Non-employee directors can defer some or all of their cash compensation into either a stock-settled plan — where deferred compensation earns a return based on the return of Comerica Common Stock during the deferral period — or a cash-settled investment fund plan — where deferred compensation earns a return based on broad-based investment funds elected by the director.

Equity Incentive Plans	A total of 350,000 shares of Comerica Common Stock can be issued as stock options, stock appreciation rights, restricted stock, restricted stock units and other equity-based awards under the 2015 Incentive Plan for Non-Employee Directors.

Retirement Plans

No retirement plan is currently offered to non-employee directors.

Mr. Taubman has vested benefits under legacy plans that were terminated in 1998. He will receive a monthly benefit of $1,666.67 for 120 months, payable when he retires from the Board, except in the case of illness or disability. There is no survivor benefit.

PROPOSAL II SUBMITTED FOR YOUR VOTE

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors recommends that you vote “FOR”

the proposal set forth below.

The Audit Committee of Comerica has selected Ernst & Young LLP (“Ernst & Young”), our independent registered public accounting firm, to audit our financial statements for the fiscal year ending December 31, 2020, and recommends that the shareholders vote for ratification of such appointment.

Ernst & Young has served as our independent registered public accounting firm since 1992. The Audit Committee has carefully considered the selection of Ernst & Young as Comerica’s independent registered public accounting firm, and has also considered whether there should be regular rotation of the independent registered public accounting firm. The selection is based on an evaluation of Ernst & Young’s qualifications, experience, quality control processes and results, independence, and past performance. The selection also considers a review of the estimated fees, scope of services, and staffing approach, including coordination of the external auditor’s efforts with our internal audit staff. In conjunction with the mandated rotation of the independent registered public accounting firm’s lead engagement partner, the Audit Committee and its Chairman are involved in the process for selecting Ernst & Young’s lead engagement partner. This rotation process recently occurred, with a new individual assuming the role of lead engagement partner in 2017. The members of the Audit Committee believe that the continued retention of Ernst & Young to serve as Comerica’s independent registered public accounting firm is in the best interests of the Company and its shareholders.

As a matter of good corporate governance, the selection of Ernst & Young is being submitted to the shareholders for ratification. In the event of a negative vote on such ratification, the Audit Committee will reconsider its selection. Even if Ernst & Young is ratified as Comerica’s independent registered public accounting firm by the shareholders, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of Comerica and its shareholders. Representatives of Ernst & Young are expected to be present at the Annual Meeting of Shareholders and will have the opportunity to make a statement if they so desire. The representatives also are expected to be available to respond to appropriate questions from shareholders.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO RATIFY THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees to Independent Registered Public Accounting Firm

The following aggregate fees were billed to Comerica for professional services by Ernst & Young for fiscal years 2019 and 2018.

	2019	2018

Audit Fees	$3,633,654	$2,871,697

Audit-Related Fees	302,369	276,923

Tax Fees	126,248	378,423

All Other Fees	254,165	2,000

	$4,316,436	$3,529,043

Audit Fees

Audit fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the audit of Comerica’s annual consolidated financial statements included in our Annual Reports on Form 10-K, the review of financial statements included in Comerica’s Quarterly Reports on Form 10-Q, and services that are normally provided by Ernst & Young in connection with statutory and regulatory filings or engagements.

Audit-Related Fees

Audit-related fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for the assurance and related services provided by Ernst & Young that are reasonably related to the performance of the audit or review of Comerica’s financial statements. Audit-related fees consisted mainly of the audits of Comerica’s benefit plans and the internal control (SSAE 18 Report) for Comerica’s trust department. The Audit Committee considered whether, and determined that, the provision of these services is compatible with maintaining the independence of Ernst & Young.

Tax Fees

Tax fees consist of fees billed to Comerica and its subsidiaries by Ernst & Young for professional services rendered by Ernst & Young for tax compliance, tax advice and tax planning. Tax fees consisted mainly of consultation on tax planning for Comerica and its subsidiaries, IRS examinations and Form 1120. The Audit Committee considered whether, and determined that, the provision of these services is compatible with maintaining the independence of Ernst & Young.

All Other Fees

Ernst & Young billed Comerica for fees for products and services other than those described in the previous three paragraphs. Those products and services consisted of subscription fees for on-line accounting and tax research tools for both 2019 and 2018 and for an IBOR (interbank offer rate) project in 2019, which provided management with an evaluation of Comerica’s transition process.

Services for Investment Vehicles

In connection with the advisory, management, trustee and similar services that Comerica’s affiliates provide to mutual funds, collective funds and common trust funds, Comerica from time to time selects, and in limited circumstances employs, outside accountants to perform audit and other services for the investment vehicles. In such cases, Comerica typically uses a request-for-proposal process that has resulted in the selection of Ernst & Young, among other independent registered public accounting firms. In addition, Ernst & Young has agreements with financial services companies pursuant to which it may receive compensation for certain transactions, including transactions in which Comerica may participate from time to time, and Ernst & Young also receives fees from time to time from Comerica’s customers when acting on their behalf in connection with lending or other relationships between Comerica’s affiliates and their customers. The fees discussed in this paragraph are not included in the totals provided in the above paragraphs because the fees are generally charged to the investment vehicle, customer or other applicable party, except as noted on the “Fees to Independent Registered Public Accounting Firm” schedule above.

Pre-Approval Policy

The Audit Committee has a policy to review, and, if such services are appropriate in the discretion of the Audit Committee, pre-approve (i) all auditing services to be provided by the independent registered public accounting firm (which may entail providing comfort letters in connection with securities underwritings or statutory audits required for insurance companies for purposes of state law) and (ii) all permitted(1) non-audit services (including tax services) to be provided by the independent registered public accounting firm, provided that pre-approval is not required with respect to non-audit services if (a) the aggregate amount of non-audit services provided to Comerica constitutes not more than 5% of the total amount of revenues paid by Comerica to its auditor during the fiscal year in which the non-audit services are provided; (b) such services were not recognized by Comerica at the time of the engagement to be non-audit services; and (c) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Audit Committee or by one or more members of the Audit Committee who are members of the Board of Directors to whom authority to grant such approvals has been delegated by the Audit Committee. The Audit Committee has authorized its chair to pre-approve such services between Audit Committee meetings. All of the services provided by Ernst & Young for the years ended December 31, 2019 and December 31, 2018 were pre-approved by the Audit Committee under its pre-approval policy.

Footnote:

(1)

For purposes of the foregoing, permitted non-audit services shall not, unless otherwise allowed under applicable laws, include: (i) bookkeeping or other services related to the accounting records or financial statements of Comerica; (ii) financial information systems design and implementation; (iii) appraisal or valuation services, fairness opinions, or contribution-in-kind reports; (iv) actuarial services; (v) internal audit outsourcing services; (vi) management functions or human resources; (vii) broker or dealer, investment adviser, or investment banking services; (viii) legal services and expert services unrelated to the audit; and (ix) any other service that the Public Company Accounting Oversight Board determines, by regulation, is impermissible.

The information contained in the Audit Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, shall not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Comerica specifically incorporates such information by reference, and shall not be otherwise deemed filed under such acts.

AUDIT COMMITTEE REPORT

The Audit Committee oversees Comerica’s financial reporting process on behalf of the Board of Directors and is comprised of all outside directors who are independent within the meaning of, and meet the experience requirements of, the applicable rules of the NYSE and the SEC. In addition to its duties regarding oversight of Comerica’s financial reporting process, including as it relates to the integrity of the financial statements, the independent registered public accounting firm’s qualifications and independence and the performance of the independent registered public accounting firm and Comerica’s internal audit function, the Audit Committee also has sole authority to appoint or replace the independent registered public accounting firm and is directly responsible for the compensation and oversight of the work of the independent registered public accounting firm as provided in Rule 10A-3 under the Securities Exchange Act of 1934. The Audit Committee charter, which was adopted and approved by the Board, specifies the scope of the Audit Committee’s responsibilities and the manner in which it carries out those responsibilities. Management has primary responsibility for the financial statements, reporting processes and system of internal controls. In fulfilling its oversight responsibilities, among other things, the Audit Committee reviewed and discussed the audited financial statements included in Comerica’s Annual Report on Form 10-K with management and the independent registered public accounting firm, including a discussion of the quality, not just the acceptability, of the accounting principles, reasonableness of significant judgments, and clarity of disclosures in the financial statements and a discussion of related controls, procedures, compliance and other matters.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by the statement on Auditing Standards No. 1301, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board.

The Audit Committee also has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the Audit Committee concerning independence. The Audit Committee discussed with the independent registered public accounting firm their independence from management and Comerica, and reviewed and considered whether the provision of non-audit services and receipt of certain compensation by the independent registered public accounting firm are compatible with maintaining the independent registered public accounting firm’s independence. In addition, the Audit Committee reviewed with the independent registered public accounting firm all critical accounting policies and practices to be used.

In reliance on the reviews and discussions referred to above and such other considerations as the Audit Committee determined to be appropriate, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2019 for filing with the SEC.

The Audit Committee

T. Kevin DeNicola, Chairman

Michael E. Collins

Roger A. Cregg

Richard G. Lindner

Reginald M. Turner, Jr.

January 27, 2020

EXECUTIVE OFFICERS

The following table provides information about Comerica’s current executive officers and individuals who have been selected to become executive officers.

Name	Age as of March 17, 2020	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Michael J. Aust	65	Executive Vice President, Retail Bank (since November 2007), Comerica Bank; Executive Vice President (since May 2019), Comerica Incorporated. Mr. Aust plans to retire in May 2020.	May 2019- Present

John D. Buchanan	56	Executive Vice President (since August 2015) and Chief Legal Officer and Corporate Secretary (since January 2016), Comerica Incorporated and Comerica Bank; Senior Vice President, General Counsel and Corporate Secretary (February 2012 to August 2015), Federal Reserve Bank of Dallas (regulatory agency).	2015-Present

Megan D. Burkhart	48	Executive Vice President, Chief Human Resources Officer (since January 2010) and Senior Vice President and Director of Compensation (February 2007 to January 2010), Comerica Incorporated and Comerica Bank.	2010-Present

J. McGregor Carr	52	Executive Vice President, Wealth Management (since March 2020), Comerica Incorporated and Comerica Bank; Senior Managing Director, Southeast Region (October 2017 to February 2020) and Regional Managing Director (2008 to October 2017), Wells Fargo Bank, N.A.	March 2020-Present

Melinda A. Chausse	54	Executive Vice President (since August 2010), Executive Director of Commercial Underwriting (since February 2017) and Executive Director, Business Banking (July 2013 to February 2017), Comerica Bank; will be Executive Vice President and Chief Credit Officer, Comerica Incorporated and Comerica Bank, as of May 1, 2020.	Effective May 1, 2020

Name	Age as of March 17, 2020	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Megan D. Crespi	46	Executive Vice President and Chief Enterprise Technology & Operations Services Officer (effective March 23, 2020), Comerica Incorporated and Comerica Bank; Chief Technology Officer (November 2018 to March 2020) and Chief Information Officer — Auto Finance (August 2014 to October 2018), Ally Financial.	Effective March 23, 2020

Curtis C. Farmer	57	Chairman (since January 2020), President (since April 2015) and Chief Executive Officer (since April 2019); Vice Chairman (April 2011 to April 2015) and Executive Vice President (October 2008 to April 2011), Comerica Incorporated and Comerica Bank. Director of Comerica Incorporated since July 2018.	2008-Present

Peter W. Guilfoile	59	Executive Vice President and Chief Credit Officer (since February 2015), Comerica Incorporated and Comerica Bank; Executive Vice President, National Credit Administration Manager (May 2013 to January 2015) and Senior Vice President and Chief Credit Officer — Western Market (March 2009 to August 2013), Comerica Bank. Mr. Guilfoile plans to retire in 2020.	2015-Present

James J. Herzog	57	Chief Financial Officer (since February 2020) and Executive Vice President (since November 2011), Interim Chief Financial Officer (September 2019 to February 2020) and Treasurer (November 2011 to February 2020), Comerica Incorporated and Comerica Bank.	September 2019-Present

Cassandra M. McKinney	59	Senior Vice President, Retail Bank (since 2005), Comerica Bank; will be Executive Vice President, Retail Bank, Comerica Incorporated and Comerica Bank, as of April 1, 2020.	Effective April 1, 2020

Name	Age as of March 17, 2020	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
Christine M. Moore	57	Executive Vice President (since July 2016), General Auditor (since May 2016), Senior Vice President (January 2007 to July 2016), Deputy General Auditor (September 2013 to May 2016), and Audit Director (January 2007 to September 2013), Comerica Incorporated and Comerica Bank.	2016-Present

Jay K. Oberg	50	Chief Risk Officer (since January 2019), Executive Vice President (since January 2017), and Senior Vice President (October 2007 to January 2017), Comerica Incorporated and Comerica Bank.	January 2019-Present

Paul R. Obermeyer	62	Executive Vice President (since September 2010), Chief Enterprise Technology and Operational Services Officer (since April 2017) and Chief Information Officer (November 2010 to April 2017), Comerica Incorporated; Executive Vice President (since September 2005), Comerica Bank. Mr. Obermeyer plans to retire in September 2020.	2010-Present

Mauricio A. Ortiz	41	Chief Accounting Officer (since January 2018), Senior Vice President (since February 2015), Assistant Controller (February 2015 to January 2018) and Vice President, Accounting Policy and Research (July 2011 to February 2015), Comerica Incorporated and Comerica Bank.	2018-Present

Peter L. Sefzik	44	Executive Vice President, Business Bank (since July 2018), Comerica Incorporated and Comerica Bank; Executive Vice President (September 2015 to July 2018), Comerica Incorporated; President — Texas Market (September 2015 to July 2018) and Senior Vice President (April 2010 to September 2015), Comerica Bank.	2015-2018; May 2019- Present

Name	Age as of March 17, 2020	Principal Occupation and Business Experience During Past 5 Years(1)	Executive Officer
James H. Weber	57	Chief Experience Officer (since January 2020), Executive Vice President (since February 2012) and Chief Marketing Officer (February 2012 to January 2020), Comerica Incorporated; Senior Vice President, Corporate Marketing and Communications (July 2007 to February 2012), Comerica Incorporated.	May 2019- Present

Footnotes:

(1)	References to Comerica and Comerica Bank (the primary banking subsidiary of Comerica) include their predecessors, where applicable.

PROPOSAL III SUBMITTED FOR YOUR VOTE

APPROVAL OF A NON-BINDING, ADVISORY PROPOSAL APPROVING EXECUTIVE COMPENSATION

The Board of Directors recommends that you vote “FOR”

the proposal set forth below.

Executive Compensation

The Governance, Compensation and Nominating Committee (the “Committee”) annually reviews Comerica’s compensation programs to ensure that they demonstrate a strong pay-for-performance link, reflect good governance and are consistent with appropriate industry practices. These programs are described in the “Compensation Discussion and Analysis” section, the compensation tables and the related narrative discussion. As outlined in the “Compensation Discussion and Analysis” section, our compensation programs are structured to align the interests of our executives with the interests of our shareholders, to attract, retain and motivate superior executive talent; to provide a competitive advantage within the banking industry; to create a framework that delivers pay commensurate with financial results over the short and long-term; and to reduce incentives for unnecessary and excessive risk-taking.

The Board strongly supports Comerica’s executive pay practices and, as required pursuant to Section 14A of the Securities Exchange Act of 1934, asks shareholders to support its executive compensation program by approving the following resolution:

RESOLVED, that the shareholders of Comerica Incorporated approve, on an advisory basis, the compensation of Comerica’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K and Section 14(a) of the Securities Exchange Act of 1934, including the Compensation Discussion and Analysis, compensation tables and narrative discussion in this proxy statement.

Because your vote on this proposal is advisory, it will not be binding on the Board. However, the Governance, Compensation and Nominating Committee will take into account the outcome of the vote when considering future executive compensation arrangements. As required pursuant to Section 14A of the Securities Exchange Act, the Board has determined to hold an advisory vote on executive compensation every year until our shareholders vote again on the frequency of this advisory vote. Accordingly, shareholders will have the ability to vote again on our executive compensation next year at our 2021 Annual Meeting of Shareholders. Additionally, our shareholders will have the ability to vote on the frequency of the advisory vote (every one, two or three years) at our 2023 Annual Meeting of Shareholders.

COMERICA’S BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THIS PROPOSAL TO APPROVE EXECUTIVE COMPENSATION.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

BUSINESS HIGHLIGHTS FOR 2019

2019 financial results were strong. We reported earnings per share of $7.87, a 9% increase over the prior year’s record. We realized strong loan growth while continuing to serve our relationship-oriented deposit base. With the benefit of higher fee income, revenue reached a new peak. This growth, along with careful expense control, resulted in an efficiency ratio of under 52%. In addition, credit quality remained solid and we meaningfully reduced excess capital. Together with an increase in our dividend, we returned $1.8 billion to shareholders. In summary, we achieved solid earnings per share growth and continued to enhance shareholder value.

Some of our noteworthy accomplishments in 2019 included:

•	Earnings per share increased 9% and book value (common shareholders’ equity per common share) increased 10% to a record $51.57.

•	Average loans increased 4% and total assets reached a record $73.4 billion at year-end.

•	Deposit mix remained favorable with noninterest-bearing deposits comprising nearly half of our base; deposit growth trends picked up significantly in the second half of the year.

•	Revenue of $3.35 billion reached an all-time high for the third consecutive year, fueled by noninterest income growth of over 3%.

•	Continued expense discipline kept expenses flat, excluding 2018 restructuring costs, and resulted in an efficiency ratio of under 52%.

•	Credit quality remained solid with net charge-offs of 21 basis points, or only 4 basis points excluding Energy. Nonperforming assets were low, declining to 43 basis points of total loans.

•	Repurchased a historic high of 18.6MM shares and increased the dividend 46%.

•	Produced a strong return on assets of 1.68% and return on equity increased to above 16%.

•	Our commitment to corporate responsibility was clearly demonstrated in 2019 as we successfully surpassed all our 2020 environmental sustainability goals (baseline 2012).

¡	47% reduction in GHG emissions (goal 20%)

¡	37% reduction in water consumption (goal 30%)

¡	29% reduction in waste to landfill (goal 20%)

¡	56% reduction in office copy paper usage (goal 50%)

•

Continued to serve as a leader in the sustainability field, earning national recognition with a listing on Corporate Knight’s Global 100 list of the world’s most sustainable companies and ranked 9th in Newsweek’s inaugural ranking of America’s Most Responsible Companies.

COMPENSATION HIGHLIGHTS FOR 2019

We use our executive compensation programs to align the interests of executive officers with the interests of our shareholders. Our programs are designed to attract, retain, and motivate leadership to sustain our competitive advantage in the financial sector, and to provide a framework that encourages strong financial results and positive shareholder returns over the long-term.

Our executive compensation programs are developed through a robust review process between management and the Board of Directors. In 2018, several changes were made to more closely calibrate our compensation programs with short and long-term goals while maintaining a strong pay-for-performance linkage. These changes received strong shareholder support upon their introduction, and that support was reaffirmed with a 93% shareholder approval in 2019. The compensation programs for 2019 were consistent with 2018 and included:

•	A short-term cash incentive program that measures absolute performance against goal for EPS and ROA;

•

A three-year performance share program where payouts are contingent on the achievement of specific prospective financial goals and include a negative modifier in the case of bottom quartile relative TSR performance; and

•

A forfeiture provision applicable to all equity awards that allows for the cancellation of unvested equity awards in the event a participant engages in conduct that results in or is likely to result in a material adverse impact (financial or reputational) to Comerica.

In April 2019, Curtis C. Farmer was promoted to Chief Executive Officer of Comerica and its subsidiary, Comerica Bank, succeeding Ralph W. Babb, Jr. in that role. Simultaneously, Mr. Babb ceased to hold the title of Chief Executive Officer and was named Executive Chairman of Comerica and Comerica Bank, prior to his retirement in December 2019. In connection with Mr. Farmer’s promotion, the Committee approved a new target total compensation package as outlined in the table below.

Comparison of 2019 CEO Total Target Compensation
Pay Element	Mr. Farmer	Mr. Babb	Information
Base Salary	$900,000	$1,315,000	Mr. Farmer’s salary was increased by $79,000 in connection with his promotion.

Short-term Incentive (“STI”) Target	115%	115%	CEO target remained consistent.

Long-term Incentive Target (“LTI”)	$3,000,000	$4,300,000	Mr. Farmer’s LTI target increased by $1,500,000 in connection with his promotion.

Total Target Compensation	$4,935,000	$7,127,250	Difference in target pay is primarily attributable to Mr. Babb’s years as CEO.

Compensation for the 2019 Performance Period

SHAREHOLDER OUTREACH

Shareholder outreach is an integral part of Comerica’s business practices, as shareholders provide insight on a variety of topics, including operations, governance and compensation. In addition to discussing industry matters and Comerica’s performance, we receive feedback frequently from our investors at investor conferences, in which we participate at least quarterly, and during periodic office visits to investors’ offices or when investors visit our Dallas headquarters. Comerica regularly solicits input from shareholders specifically aimed at supporting an ongoing dialogue to address governance, compensation and other topics of interest.

During 2019, as is our customary practice, we reached out to our top 25 shareholders, who collectively hold approximately 55% of our shares, as well as a number of additional shareholders who expressed an interest in providing feedback or who had provided feedback in the past.

Approximately 93% of our shareholders voted for our 2019 “Say On Pay” proposal. We considered this strong shareholder support for our executive compensation and governance programs. Shareholder support has been above 90% for the last three years. Accordingly, the Committee believes that our compensation programs meet our objectives — ensuring the compensation programs demonstrate a strong pay-for-performance linkage, reflect good governance and are consistent with appropriate industry practices. The Committee intends to retain a majority of the existing program structure in place for 2020 with a few modifications. For additional details please see page 59.

COMPENSATION DECISIONS FOR THE NAMED EXECUTIVE OFFICERS

For 2019, Comerica’s named executive officers (“NEOs”) were as follows:

Named Executive Officers
Curtis C. Farmer	President and Chief Executive Officer(1)
Ralph W. Babb, Jr.	Executive Chairman(1)
James J. Herzog	Executive Vice President – Treasurer and Interim Chief Financial Officer(2)
Muneera S. Carr(3)	Former Executive Vice President and Chief Financial Officer
John D. Buchanan	Executive Vice President – Chief Legal Officer, and Corporate Secretary
Peter L. Sefzik	Executive Vice President, Business Bank
Jay K. Oberg	Executive Vice President and Chief Risk Officer

(1)	Mr. Babb served as CEO through April 2019, at which time Mr. Farmer was appointed as CEO.

(2)	Mr. Herzog was promoted to CFO and ceased holding the Treasurer title in February 2020.

(3)	Ms. Carr left Comerica in October 2019.

Individual compensation decisions (base salary adjustments and incentive awards) for all the NEOs are based upon operational performance, achievement of strategic initiatives and individual performance. The Committee, in its sole discretion, determines any salary adjustments and approves the short-term and long-term incentive awards for the CEO and Executive Chairman.

Base Salary

The Committee approved base salary increases for the NEOs that were effective February 2019. The base salary increases at the beginning of the year include a standard merit increase and also recognize individual performance, experience, criticality of the position and market data. Additionally, certain officers received promotional increases as shown in the table below.

Name	Base Salary as of 1/1/2019	Base Salary as of 12/31/2019	% Increase	Notes
Mr. Farmer	$771,000	$900,000	17%	Includes promotion to CEO in April 2019
Mr. Babb	$1,315,000	$1,315,000	0%
Mr. Herzog	$313,000	$360,000	15%	Includes promotion to Interim CFO in September 2019
Ms. Carr	$500,000	$520,000	4%	Salary at time of departure
Mr. Buchanan	$613,000	$633,000	3%
Mr. Sefzik	$500,000	$515,000	3%
Mr. Oberg	$500,000	$500,000	0%	Promoted to Chief Risk Officer as of January 1, 2019

Incentive Compensation

A summary of the plan designs is provided in the chart below.

SUMMARY OF 2019 INCENTIVE COMPENSATION
Short-Term	Long-Term
AEI	SELTPP	Stock Option	RSU

Cash Performance Program	Equity Performance Program	Equity Incentive	Equity Incentive

1-year Measurement Period (2019)	3-year Prospective Measurement Period (2019 – 2021)	4-year Vesting Schedule	5-year Vesting Schedule

Absolute EPS Excluding Non-Performance Items (75%)	Absolute ROCE Excluding Non-Performance Items	Exercise price is set to the closing price on the date of grant

Absolute ROA Excluding Non-Performance Items (25%)	Relative TSR – negative modifier

These programs:

•	Utilize differing key metrics that align with financial performance and measure varying time horizons, providing a broader performance assessment
•	Combine absolute performance measures and a negative relative TSR modifier to align executives’ interests with shareholders
•	Incorporate shareholder feedback
•	Align with regulatory expectations
•	Are subject to our clawback policy and, with respect to the equity awards, our forfeiture provisions

Annual Executive Incentive Program (AEI)

The 2019 Annual Executive Incentive Program, or AEI, measured our earnings per share excluding certain non-performance items (“EPS excluding non-performance items”) and return on average assets excluding certain non-performance items (“ROA excluding non-performance items”) versus pre-established performance goals during the 2019 fiscal year. See “Annual Executive Incentive (Short-Term Cash Incentive)” below for a description of how we calculate these measures. Further details about the program structure can be found on pages 54 to 56. Generally, funding under the program is a product of base salary, the corporate performance funding percentage and the individual incentive target.

Based on anticipated performance for the year, the goals set by the Committee in January 2019 for EPS excluding non-performance items and ROA excluding non-performance items increased 33% and 19%, respectively, from the prior year goals. The goals established for 2019 were challenging but set so as to not incent excessive risk-taking. Strong results, including loans, deposits, fee income, expense, credit and share buyback, were offset by declining interest rates resulting in the organization achieving 96% of goal for 2019 which results in below target incentive funding.

AEI Funding

as a % of Target

2019 Annual Corporate Performance

Metric	CMA Goal	CMA Actual Performance	Achievement
EPS excluding non-performance items	$7.98	$7.87	99%
ROA excluding non-performance items	1.75%	1.68%	96%
Total Weighted Achievement			98%
Total Funding as a Percent of Target			96%

EPS Excl. Non-Perf. Items	ROA Excl. Non-Perf. Items	Total Achievement
99% X 75% = 74%	96% X 25% = 24%	74% + 24% = 98%
Funding Percentage Calculation

Target Performance	Actual Achievement	Funding Percentage
100%	98%	100%+(2% X -2) = 96%

Each NEO had a target opportunity under the 2019 AEI expressed as a percentage of base salary.

Mr. Farmer’s and Mr. Babb’s AEI awards were determined by the Committee utilizing the corporate funding level as the baseline. In 2019, Mr. Farmer successfully transitioned into the CEO role, by retaining a strong focus on revenue, loan and deposit growth and expense control. Comerica’s 2019 efficiency ratio was approximately 52% and return on equity was over 16%. Mr. Babb provided a critical role in the CEO transition by providing continuity in leadership and support throughout 2019. After a review of Mr. Farmer’s and Mr. Babb’s performance, which includes factors such as Comerica’s financial results, regulatory compliance and leadership, the Committee awarded Mr. Farmer 100% of his corporate funding amount and Mr. Babb 100% of his corporate funding amount.

For the other NEOs, the Committee determined individual AEI awards utilizing the corporate funding amount achieved based on corporate results, followed by an assessment of individual performance, including feedback from the CEO.

Mr. Farmer’s and Mr. Herzog’s corporate funding amounts were pro-rated using the normal AEI targets associated with each of the positions they held during the year.

NEO	Position	AEI Target	% of Time in Role	Blended Target
Mr. Farmer	President	105%	33%	111.7% of salary
	CEO	115%	67%
Mr. Herzog	Treasurer	60%	67%	70.0% of salary
	Interim CFO	90%	33%

Individual performance factors utilized in determining awards for the NEOs included the following:

James J. Herzog

•	Executed the capital plan and liquidity management, including supervising the repurchase of a historic high of 18.6MM shares and a dividend increase of 46%.

•	Collaborated on the development of short and long-term forecasts.

•	Created enhanced deposit analytics to provide better insight into pricing decisions.

•	Managed pension fund as well as various insurance products.

•	Continued focus on talent development across the Treasury Department.

•	Execution of third quarter 2019 and fourth quarter 2019 earnings releases and subsequent investor meetings.

•	Supported diversity and inclusion activities throughout the organization.

•	Issuance of debt and execution of interest rate hedging strategy.

In particular, for 2019, Mr. Herzog successfully moved into the interim CFO role overseeing accounting, finance, investor relations and economics, while also retaining the Treasurer duties for the organization.

John D. Buchanan

•	Administered governance matters for the Board of Directors and Board Committees.

•	Managed relationships with federal and state regulatory agencies as well as overseeing the government affairs division.

•	Demonstrated leadership within the department and across the organization as well as supported Comerica’s diversity and inclusion goals.

•	Provided counsel and input regarding regulatory matters as well as litigation issues.

•	Directed legal affairs of Comerica in all areas, including legal compliance with federal and state law, rules and regulations.

•	Achieved 2019 department financial goals.

•	Appropriately managed risk and provided guidance across the organization.

In particular, in 2019, Mr. Buchanan provided sound counsel to key members of leadership to manage within Comerica’s risk tolerance. He also maintained strong working relationships with both federal and state banking agencies and focused on talent management within the Legal Department.

Peter L. Sefzik

•	Achievement of sales enablement through streamlined processes and colleague training to provide meaningful customer benefits.

•	Expanded Comerica’s market presence through community involvement and by representing the organization at key events and sponsorships.

•	Achievement of Business Bank annual financial goals while reflecting a balance between risk and return.

•	Set the appropriate tone to ensure business was conducted consistent with Comerica’s Risk Appetite Statement and appropriately managed operational risk.

•	Supported diversity and involvement initiatives through colleague development, market segment initiatives and volunteerism.

In particular, in 2019, Mr. Sefzik implemented a new Business Bank incentive program to better align with our relationship-based approach to banking and continued to support the implementation of technology to improve the loan process. Business Bank grew average loans in 2019 and financial results for the division were strong under Mr. Sefzik’s leadership.

Jay K. Oberg

•	Ensured Comerica’s Risk Appetite Statement aligned with both Comerica’s culture and regulatory expectations.

•	Provided comprehensive communication, education and training to support overall risk management with both management and the Board of Directors.

•	Achieved 2019 department financial goals and provided key strategic oversight around Comerica’s operating model.

•	Ensured alignment of the capital plan and the long-term strategic plan with Comerica’s Risk Appetite.

•	Supported colleague development and growth as well as Comerica’s diversity and inclusion objectives.

•	Maintained strong relationships with banking agencies.

In particular, in 2019, Mr. Oberg helped transition Comerica to new capital, liquidity and stress testing requirements under the Economic Growth, Regulatory Relief and Consumer Protection Act, provided insight on the capital planning strategy and maintained strong relationships with regulators. He established technology as a stand-alone strategic pillar for Comerica to ensure a balanced approach in executing our strategic plan.

Based on evaluations of the foregoing factors, the Committee approved the remaining NEOs’ AEI awards at 100% of the corporate funding amounts, as shown in the “2019 AEI Program Awards” table below.

2019 AEI Program Awards(1)
	Individual Award	Individual Target as a Percent of Base	Individual Award as a Percent of Target
Mr. Farmer(2)	$964,800	111.7%	96%
Mr. Babb	$1,451,760	115.0%	96%
Mr. Herzog(2)	$241,920	70.0%	96%
Mr. Buchanan	$486,144	80.0%	96%
Mr. Sefzik	$395,520	80.0%	96%
Mr. Oberg	$384,000	80.0%	96%

(1)	Ms. Carr did not receive an incentive award for 2019 due to her separation.

(2)	Mr. Farmer’s and Mr. Herzog’s targets are pro-rated using the normal AEI targets associated with each of the positions held during the year.

Long-Term Incentives

2019 equity grants include SELTPP (65%), RSUs (25%) and stock options (10%). SELTPP and RSUs fully vest after a period ranging from three years to five years, and stock options fully vest after four years. A substantial portion of the total grant amount is subject to robust performance measures, and the value that is ultimately earned by the NEOs is contingent on both corporate performance and stock price. The target award for each individual was determined based on the NEO’s position, experience, contribution and internal parity, as well as competitiveness of equity values compared to market data compiled by the Committee’s independent compensation consultant. Equity values are reviewed on the basis of both their monetary value and as a percentage of salary.

The Committee may reduce any executive’s target award if it deems appropriate.

2019 Grants
NEO	Stock Option Grant	Restricted Stock Grant	SELTPP Grant (Target)	Total Equity Grant Value
Mr. Farmer(1)	$294,158	$750,098	$1,938,685	$2,982,941
Mr. Babb	$421,682	$1,075,080	$2,758,867	$4,255,629
Mr. Herzog	$27,615	$70,550	$180,812	$278,977
Ms. Carr(2)	$78,502	$200,024	$513,158	$791,684
Mr. Buchanan	$70,373	$179,180	$460,141	$709,694
Mr. Sefzik	$57,345	$146,310	$375,472	$579,127
Mr. Oberg	$57,345	$146,310	$375,472	$579,127

(1)	Mr. Farmer’s award includes his promotional grant that was made in April.

(2)	Ms. Carr’s award was forfeited upon her separation.

EQUITY PERFORMANCE TARGETS

SELTPP Units for the Performance Period Ended December 31, 2019

SELTPP Units granted in 2017 were eligible to vest based on Comerica’s ROCE excluding non-performance items over a three-year period (2017-2019) relative to a goal ROCE excluding non-performance items established at the beginning of the performance period. When the target was set in January 2017, Comerica was still implementing GEAR Up initiatives, interest rates were low, the Federal Reserve had just increased the target rate to 75 basis points and Comerica’s ROCE measure for 2016 was 6.22%. The Committee endeavored to set a goal that could be achieved with solid, sustained performance over the measurement period, and increased the target 100 basis points from the prior measurement period. Comerica significantly increased ROCE during this time period, with ratios of 9.34%, 15.82% and 16.39% for the years ended December 31, 2017, 2018 and 2019, respectively. These 2017 SELTPP grants were settled in February 2020 following the end of the performance period. Performance results are described below.

2017—2019 SELTPP Performance
Metric	Target	Actual Achievement	Payout as a % of Target Award	Negative Modifier Applied
3 Year Average ROCE Excluding Non-Performance Items(1)	9.0%	14.14%	150%
TSR Modifier		3rd Quartile		No

(1)	For an explanation of how average ROCE excluding non-performance items was calculated, please see page 57.

2017-2019 SELTPP Award Vesting(1)
	2017 Target Award	Performance Adjusted Shares Distributed
Mr. Farmer	12,470	18,705
Mr. Babb	39,905	59,857
Mr. Herzog	2,660	3,990
Mr. Buchanan	6,375	9,562
Mr. Sefzik	3,720	5,580
Mr. Oberg	2,220	3,330

(1)	Ms. Carr’s award was forfeited upon her separation.

SELTPP Performance Targets

The SELTPP targets increased substantially for the 2018 and 2019 performance periods (targets shown in the chart below). Financial results for 2018 and 2019 were strong due to the implementation of the GEAR Up revenue and expense initiatives, strong credit quality, active capital management as well as an increase in interest rates. In fact, Comerica’s ROCE for 2018 and 2019 were the highest among its peers. Comerica’s business model is sensitive to interest rate movements and the Federal Reserve began reducing its benchmark rates in 2019 (25 basis point reductions in each of August, September and October 2019). The Committee analyzed the interest rate environment in combination with expectations for other key performance factors such as revenue generation, loan and deposit growth, expense management, economic outlook and credit quality. The 2020 SELTPP ROCE target was set at a level of 12% with a target range of 11% to 13%, which is believed to be achievable with solid, sustained performance while continuing to enhance shareholder value. Following the setting of the target by the Committee, the Federal Reserve cut rates again in March 2020, and it is anticipated that additional rate cuts may occur; however, these actions were not contemplated when the target was established.

Adjustments were made to the payout curve for the 2020-2022 SELTPP target resulting in more downside risk than upside opportunity as the payout slope is steeper below the target range and flatter above the target range:

•

The payout declines 5 percentage points at the lower end of the target range and 15 percentage points for every 1% below the target range until the threshold of 8% ROCE, below which point there is no payout (no change).

•

The payout increases 5 percentage points at the upper end of the target range and 9 percentage points for every 1% above the target range with maximum payout of 150% at 18% ROCE (6 percentage points above the target; formerly 4 percentage points).

•	There is no change in the relative TSR negative modifier that reduces the payout by 10% for bottom quartile performance.

ROCE Excluding Non-Performance Items Targets
	2017-2019 Performance Period	2018-2020 Performance Period	2019-2021 Performance Period	2020-2022 Performance Period
Target	9.0%	12.0%	17.0%	12.0%
Threshold	6.0%	8.0%	13.0%	8.0%
Target Range	8.0%-10.0%	11.0%-13.0%	16.0%-18.0%	11.0%-13.0%
Maximum	12.0%	16.0%	21.0%	18.0%
TSR Modifier	–10% for bottom quartile	–10% for bottom quartile	–10% for bottom quartile	–10% for bottom quartile

Performance targets are not intended to be predictions of future events or other forms of forward-looking statements and should not be relied upon for any purpose outside the context of this Compensation Discussion and Analysis. Further details about the program structure can be found on pages 56 to 57.

Compensation Philosophy and Objectives

We use our executive compensation programs to align the interests of executive officers with the interests of our shareholders. Our programs are designed to attract, retain and motivate leadership to sustain our competitive advantage in the financial sector, and to provide a framework that encourages outstanding financial results and shareholder returns over the long-term. We generally strive to set target compensation opportunities near the median of our peer group, with actual payouts in respect of variable compensation dependent on performance. We utilize a mix of variable compensation programs that measure long-term and short-term results with rewards delivered in cash and shares of Comerica’s stock. This balanced approach towards compensation supports our business strategies, aligns with our pay-for-performance philosophy, and is reinforced through sound compensation governance to mitigate excessive risk-taking.

PAY PRACTICES

What We Do Have:	What We Don’t Have:

• Clawback policy in addition to Sarbanes-Oxley requirements	• Employment agreements*

• Forfeiture provisions which the Committee can utilize in the event of adverse risk outcomes to cancel all or part of outstanding, unvested stock awards	• Excise tax gross-up payments for current change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements

• Carefully-considered risk management process, including the use of compensation that vests over multiple time periods based on a variety of performance metrics	• Modified single-trigger severance for change of control agreements entered into after 2008, and Comerica will not include this provision in future agreements

• Robust stock ownership guidelines for senior executives and the Board of Directors. The CEO is expected to own 6X his salary and the other NEOs 3X; directors have a 5,000-share holding expectation	• Repricing or replacing of underwater stock options or SARs without shareholder approval

• Post vesting holding requirement for directors. Vested restricted stock units are settled in Comerica Common Stock on the first anniversary of the director’s separation of service from the Board	• Perquisites, which were eliminated for executive officers in 2010

• Minimum vesting requirement for at least 95% of equity incentive plan awards	• Pledging or hedging shares by employees or directors is prohibited

• Independent compensation consultant who works solely for the Committee and performs no other work for Comerica	• Non-independent directors on the compensation committee: the entire Committee meets SEC and NYSE independence requirements

• Negative discretion which the Committee can utilize in determining incentive funding or award determinations

*

Mr. Babb has an outstanding Supplemental Pension and Retiree Medical Agreement dated May 29, 1998, as well as a Restrictive Covenants and General Release Agreement dated December 17, 2019. Details can be found on pages 62 to 63.

ROLES AND RESPONSIBILITIES

Role of the Compensation Committee:

The Committee is responsible for overseeing the development and administration of our compensation programs, is comprised of independent directors, and reviews and approves all aspects of our executive compensation programs.

To aid the Committee in satisfying its responsibilities, the Committee has retained Frederic W. Cook & Co. Inc., (“FW Cook”) to act as its independent consultant. FW Cook reports directly to the Committee and performs no other work for Comerica. Each year the Committee undertakes an evaluation of FW Cook’s primary representative regarding advice and counsel, quality and accuracy of data and information provided and overall service. Following such review in 2019, the relationship was extended through July 2020.

Prior to entering into its most recent engagement of FW Cook in 2019, the Committee analyzed if hiring FW Cook would raise a conflict of interest. The Committee performed this analysis by taking into consideration the following factors:

•	Any other services provided to Comerica by FW Cook
•	The amount of fees FW Cook received from Comerica as a percentage of FW Cook’s total revenue
•	Policies and procedures FW Cook utilizes to prevent conflicts of interest
•	Any business or personal relationship of the individual compensation advisor of FW Cook with any member of the Committee or an executive officer of Comerica
•	Any Comerica stock owned by FW Cook or the Committee’s individual advisor
•	Any business or personal relationship of FW Cook with an executive officer of Comerica

With respect to the Committee’s evaluation of FW Cook’s independence, Comerica did not pay any fees to FW Cook in 2019 other than in connection with work performed for the Committee. During the analysis, FW’s primary representative to the Committee indicated that fees paid annually to FW Cook by Comerica are less than 1% of FW Cook’s annual consolidated total revenue. He also discussed with the Committee various policies developed by FW Cook to safeguard the independence of the compensation advice it provides; indicated that he has no personal or business relationship with Committee members or executive officers at Comerica; indicated that he is not aware of any personal or business relationship between Comerica’s executive officers and FW Cook; and indicated that neither he nor his immediate family members own any Comerica shares. The Committee determined, based on its analysis of the above factors that the work of FW Cook and the individual compensation advisors employed by FW Cook as compensation consultants to the Committee has not presented any conflict of interest.

Role of the Independent Compensation Consultant:

•	Attends Committee meetings
•	Provides independent advice to the Committee on current trends and best practices in compensation design and program alternatives and advises on plans or practices that may improve effectiveness
•	Furnishes the Committee with peer compensation data on the NEOs and non-employee directors to provide independent recommendation on compensation
•	Reviews the Compensation Discussion and Analysis section of the proxy statement
•	Evaluates the programs in light of regulatory expectations and provides feedback to the Committee
•	Helps the Committee ensure programs align executives with shareholders’ interests

The compensation consultant does not separately meet with the CEO or discuss with the CEO any aspect of his compensation.

The Committee may consult with its independent compensation consultant as described above; however, the Committee uses its own judgment in making final decisions regarding the compensation paid to our executive officers.

Role of the CEO:

•

Provides compensation recommendations on the other NEOs and other members of the leadership team. The CEO leverages our internal compensation staff, led by our Chief Human Resources Officer, to aid in determining compensation recommendations

•	Assesses the corporate contribution and individual performance of each of his direct reports
•	Meets privately in executive session with the Committee to discuss talent management
•	Does not play a role in determining his own compensation.

PEER GROUP AND BENCHMARKING

The Committee utilized the following peer group to evaluate and understand market pay levels and practices among similarly situated financial institutions. To determine the peer group, the top 50 U.S. financial institutions based on asset size were reviewed using a variety of financial metrics (assets, revenue, net income, and market capitalization), business models, geographic locations and competition for talent. The same peer group is used in making financial comparisons for purposes of investor presentations. FW Cook provides feedback on the construct of the peer group.

2019 Peer Group
• BB&T Corporation • BOK Financial Corp. • Cullen/Frost Bankers, Inc. • Fifth Third Bancorp • First Horizon National Corp. • Huntington Bancshares Inc.	• KeyCorp • M&T Bank Corp. • Regions Financial Corp. • SunTrust Banks, Inc. • Zions Bancorporation

For 2020, Citizens Financial Group, Inc. and Synovus Financial Corporation will replace BB&T Corporation and SunTrust Banks, Inc. due to their merger. Truist Financial is not included in the 2020 peer group (see page 59 for additional detail).

FW Cook generates a compensation analysis for the Committee based on our peer group’s proxy data. Recognizing that peers may be bigger or smaller than Comerica, and that officer positions listed in the proxy vary from company to company, FW Cook’s data is used only as a general indicator of compensation trends and pay levels and is not used to set specific compensation levels for the CEO or the other NEOs. The Committee reviews individual and company performance, historical compensation, as well as the scope of each position, to determine total compensation for the NEOs. We strive to be at the median of the marketplace on all elements of total compensation and expect variable compensation to increase or decrease relative to the median based on performance. Once total compensation targets are established, they are reviewed in relation to the market data to ensure they are both appropriate and competitive.

Additionally, on an annual basis, Comerica purchases several standard surveys from compensation specialists to evaluate compensation for our broader executive group and other employee positions.

Compensation Elements

PAY MIX ALLOCATION

Our pay mix allocation is heavily weighted towards variable compensation or “pay-for-performance.” Placing more emphasis on pay-for-performance helps to incentivize and reward long-term value creation, which aligns with shareholder interests. This is evidenced by the fact that 82% of our CEO’s total target direct compensation opportunity is variable or “at-risk.”

Our executives’ total compensation is comprised of three primary elements: base salary, a short-term incentive and long-term incentives. The long-term incentives consist of SELTPP units, RSUs and stock options. The emphasis on variable compensation is illustrated below.

BASE SALARY

Base salary is used to compete in the market for talent and forms the foundation for our other reward vehicles. We provide competitive base salaries to our NEOs in recognition of their responsibilities. In addition to benchmark data, we consider the NEO’s performance, experience, time in the position, contribution and internal parity. In determining if an adjustment should be made during our annual merit cycle, the CEO and Committee primarily consider the NEO’s performance against the prior year’s goals, along with any changes in responsibilities. To promote a performance culture, increases are not automatic or guaranteed.

ANNUAL EXECUTIVE INCENTIVE (SHORT-TERM CASH INCENTIVE)

The NEOs, along with other senior leaders within the organization (approximately 325), participate in the AEI. The AEI is awarded pursuant to Comerica’s shareholder-approved Management Incentive Plan (“MIP”). This program measures Comerica’s absolute performance for one-year EPS excluding non-performance items and ROA excluding non-performance items against internal goals. We selected these metrics because they are commonly used by investors and analysts to evaluate a financial institution’s performance. In addition, unlike other metrics that may be calculated differently, these metrics have a generally prescribed formula that may be easily validated. We believe the use of measures that are well understood, transparent and based on the audited financial results of Comerica are the foundation of a responsible incentive program that rewards performance without encouraging participants to take excessive risk.

Each year, Comerica undertakes a robust planning process to identify areas of opportunity from both a revenue and expense standpoint. Several factors are considered, such as strategic initiatives, shareholder expectations, current economic environment and potential regulatory changes. Utilizing these factors, the Committee sets internal financial goals for the performance awards at the beginning of the year that are balanced in that they require rigor and focus to achieve, but do not incent excessive risk-taking. Factors such as prior year performance, the forecasted economic and regulatory environment and strategic initiatives are all considered when establishing target performance.

Metrics: • Absolute EPS excluding non-performance items versus goal – weighted 75% • Absolute ROA excluding non-performance items versus goal – weighted 25%	Payout based on clearly defined performance goals

Measurement Period:

•  One-year prospective

Corporate Funding:

•  Below 75% of goal = no funding

•  75% of goal = threshold funding (50%)

•  100% of goal = target funding (100%)

•  125% of goal = maximum funding (200%)

•  Funding increases by 4% for every 1% of achievement above target performance and decreases 2% for every 1% below target performance.

This formula is used to calculate the corporate funding. The Committee reserves the right to reduce the corporate funding to better align incentives with Comerica’s overall performance.

Individual incentive targets:

Each senior officer has an individual incentive target determined by the Committee that is applied to the corporate funding and the senior officer’s base salary to calculate individual funding:

Level	Target	Maximum
CEO	115%	230%
Executive Chairman	115%	230%
CFO	90%	180%
Other NEOs	80%	160%

However, individual awards may differ from the amount determined by the program formula, as they are ultimately based on each NEO’s performance. To help evaluate individual performance and determine each NEO’s award, performance assessments are utilized (for NEOs other than the CEO). The Committee evaluates the CEO’s individual performance based on accomplishment of key priorities, leadership, community involvement and overall performance of the Company.

Funding is formulaic, but the Committee retains negative discretion to reduce overall funding and, in addition, individual awards can be reduced if individual goals are not achieved.

EPS is calculated based on net income attributed or allocated to common shareholders, and ROA is calculated based on net income. The after-tax impact of any adjustments related to a change in accounting principles, merger/acquisition charges, changes in the corporate tax rate and restructuring charges incurred during the year, if applicable, are added back to reported net income available to common shareholders and net income to determine EPS excluding non-performance items and ROA excluding non-performance items, respectively. For 2019, no adjustments were made to reported results.

LONG-TERM INCENTIVES

Comerica uses a mix of equity vehicles which include stock options, RSUs and SELTPP units.

Overall, our long-term incentives emphasize performance-based awards, as you can see in the chart below.

Stock Options

Stock options align management with shareholders by providing value only if Comerica’s stock price increases. We grant non-qualified stock options that vest 25% per year over four years and have a term of 10 years. The exercise price is based on Comerica’s closing stock price on the date of grant.

RSUs

RSUs are utilized to provide balance to our total compensation program and help build long-term value that is realized with continued employment. RSUs comprise 25% of the equity awards. The shares vest 50% in year three, 25% in year four and 25% in year five for all awardees.

Dividends accrue over the life of the vesting period and are only paid out if the RSUs vest.

SELTPP

The SELTPP is a forward-looking equity performance program. The awards are full value awards that are subject to robust performance measures.

Metrics:

•   Comerica’s average return on common equity excluding certain non-performance items (“ROCE excluding non-performance items”) versus goal. For years impacted by CECL (as defined below), ROCE excluding non-performance items is calculated utilizing net charge-offs instead of provision for credit losses.

•   Relative TSR modifier

The SELTPP incorporates both a corporate performance measure and TSR

In order to establish the three-year ROCE excluding non-performance items goal, Comerica’s Finance and Human Resources departments work together to model several possible performance outcomes based on various economic and operating factors. The results of this modeling are analyzed to set a goal which can be achieved with solid, sustained performance over the measurement period. Utilizing this analysis, the Committee establishes the performance goal for the three-year measurement period. The targets represent strong, yet achievable levels of performance based on current information available and various future scenarios.

TSR, measured against the KBW Bank Index, acts as a negative modifier that can reduce the payout percentage. TSR performance cannot increase the payout percentage.

Measurement Period:

•	Three-Year Prospective.

Target Awards:

•	Target awards are granted at the beginning of the measurement period.
•	A payout percentage will be calculated based on Comerica’s long-term ROCE excluding non-performance items versus the goal.
•	The ROCE excluding non-performance items calculated payout percentage will be reduced by 10 percentage points if Comerica’s three-year TSR ranks in the bottom quartile of the KBW Bank Index.

Key Features:

•	50% of the target award will be distributed at threshold performance.
•	100% of the target award will be distributed if the ROCE excluding non-performance items goal is achieved.
•	150% of the target award will be delivered at maximum performance.
•	The TSR modifier can reduce the award but cannot increase the award.
•	If threshold performance is not achieved, the target award is forfeited.
•

The same payout percentage will be applied to the dividends that accrue over the measurement period. Dividends will be paid out in cash at settlement for the shares underlying the vested portion of the award.

•	The awards are settled in shares of Comerica stock at the end of the performance period.

If threshold performance is not achieved, the target SELTPP award is forfeited.

The after-tax impact of any adjustments related to a change in accounting principle, merger/acquisition charges, and restructuring charges incurred during the year, if applicable, are added back to reported net income to determine ROCE excluding non-performance items. To determine ROCE excluding non-performance items over a three-year period, one-year computations are completed and averaged over the three-year performance period. For the awards made with respect to performance periods ending December 31, 2019, adjustments of $41 million (after-tax) and $29 million (after-tax) were made to Comerica’s 2018 and 2017 ROCE, respectively, for restructuring charges related to GEAR Up. Effective January 1, 2020, Comerica adopted Accounting Standards Update 2016-13 (also referred to as the Current Expected Credit Loss, or “CECL,” model) for the recognition and measurement of credit losses for loans and debt securities. Due to the uncertainty related to this new standard, ROCE excluding non-performance items for awards granted on or after January 2018 will be calculated using net charge-offs in lieu of provision for years impacted by CECL.

OTHER BENEFITS PROGRAMS AND COMPENSATION

Comerica offers its employees customary health, welfare and retirement benefit programs typical at most companies. These include healthcare, life insurance, disability, dental, vision and relocation benefits, as well as an employee stock purchase program and retirement programs.

Employee Stock Purchase Plan

Employees can participate in an Employee Stock Purchase Plan (“ESPP”), which provides participants a convenient and affordable way to purchase shares of Comerica Common Stock without being charged a brokerage fee. Comerica provides a match on qualifying contributions provided the employee does not make any withdrawals during the applicable time period. Employees can receive a 15% quarterly match and a 5% annual match, with total match dollars capped at $5,000 per employee per year. This encourages stock ownership for all colleagues.

Retirement Benefits

Retirement benefits allow Comerica to attract and retain employees and provide avenues for colleagues to save for retirement. Comerica does not have a mandatory retirement age for its executives; however, certain retirement benefits are tied to the participant’s achievement of age and service requirements. See “Potential Payments upon Termination or Change of Control at Fiscal Year-End 2019” for more information.

•	401(k) Plan

Eligible employees can participate in Comerica’s 401(k) plan, which includes a 100% match on salary deferrals up to 4% of qualified earnings (up to the IRS compensation limit) and provides immediate vesting of employer matching contributions.

•	Retirement Income Account Plan

Comerica makes a unique investment in colleagues by maintaining an active pension plan. The pension plan and supplemental executive retirement plans available for all eligible colleagues are referred to herein as the Comerica Incorporated Retirement Income Account Plan (“RIA”) and the Supplemental Retirement Income Account Plan for Employees of Comerica Incorporated (“SRIA”).

Key Features:

•

The RIA/SRIA plans are defined benefit cash balance plans that provide eligible participants monthly contribution credit of 3% to 6% of eligible compensation based on the sum of the participant’s age and service as shown below.

Age + Service Points	Comerica Contribution
Less than 40	3.0%
40-49	4.0%
50-59	5.0%
60+	6.0%

•

Comerica provides a monthly interest credit based on the annual rate of interest for 30-year Treasury securities as of November preceding the applicable plan year, divided by 12. As required by the IRS, the interest rate offered will not be less than 3.79%. The plans cap the interest rate at 8%.

•

The SRIA plan provides contribution credits and interest at the same level as the RIA for compensation in excess of the IRS pay cap, which was $280,000 in 2019, and on compensation that is deferred under Comerica’s deferred compensation plans.

•	Colleagues that participated in the pension plan prior to January 1, 2017 will also receive the frozen benefit accrued under the prior final average pay formula through December 31, 2016.
•

For colleagues that were at least age 60 on December 31, 2016, Comerica provides a benefit at retirement that is the greater of the benefits determined under the former pension plan and supplemental executive retirement plans continuing or the benefits under the RIA/SRIA Plans. Of Comerica’s NEOs, Mr. Babb was eligible for this option.

For more information on the RIA and the SRIA, please see the “Pension Benefits at Fiscal Year-End 2019” table and accompanying text.

PERQUISITE POLICY

Effective June 30, 2010, Comerica eliminated all of its perquisite programs for executive officers. Additionally, Comerica has never allowed the personal use of corporate aircraft, except in the event of an emergency, in which case the executive is required to reimburse Comerica for the full incremental cost of such use.

LOOKING FORWARD – 2020 COMPENSATION DESIGN CHANGES

The Committee continues to review our compensation plans to ensure market competitiveness and continued alignment of performance measures with corporate goals. As a result, the Committee maintained the overall structure of the programs for 2020 with modifications to the short-term cash incentive program and the peer group.

Each year the Committee reviews the structure and metrics of the AEI to ensure it appropriately aligns all stakeholders. The same metrics (EPS excluding non-performance items and ROA excluding non-performance items) will be used, but due to the uncertainty related to the new CECL standard, EPS excluding non-performance items will be calculated using net charge-offs in lieu of provision.

Additionally, the peer group was updated to remove BB&T Corporation and SunTrust Banks, Inc. due to their merger and resulting increase in asset size. The Committee determined to add Synovus Financial Corporation and Citizens Financial Group, Inc. as replacements after reviewing a number of factors including asset size, other financial metrics and business model.

2020 Peer Group
• BOK Financial Corp. • Citizens Financial Group, Inc. • Cullen/Frost Bankers, Inc. • Fifth Third Bancorp • First Horizon National Corp. • Huntington Bancshares Inc.	• KeyCorp • M&T Bank Corp. • Regions Financial Corp. • Synovus Financial Corp. • Zions Bancorporation

A comparison of certain financial metrics of Comerica’s new peer group for 2020 is presented below.

$ in millions	Assets (period-end)	Revenue	Net Income	Market Cap (period-end)

CFR	$34,027	$1,368	$444	$6,128

BOKF	42,172	1,807	501	6,169

FHN	43,311	1,864	452	5,158

SNV	48,203	1,952	564	5,769

ZION	69,172	2,834	816	8,570

CMA	73,402	3,349	1,198	10,195

HBAN	109,002	4,667	1,411	15,382

MTB	119,873	6,192	1,929	22,167

RF	126,240	5,861	1,582	16,422

KEY	144,988	6,368	1,717	19,778

CFG	165,733	6,491	1,791	17,589

FITB	169,369	8,333	2,512	21,792

[1]	Source for Peer Information: S&P Global Market Intelligence. Data is as of December 31, 2019.

Other Compensation Practices and Policies

  STOCK OWNERSHIP GUIDELINES

We have stock ownership guidelines that encourage senior officers, including the NEOs, to own a significant amount of Comerica stock. The stock ownership guidelines are a multiple of annual base salary. Senior officers have five years from the time they are named to a senior leadership position to achieve the targeted ownership levels. If, after five years, the individual does not meet the ownership guideline, he/she will be required to retain 50% of all after-tax shares from RSA or RSU vestings or stock option exercises.

Internal Grade Level	Salary Multiple
CEO	6X
EVP (Level II)	3X
EVP (Level I)	2X
SVP	1X

Utilizing stock ownership guidelines helps to align leadership with shareholder interests and to reinforce focus on the long-term success of Comerica. For purposes of the stock ownership guidelines, stock ownership includes:

•	Unvested shares of time-based RSAs or RSUs;
•	All shares owned by the senior officer;
•	Shares held in trust where the senior officer retains beneficial ownership; and
•	Any shares accumulated through employee benefit plans, such as deemed investments in Comerica Common Stock under a deferred compensation plan or 401(k) plan.
•	SELTPP shares are not counted towards ownership until they are vested and shares become owned by the participant.

As of December 31, 2019, all active NEOs who had held their applicable title for at least five years had met their respective stock ownership guideline levels, except for Mr. Herzog. With the addition of shares acquired through February 26, 2020, Mr. Herzog would have met the guidelines at December 31, 2019 using 2019 salary and average stock price.

  RESTRICTIONS ON HEDGING AND PLEDGING

Comerica has adopted a policy that directors and employees may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that are intended to hedge or offset any decrease in the market value of Comerica’s equity securities either granted to the employee or director as part of their compensation or beneficially owned by such director, employee or any of their family members. Employees, officers and directors are also prohibited from holding Comerica’s securities in a margin account or pledging Comerica’s securities as collateral for a loan.

  EMPLOYMENT CONTRACTS AND SEVERANCE OR CHANGE OF CONTROL AGREEMENTS

Change of Control Agreements

Generally, we maintain change of control agreements with our NEOs. Change of control agreements are customary in the banking industry and among our peers and aid us in attracting and retaining executives. The goal of these agreements is to make an executive neutral to any change of control by reducing personal uncertainty. In addition, they encourage continuity in management through the completion of a transaction.

If a change of control of Comerica occurs, each NEO will have a right to continued employment for a period of 30 months from the date of the change of control (the “Employment Period”).

If the executive dies or becomes disabled during the Employment Period, the executive or his or her beneficiary will receive accrued obligations, including salary, pro rata bonus, deferred compensation and vacation pay, and death or disability benefits.

If Comerica terminates the executive’s employment for a reason other than cause or disability, or the executive terminates for good reason during the Employment Period, the agreement provides the following severance benefits (“Change of Control Benefits”):

•	any unpaid base salary through the date of termination;
•

a proportionate bonus based upon the highest annual bonus he or she earned during any of the last three fiscal years prior to the change of control or during the most recently completed fiscal year following the change of control (“highest annual bonus”);

•	an amount equal to three times the sum of the executive’s annual base salary plus the executive’s highest annual bonus;
•

a payment equal to the excess of: (a) the retirement benefits he or she would receive under Comerica’s pension and excess defined benefit plans or RIA/SRIA plans, as applicable, if he or she continued to be employed for three years after the date his or her employment was terminated, over (b) the retirement benefits he or she actually accrued under the plans as of the date of termination;

•

provision of health, accident, disability and life insurance benefits for three years after the executive’s employment terminates, unless he or she becomes eligible to receive comparable benefits during the three-year period; and

•	outplacement services.

These amounts would be paid in a lump sum with the exception of the health, accident, disability and life insurance benefits and the payment of outplacement services, which would be paid as the expenses were incurred. All payments would be made by Comerica or the surviving entity.

Change of control agreements entered into in 2008 and before included an excise tax benefit and a window period feature. Accordingly, Mr. Farmer would also receive the Change of Control Benefits if he resigned for any reason within the 30 days after the one-year anniversary of the change of control. Additionally, if any payment or benefit to Mr. Farmer under the agreement or otherwise were subject to the excise tax under Section 4999 of the Internal Revenue Code, he would receive an additional payment in an amount sufficient to make him whole for any such excise tax. However, if such payments (excluding additional amounts payable due to the excise tax) did not exceed 110% of the greatest amount that could be paid without giving rise to the excise tax, no additional payments would be made with respect to the excise tax, and the payments otherwise due to Mr. Farmer would be reduced to an amount necessary to prevent the application of the excise tax. Current change of control agreements entered into after 2008 provide that payments and benefits will be reduced to the amount necessary to prevent the application of the excise tax if such reduction would result in the executive retaining a greater amount on a net after-tax basis than if they were not reduced.

As of December 31, 2019, Mr. Herzog was not party to a change of control agreement. He subsequently entered into Comerica’s standard change of control agreement in February 2020 upon being named CFO. As of December 31, 2019, Mr. Babb was party to a change of control agreement similar to Mr. Farmer’s change of control agreement described above. Such agreement for Mr. Babb expired upon his retirement.

Current agreements entered into after 2008 do not include the excise tax benefit and window period provisions. Furthermore, Comerica will not include these provisions in new agreements going forward.

Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.

On May 29, 1998, Comerica entered into a Supplemental Pension and Retiree Medical Agreement with Mr. Babb, which was designed to make him whole with respect to pension benefits that he lost when he left his prior employer to come to Comerica. The agreement was entered into pursuant to an understanding reached when Mr. Babb was hired. This supplemental pension provides Mr. Babb a benefit equal to the amount to which he would have been entitled under the pension plan had he been employed by Comerica since 1978, less amounts received by him under both the pension plan and the defined benefit pension plans of his prior employer. In addition, Comerica will provide Mr. Babb and his spouse with retiree medical and accidental insurance coverage for his and her lifetime on a basis no less favorable than such benefits were provided to them as of the date of the agreement. For additional information on Mr. Babb’s supplemental pension arrangements, please see the table below on pages 77 to 78 entitled, “Pension Benefits at Fiscal Year-End 2019.”

Restrictive Covenants and General Release Agreement with Ralph W. Babb, Jr.

In connection with Mr. Babb’s retirement on December 31, 2019 (the “Separation Date”), Comerica and Mr. Babb entered into a restrictive covenants and general release agreement (the “Agreement”) dated December 17, 2019. Under the terms of the Agreement, Mr. Babb provided a general release of claims in favor of Comerica and its affiliates and agreed to be bound by certain restrictive covenants (including two year non-competition and non-solicitation restrictions that will prohibit him from engaging in any business in competition with the businesses conducted by Comerica in Michigan, California, Texas, Arizona or Florida and from soliciting the customers and employees of Comerica) without the consent of Comerica. The Agreement also includes general non-disparagement and cooperation provisions and provides that Mr. Babb will not use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law.

In consideration for Mr. Babb’s execution and non-revocation of the Agreement, the Committee accelerated the vesting of Mr. Babb’s shares of restricted stock that were not vested as of his Separation Date and agreed to provide, for a period of two years from the Separation Date, use of a shared office space at an existing Comerica location and part-time access to shared administrative support. More than half of the accelerated shares of restricted stock would have vested in the normal course in January of 2020, had he remained an employee. The acceleration of Mr. Babb’s outstanding restricted stock upon retirement was anticipated and disclosed in previous proxy statements. In 2018, Comerica stopped granting restricted stock as part of the annual grant process and moved to restricted stock units which contain a retirement provision, eliminating the need for the acceleration of grants made in 2018 and beyond. Mr. Babb’s other equity awards will continue to vest post-retirement in accordance with their terms.

Mr. Babb will be responsible for all applicable taxes associated with the Agreement. These benefits are in addition to the benefits described above under “Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.”

Restrictive Covenants and General Release Agreement with Muneera S. Carr

In connection with Ms. Carr’s separation, on September 30, 2019, Comerica and Ms. Carr entered into a restrictive covenants and general release agreement (the “Separation Agreement”) under which Ms. Carr provided a general release of claims in favor of Comerica and its affiliates and agreed to be bound by certain restrictive covenants (including two-year non-solicitation restrictions that will prohibit her from soliciting the customers and employees of Comerica) without the consent of Comerica. The Separation Agreement also includes general non-disparagement and cooperation provisions and provides that Ms. Carr will not use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law. In exchange for the general release and other covenants contained in the Separation Agreement, Comerica paid Ms. Carr a lump sum cash payment of $2.4 million. All unvested equity awards granted to Ms. Carr were forfeited in accordance with their terms.

  DEDUCTIBILITY OF EXECUTIVE COMPENSATION

Section 162(m) of the Internal Revenue Code generally limits a public company’s corporate income tax deduction for compensation to $1 million per year for certain executives. Historically, this limit did not apply to compensation that qualified as “performance-based” and Comerica generally designed its incentive compensation in a manner intended to comply with this exception.

On December 22, 2017, with the enactment of the tax reform bill, the performance-based compensation award exception under Section 162(m) was eliminated, and the limitation on deductibility generally was expanded to include all individuals who are considered covered employees in any year beginning after December 31, 2016. As a result, compensation paid to our NEOs in excess of $1 million may not be deductible for taxable years commencing after December 31, 2017, subject to limited transition relief for arrangements in place as of November 2, 2017, the scope of which is uncertain. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will.

Despite the change in law, the Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its shareholders. Accordingly, the Committee may approve compensatory arrangements (including amendments to existing compensatory arrangements) that provide for non-deductible payments or benefits when it determines that such arrangements are consistent with the Company’s business needs and in the best interest of the Company and its shareholders.

For the fiscal year ended December 31, 2019, Comerica was unable to deduct $15.7 million related to executive compensation. At an approximately 23% effective tax rate, the aggregate cost to Comerica associated with the inability to deduct this compensation in 2019 is approximately $3.6 million, or approximately $0.025 per share outstanding as of December 31, 2019.

  STOCK GRANTING POLICY

Comerica’s stock-based grants are governed by the Stock Granting Policy. In general, the policy states that annual stock-based grants to eligible employees will be made once per year during the first regularly scheduled meeting of the Committee in a calendar year. This meeting typically takes place toward the end of January, and the exercise price of stock options is the closing price of Comerica’s stock on the grant date.

The Stock Granting Policy also governs the granting of off-cycle awards. Off-cycle awards include such things as grants to new hires and grants for retention purposes or special recognition. With respect to grants made to newly hired employees, the grant date is typically determined based on their start date with Comerica. Generally, individuals who start employment during the first half of the month will receive their grant on the last day of that month, and individuals who start employment during the last half of the month will receive their grant on the 15th day of the subsequent month. In all cases, the grant date will be adjusted if the prescribed date is not a trading day for the NYSE. The exercise price of stock options is the closing price of Comerica’s stock on the grant date. Other off-cycle awards are normally approved at a regularly scheduled meeting of the Committee, and the grant date is the date of the Committee meeting. Additionally, the CEO may make off-cycle option, restricted stock or RSU grants to existing employees who are not executive officers for promotions and for retention purposes. Such grants are made on the same schedule as new hire grants and may not exceed 5,000 shares per individual per calendar year.

  CLAWBACK POLICIES

Comerica has the following clawback policies and provisions:

•

Recoupment policy in response to the Dodd-Frank Wall Street Reform and Consumer Protection Act and shareholder feedback. The recoupment policy provides that in the event we are required to prepare an accounting restatement of our financial statements due to material noncompliance with any financial reporting requirement under the securities laws, the Board will require reimbursement or forfeiture of certain incentive-based compensation received by any current or former senior or executive officer during the three-year period preceding the date on which the accounting restatement is required. The clawback pertains to any excess income derived by a senior or executive officer based on materially inaccurate accounting statements.

•

Clawback provision of the Sarbanes Oxley Act of 2002, which generally requires our Chief Executive Officer and Chief Financial Officer to reimburse us for any bonus or other incentive- or equity-based compensation and any profits on sales of Comerica stock that they receive within the 12-month period following the issuance of financial information if there is an accounting restatement because of material noncompliance, as a result of misconduct, with any financial reporting requirement under the federal securities laws.

•

Clawback provisions of our equity incentive plan, which provide that the Committee has the express right to cancel an option, RSA or RSU grant if the Committee determines in good faith that the recipient has engaged in conduct harmful to Comerica, such as having: (i) committed a felony; (ii) committed fraud; (iii) embezzled; (iv) disclosed confidential information or trade secrets; (v) been terminated for cause; (vi) engaged in any activity in competition with our business or the business of any of our subsidiaries or affiliates; or (vii) engaged in conduct that adversely affected Comerica.

•

Forfeiture provisions for our equity incentives to ensure they do not encourage excessive risk-taking. The forfeiture provisions allow for the Committee to cancel all or a portion of any unvested awards (SELTPP units, stock options, RSUs or RSAs) if the participant fails to comply with Comerica policies or procedures, violates any law or regulations, engages in negligent or willful misconduct, engages in activity resulting in a significant or material Sarbanes-Oxley control deficiency or demonstrates poor risk management or lack of judgment in the discharge of Company duties, and such action demonstrates an inadequate sensitivity to the inherent risks of the participant’s division and results in or is likely to result in a material impact (financial or reputational) to Comerica.

  COMPENSATION POLICIES AND PROCEDURES THAT AFFECT RISK MANAGEMENT

Since 2011, Comerica, similar to other large banking organizations, has been subject to a continuing review of incentive compensation policies and practices by regulatory bodies. In our case, this has included representatives of the Federal Reserve Board, the Federal Reserve Bank of Dallas and the Texas Department of Banking. As part of that review, we have undertaken a thorough analysis of all the incentive compensation programs throughout the organization, the individuals covered by each plan and the risks inherent in each plan’s design and implementation. We use incentive compensation plans as part of the total rewards offered to a significant number of employees, as well as our executive officers. In this section, we describe some of our policies regarding use and management of incentive compensation plans, and how we manage risks arising from the use of incentive compensation.

How We Consider Risk When Structuring Incentive Compensation Programs

•

Our Philosophy.     Some risk-taking is an inherent part of operating a business. However, we strive to embed a culture of risk management throughout Comerica. Our compensation programs are designed to encourage prudent risk management and discourage inappropriate risk-taking by utilizing a diverse portfolio of incentive compensation programs and risk balancing mechanisms for our executives and other senior employees that is expected to reward the desired behavior and results.

•

Our Programs.     To appropriately allocate risk, we use different incentives, based on job type. For example, our NEOs and senior officers participate in the MIP, which is the vehicle that provides the AEI. Participating employees generally have broader, Comerica-wide and/or strategic responsibilities. Accordingly, MIP award funding is based on corporate performance (EPS excluding non-performance items and ROA excluding non-performance items). Other employees participate in incentive plans designed to support the business objectives of the line of business in which they reside, such as commission plans that measure sales and customer satisfaction.

How We Identify Potential Risks Arising from Incentive Compensation

•

Through Board Review.     The Committee regularly reviews the structure and components of our compensation arrangements, the material potential sources of risk in our business lines and compensation arrangements, and various policies and practices of Comerica that mitigate this risk. Within this framework, the Committee discusses the parameters of acceptable and excessive risk-taking and the general business goals and concerns of Comerica, including the need to attract, retain and motivate top tier talent. In particular, the Committee focuses on the risks associated with the design of each plan, particularly higher risk incentive plans, the mitigation factors that exist for each plan, additional factors that could be considered and an overall risk assessment with respect to the plans. The risks with regard to employee compensation plans are assessed based on the plan design features and financial impact (i.e., the potential award size) of each plan. Plan design features that could increase risk, if not for the presence of mitigating factors, have been identified as follows: uncapped sales commissions, plans with significant maximum payouts, and plans without a link to corporate performance or business line results. FW Cook assists the Committee in assessing risks for senior officer compensation. All of our plans have links to corporate or business line results that allow for funding to be adjusted downward, and our governance procedures ensure awards are reviewed for appropriateness before they are distributed.

•

Through Third-Party Review. In 2019, Comerica’s management engaged McLagan Partners, Inc., (“McLagan”) a nationally known consulting firm, to assist Comerica with its risk assessment of certain non-executive employee compensation plans. The assessment was intended to help Comerica identify attributes of our incentive plans which may incent excessive risk or governance and control procedures which may need to be strengthened around incentive administration. A detailed review of these plans and their governance was conducted in 2019 for 2020 plan design, and McLagan’s report indicated that none of the plans that were reviewed appeared to be structured in a manner that would encourage behavior that might lead an eligible participant to take excessive business risks and that governance practices were sound.

How We Manage Potential Risks Arising from Incentive Compensation

•

By using internal controls to mitigate business risk. Internal controls include the following: a clear separation of operation and production/origination roles; having employees in different roles work in concert with one another so that one individual cannot take risky actions independently, and a robust internal audit process to provide oversight.

•

By identifying “risk-taking” employees throughout the organization. Using the principles articulated in Federal Reserve guidance, Comerica created a systematic methodology to review our entire population based on their job function and specifically considered the inherent risk associated with each position to identify our risk-taking employees. Clear identification of the “risk takers” allows Comerica to ensure their compensation arrangements do not encourage excessive risk-taking.

•

By using risk balancing mechanisms when developing incentive plans and allocating awards. Several different types of risk balancing mechanisms are employed when designing our incentive compensation plans. The type of mechanism is tailored to the tail risk associated with the objectives of the incentive plan. Some examples of these mechanisms include: clawbacks, performance vesting of compensation, payment deferrals, multi-year performance periods, discretionary judgments, holdbacks and cancellation provisions at the individual and plan level. Overall incentive plan funding calculations are based on business results. The allocation of the resulting incentive pools to specific executives, on the other hand, is based on each such executive’s individual performance, pursuant to manager recommendations made in accordance with our Discretion Policy. The Discretion Policy was adopted in 2012 and outlines consistent, methodical and transparent guidelines that incorporate the evaluation of risk behaviors for the use of discretion in determining awards for risk-taking employees.

•

By maintaining a strong governance process to manage employee compensation plans. We have a Business Unit Incentive Oversight Committee (“BUIOC”) comprised of executives who, each year, review and approve incentive plans for non-executive officers. The BUIOC was established by the Committee. Members of our executive steering committee are responsible for reviewing incentive awards and/or award components for risk-taking employees that are based on management discretion, ensuring a robust review of incentive plans from design to payout. In addition, a key risk leader working group identifies risks throughout the organization which could have an impact on incentives. Items identified by this group are shared with the CEO and the Committee as appropriate to consider when reviewing recommended incentive awards. This helps to ensure we are evaluating compensation on a comprehensive basis and in the context of risk outcomes and behaviors.

•

By subjecting incentive compensation to a recoupment (clawback) policy and forfeiture provisions. The recoupment policy was implemented in 2010 and expanded to cover additional officers in 2016. It is explained more fully on page 64. The forfeiture provisions also are explained more fully on pages 64 to 65.

•

By using performance measures that include or adjust for risk. Under the MIP, we use performance metrics that are closely correlated to shareholder return. These implicitly include an important risk focus. Under other incentive plans, we incorporate risk adjustment tools (such as profitability measures, risk ratings, probability of default, etc.), in addition to performance against strategic goals in determining award amounts. Plans generally allow for the cancellation or reduction of funding for unforeseen events that impact the business line’s or Comerica’s results.

•

By monitoring risk outcomes in the marketplace. In order to ensure our practices and oversight are strong and to guard against unintended outcomes, we monitor the outcomes of other financial institutions. As issues are identified, our own practices and controls are reviewed to help mitigate risk in our own programs.

•

By establishing a culture averse to aggressive sales practices. A variety of reviews are conducted, including incentive plans, managerial practices, sales goals and performance metrics to ensure they encourage the development and maintenance of customer relationships.

Based on the factors identified above, we have determined that risks arising from Comerica’s employee compensation plans are not reasonably likely to have a material adverse effect on Comerica. Further, it is both the Committee’s and management’s intent to continue to review our plans and procedures going forward by monitoring regulations and best practices with regard to sound incentive compensation.

Governance, Compensation and Nominating Committee Report

The information contained in the Governance, Compensation And Nominating Committee Report is not deemed to be soliciting material or to be filed for purposes of the Securities Exchange Act of 1934, shall not be deemed incorporated by reference by any general statement incorporating the document by reference into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Comerica specifically incorporates such information by reference, and shall not be otherwise deemed filed under such acts.

The Governance, Compensation and Nominating Committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management and, based on that review and those discussions, it recommended to the Board of Directors that the foregoing Compensation Discussion and Analysis be included in Comerica’s proxy statement.

The Governance, Compensation and Nominating Committee

Jacqueline P. Kane, Chairman

Richard G. Lindner

Barbara R. Smith

Nina G. Vaca

Michael G. Van de Ven

February 25, 2020

Compensation Tables

The following table summarizes the compensation of our NEOs: the current and former Chief Executive Officers, the current and the former Chief Financial Officers, and the three other most highly compensated executive officers who were serving at the end of the fiscal year ended December 31, 2019.

2019 SUMMARY COMPENSATION TABLE

Name and Principal Position (a)	Year	Salary (1) ($)	Bonus ($)	Stock Awards (2) ($)		Option Awards (3) ($)		Non-Equity Incentive Plan Compensation (4) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (5)(6) ($)	All Other Compensation (7) ($)		Total ($)
Curtis C. Farmer	2019	874,731	0	2,688,783		294,158		964,800	178,833	11,200		5,012,505
Chairman, President and Chief Executive Officer, Comerica Incorporated and Comerica Bank	2018 2017	765,231 718,577	0 0	1,329,325 994,575		149,629 111,679		1,586,718 1,701,080	145,803 44,533	11,000 10,800		3,987,706 3,581,244
Ralph W. Babb, Jr.	2019	1,320,058	0	3,833,947		421,682		1,451,760	6,176,659	1,400,280	(8)	14,604,386
Former Executive Chairman and Chief Executive Officer, Comerica Incorporated and Comerica Bank	2018 2017	1,312,116 1,287,116	0 0	3,811,611 3,182,436		429,028 357,294		2,964,010 3,302,400	1,512,077 3,955,068	11,000 10,800		10,039,842 12,095,114
James J. Herzog	2019	335,812	0	251,362		27,615		241,920	486,471	11,200		1,354,380
Executive Vice President and Chief Financial Officer, Comerica Incorporated and Comerica Bank
Muneera S. Carr	2019	406,393	0	713,182	(9)	78,502	(9)	0	71,402	2,411,200	(9)	3,680,679
Former Executive Vice President and Chief Financial Officer, Comerica Incorporated and Comerica Bank	2018	486,885	0	709,225		79,742		857,500	41,923	11,307		2,186,582
John D. Buchanan	2019	633,666	0	639,321		70,373		486,144	98,398	11,200		1,939,102
Executive Vice President — Chief Legal Officer, and Corporate Secretary, Comerica Incorporated and Comerica Bank	2018 2017	610,692 590,923	0 0	614,941 508,419		69,281 57,065		961,184 890,818	73,155 30,576	11,000 10,800		2,340,253 2,088,601
Peter L. Sefzik	2019	515,654	0	521,782		57,345		395,520	319,029	11,539		1,820,869
Executive Vice President, Business Bank, Comerica Incorporated and Comerica Bank
Jay K. Oberg	2019	501,923	0	521,782		57,345		384,000	296,743	11,200		1,772,993
Executive Vice President and Chief Risk Officer, Comerica Incorporated and Comerica Bank

Footnotes:

(a)	Current position held by the NEOs as of March 17, 2020.

(1)	Base salary amounts may differ from annual salary due to bi-weekly payroll schedule.

(2)

Represents the aggregate grant date fair value of stock awards granted to each of the NEOs in accordance with Accounting Standards Codification (ASC) 718 and Item 402 of Regulation S-K. For additional information on the assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the

Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2019. See the “2019 Grants of Plan-Based Awards” table below for information on awards made in 2019.

The values of the SELTPP units shown in the table at the grant date, assuming that the highest level of performance conditions is achieved, are:

Name	2019	2018	2017
Mr. Farmer	$2,908,027	$1,431,774	$1,238,645
Mr. Babb	$4,138,301	$4,105,072	$3,963,764
Mr. Herzog	$271,218	N/A	N/A
Ms. Carr	$769,737	$763,799	N/A
Mr. Buchanan	$690,211	$662,379	$633,229
Mr. Sefzik	$563,208	N/A	N/A
Mr. Oberg	$563,208	N/A	N/A

Ms. Carr’s awards were forfeited upon her separation.

(3)

Represents the aggregate grant date fair value of stock options granted to the NEOs in accordance with ASC 718 and Item 402 of Regulation S-K. The amounts reflect the fair market value at the date of grant for these awards based on a binomial lattice valuation. See the “2019 Grants of Plan-Based Awards” table below for information on awards made in 2019. The binomial value assigned to an option as of each grant date is as follows:

Option Value
2017	$ 19.61

2018	$ 30.32

2019	$ 22.27

The binomial value assigned to Mr. Farmer’s option grant in April 2019 was $21.95. For additional information on the valuation assumptions used in determining fair value for share-based compensation, refer to Notes 1 and 16 in the Consolidated Financial Statements in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2019.

(4)	Represents incentive awards, if any, under Comerica’s MIP based on Comerica’s performance for the relevant performance periods.

(5)

Represents the aggregate change in the actuarial present value of the individual’s accumulated benefit under the RIA and SRIA. Please see “Pension Benefits at Fiscal Year-End 2019” for more information.

The 2019 value increased from 2018 due to a decrease in long-term discount rates of 94 basis points. Last year’s discount rate was 4.37%, while the current is 3.43%. Lower discount rates drive present value calculations higher.

For Mr. Babb, this amount also includes required in-service distributions of $208,731, as set forth in the “Pension Benefits at Fiscal Year-End 2019” table on pages 77 to 78.

Comerica has not provided above-market or preferential earnings on any nonqualified deferred compensation and, accordingly, no such amounts are reflected in the column.

(6)

The years of service credited to Mr. Babb under the SRIA include the additional years of service that Comerica agreed to provide Mr. Babb upon commencing his employment with Comerica. For additional explanation on this matter, see “Supplemental Pension and Retiree Medical Agreement with Ralph W. Babb, Jr.” on page 62.

(7)	2019 amounts for each of the NEOs include a matching contribution under Comerica’s 401(k) savings plan and, if applicable, the ESPP as follows:

NEO	401(k) Match	ESPP Match
Curtis C. Farmer	$11,200	—
Ralph W. Babb, Jr.	$11,200	—
James J. Herzog	$11,200	—
Muneera S. Carr	$11,200	—
John D. Buchanan	$11,200	—
Peter L. Sefzik	$11,200	$339
Jay K. Oberg	$11,200	—

(8)

Includes the value of the acceleration of Mr. Babb’s restricted stock upon his retirement based on the closing stock price as of that date. 11,275 of the 19,360 shares of restricted stock with a value of $808,981.25 on December 31, 2019 would have vested in January of 2020. Please see pages 62 to 63 for more information.

(9)

Please see above under “Restrictive Covenants and General Release Agreement with Muneera S. Carr.” All unvested equity awards granted to Ms. Carr were forfeited in accordance with their terms, including the values represented in the Summary Compensation Table.

The following table provides information on grants of equity awards to NEOs in the fiscal year ended December 31, 2019 under Comerica’s 2018 Long-Term Incentive Plan, as well as potential payouts for each of the NEOs under the AEI for the 2019 annual performance period. For more information on our AEI plan, see the “Annual Executive Incentive (Short-Term Cash Incentive)” section of the “Compensation Discussion and Analysis,” and for our equity compensation plan, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

2019 GRANTS OF PLAN-BASED AWARDS

	Award Type	Date Award Approved	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(3)			All Other Stock Awards: Number of Shares of Stock or Units(5)	All Other Option Awards: Number of Securities Underlying Options(6)	Exercise or Base Price of Option Awards ($/Sh)(7)	Grant Date Fair Value of Stock and Option Awards($)(8)
				Threshold ($)	Target ($)	Maximum(2) ($)	Threshold (#)	Target (#)	Maximum(4) (#)
Curtis C. Farmer(9)	Cash Incentive			502,500	1,005,000	2,010,000
	SELTPP Units	1/22/2019	1/22/2019				6,080	12,160	18,240				962,221
		4/23/2019	4/23/2019				6,170	12,340	18,510				976,464
	RSUs	1/22/2019	1/22/2019							4,680			375,196
		4/23/2019	4/23/2019							4,745			374,902
	Options	1/22/2019	1/22/2019								6,605	80.17	147,093
		4/23/2019	4/23/2019								6,700	79.01	147,065
Ralph W. Babb, Jr.	Cash Incentive			756,125	1,512,250	3,024,500
	SELTPP Units	1/22/2019	1/22/2019				17,432	34,865	52,297				2,758,867
	RSUs	1/22/2019	1/22/2019							13,410			1,075,080
	Options	1/22/2019	1/22/2019								18,935	80.17	421,682
James J. Herzog	Cash Incentive			126,000	252,000	504,000
	SELTPP Units	1/22/2019	1/22/2019				1,142	2,285	3,427				180,812
	RSUs	1/22/2019	1/22/2019							880			70,550
	Options	1/22/2019	1/22/2019								1,240	80.17	27,615
Muneera S. Carr(10)	Cash Incentive			0	0	0
	SELTPP Units	1/22/2019	1/22/2019				3,242	6,485	9,727				513,158
	RSUs	1/22/2019	1/22/2019							2,495			200,024
	Options	1/22/2019	1/22/2019								3,525	80.17	78,502
John D. Buchanan	Cash Incentive			253,200	506,400	1,012,800
	SELTPP Units	1/22/2019	1/22/2019				2,907	5,815	8,722				460,141
	RSUs	1/22/2019	1/22/2019							2,235			179,180
	Options	1/22/2019	1/22/2019								3,160	80.17	70,373
Peter L. Sefzik	Cash Incentive			206,000	412,000	824,000
	SELTPP Units	1/22/2019	1/22/2019				2,372	4,745	7,117				375,472
	RSUs	1/22/2019	1/22/2019							1,825			146,310
	Options	1/22/2019	1/22/2019								2,575	80.17	57,345
Jay K. Oberg	Cash Incentive			200,000	400,000	800,000
	SELTPP Units	1/22/2019	1/22/2019				2,372	4,745	7,117				375,472
	RSUs	1/22/2019	1/22/2019							1,825			146,310
	Options	1/22/2019	1/22/2019								2,575	80.17	57,345

Footnotes:

(1)

Reflects the potential payments for each of the NEOs under the AEI for the annual performance period covering 2019. Incentives actually earned under the AEI for the 2019 performance period are shown in the Non-Equity Incentive Compensation Plan column of the 2019 Summary Compensation Table.

(2)

As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the MIP represents the maximum amount that could be funded for each NEO based upon the achievement of the performance criteria, the NEO’s officer level (prorated, if applicable) and the NEO’s base salary. There is the possibility of no incentive funding if Comerica does not meet its performance objectives.

(3)

SELTPP units were granted to NEOs in January 2019. An additional SELTPP unit grant was made to Mr. Farmer in April 2019 in recognition of his promotion. The SELTPP units vest after December 31, 2021, the end of the three-year performance period, once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150%

of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for three-year average ROCE excluding non-performance items with a downward modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution with the same performance factor applied.

(4)

As described in the “Compensation Discussion and Analysis” section above, the maximum stated for each NEO under the SELTPP represents the maximum number of shares that could be earned by each NEO based upon surpassing performance metrics.

(5)

Reflects the number of RSUs granted to the NEOs in January 2019. An additional RSU grant was made to Mr. Farmer in April 2019 in recognition of his promotion. Unless an award is forfeited prior to vesting, RSUs vest 50% on the third anniversary of the grant date and vest 25% on each of the fourth and fifth anniversaries of the grant date. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.

(6)

Reflects the number of stock options granted to the NEOs in January 2019. An additional stock option grant was made to Mr. Farmer in April 2019 in recognition of his promotion. Option awards generally have a 10-year term and become exercisable annually in 25% increments.

(7)	The closing price of Comerica Common Stock per share on the date of grant, January 22, 2019 or April 23, 2019, as applicable.

(8)

Represents the fair value (at grant date) of stock options, RSUs and SELTPP units granted to applicable NEOs in 2019. The SELTPP units are calculated by a third-party accounting firm using the fair value (at grant date) less a 1.41% adjustment for market condition resulting in an assigned fair value of $79.13. The RSU value is calculated by using the closing stock price on the date of grant. The stock option grant value is based on a binomial lattice valuation. The binomial value assigned to the option grant in January 2019 was $22.27. The binomial value assigned to Mr. Farmer’s option grant in April 2019 was $21.95.

(9)	The April 23, 2019 grants were made in recognition of Mr. Farmer’s promotion to Chief Executive Officer, Comerica Incorporated and Comerica Bank.

(10)

Ms. Carr would have been eligible, if she had remained with Comerica, for a non-equity incentive award of $468,000 at target and $936,000 at maximum. Ms. Carr also forfeited all stock awards reported in this table upon her departure in October 2019.

The following table provides information on stock option, RSA, RSU and SELTPP unit grants awarded under Comerica’s equity incentive plans for each NEO that were outstanding as of December 31, 2019. The market value of the stock awards is based on the closing market price of Comerica Common Stock on December 31, 2019 of $71.75 per share. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date		Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares or Units of Stock That Have Not Vested (#)	Equity Incentive Plan Awards: Market Value of Unearned Shares or Units of Stock That Have Not Vested ($)

Curtis C. Farmer	—	6,700(1)	79.01	4/23/2029		4,745(6)	340,454	24,500(15)	1,757,875
	—	6,605(2)	80.17	1/22/2029		4,680(7)	335,790	15,352(16)	1,101,506
	1,233	3,702(3)	95.25	1/23/2028		3,935(8)	282,336
	1,424	2,848(4)	67.66	1/24/2027		2,495(9)	179,016
	2,824	2,824(5)	32.97	1/26/2026		2,560(10)	183,680
	1,805	—	42.32	1/27/2025		1,615(11)	115,876
						732(12)	52,521
						18,705(13)	1,342,084
Ralph W. Babb, Jr.	—	18,935(2)	80.17	1/22/2029		13,410(7)	962,168	34,865(15)	2,501,564
	3,537	10,613(3)	95.25	1/23/2028		11,285(8)	809,699	44,017(16)	3,158,220
	9,110	9,110(4)	67.66	1/24/2027		59,857(13)	4,294,740
	27,108	9,037(5)	32.97	1/26/2026
	31,495	—	42.32	1/27/2025
	27,863	—	49.51	1/21/2024
	34,700	—	33.79	1/22/2023
James J. Herzog	—	1,240(2)	80.17	1/22/2029		880(7)	63,140	2,285(15)	163,949
	226	679(3)	95.25	1/23/2028		725(8)	52,019	2,820(16)	202,335
	304	608(4)	67.66	1/24/2027		530(9)	38,028
	—	584(5)	32.97	1/26/2026		530(10)	38,028
						203(12)	14,565
						3,990(13)	286,283
Muneera S. Carr	657	—	95.25	1/8/2020	(17)	—	—	—	—
John D. Buchanan	—	3,160(2)	80.17	1/22/2029		2,235(7)	160,361	5,815(15)	417,226
	571	1,714(3)	95.25	1/23/2028		1,820(8)	130,585	7,102(16)	509,569
	728	1,455(4)	67.66	1/24/2027		1,275(9)	91,481
	1,844	1,844(5)	32.97	1/26/2026		1,670(10)	119,823
						3,517(14)	252,345
						9,562(13)	686,074
Peter L. Sefzik	—	2,575(2)	80.17	1/22/2029		1,825(7)	130,944	4,745(15)	340,454
	335	1,005(3)	95.25	1/23/2028		1,065(8)	76,414	4,162(16)	298,624
	425	850(4)	67.66	1/24/2027		745(9)	53,454
	829	829(5)	32.97	1/26/2026		750(10)	53,813
	853	—	42.32	1/27/2025		585(12)	41,974
						5,580(13)	400,365
Jay K. Oberg	—	2,575(2)	80.17	1/22/2029		1,825(7)	130,944	4,745(15)	340,454
	201	604(3)	95.25	1/23/2028		640(8)	45,920	2,505(16)	179,734
	505	505(4)	67.66	1/24/2027		445(9)	31,929
	1,597	533(5)	32.97	1/26/2026		1,945(10)	139,554
	2,640	—	42.32	1/27/2025		415(12)	29,776
	2,205	—	49.51	1/21/2024		3,330(13)	238,928
	3,000	—	33.79	1/22/2023
	4,000	—	29.60	1/24/2022
	1,500	—	39.10	1/25/2021

Footnotes:

(1)

Options vest annually in 25% increments with remaining vesting dates of 4/23/2020, 4/23/2021, 4/23/2022 and 4/23/2023. The grant was made in recognition of Mr. Farmer’s promotion to Chief Executive Officer, Comerica Incorporated and Comerica Bank.

(2)	Options vest annually in 25% increments with remaining vesting dates of 1/22/2020, 1/22/2021, 1/22/2022 and 1/22/2023.

(3)	Options vest annually in 25% increments with remaining vesting dates of 1/23/2020, 1/23/2021 and 1/23/2022.

(4)	Options vest annually in 25% increments with remaining vesting dates of 1/24/2020 and 1/24/2021.

(5)	Options vest annually in 25% increments with a single remaining vesting date of 1/26/2020.

(6)

RSUs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 4/23/2022, 4/23/2023 and 4/23/2024. The grant was made in recognition of Mr. Farmer’s promotion to Chief Executive Officer, Comerica Incorporated and Comerica Bank. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.

(7)

RSUs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 1/22/2022, 1/22/2023 and 1/22/2024. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.

(8)

RSUs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 1/23/2021, 1/23/2022 and 1/23/2023. Dividend equivalents accumulate throughout the vesting period and are paid out in cash at distribution.

(9)

RSAs vest in increments of 50% in year three and 25% in years four and five. Vesting dates for these shares are 1/24/2020, 1/24/2021 and 1/24/2022. Dividends are paid out in cash over the vesting period.

(10)

RSAs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSAs vested on 1/26/2019, and half of the remaining RSAs will vest on each of 1/26/2020 and 1/26/2021. Dividends are paid out in cash over the vesting period.

(11)

RSAs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSAs vested on 4/28/2018, an additional 25% vested on 4/28/2019, and the remaining 25% will vest on 4/28/2020. The grant was made in recognition of Mr. Farmer’s promotion to President, Comerica Incorporated and Comerica Bank. Dividends are paid out in cash over the vesting period.

(12)

RSAs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSAs vested on 1/27/2018, an additional 25% vested on 1/27/2019, and the remaining 25% will vest on 1/27/2020. Dividends are paid out in cash over the vesting period.

(13)	The three-year performance period for these SELTPP units ended on 12/31/2019. The Committee made performance-based determinations regarding these units on February 25, 2020 as follows:

Metric	Performance
3-year average ROCE excluding non-performance items	14.14% (150% of target)
TSR (relative to KBW Bank Index)	3rd quartile of banks – no negative modifier

On the determination date, the Committee approved a payout of the SELTPP units at 150% of target and the SELTPP units vested. Shares shown here have the performance factor applied. Dividend equivalents accumulated throughout the vesting period and were paid out at distribution in cash with the same performance factor applied.

(14)

As an incentive to join Comerica, Mr. Buchanan was awarded RSAs on September 15, 2015. RSAs vest in increments of 50% in year three and 25% in years four and five. 50% of these RSAs vested on 9/15/2018, an additional 25% vested on 9/15/2019, and the remaining RSAs will vest on 9/15/2020. Dividends are paid out in cash over the vesting period.

(15)

The SELTPP units vest after 12/31/2021, the end of the three-year performance period, once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for three-year average ROCE excluding non-performance items with a modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out at distribution in cash with the same performance factor applied. For Mr. Farmer, includes SELTPP units granted in January 2019 as part of the regular grant cycle as well as SELTPP units granted in April 2019 upon his promotion to Chief Executive Officer, Comerica Incorporated and Comerica Bank. Pursuant to SEC rules, based on Comerica’s previous fiscal year’s performance, the number shown is at target.

(16)

The SELTPP units vest after 12/31/2020, the end of the three-year performance period, once the attainment of the performance measures has been determined. The SELTPP is a forward-looking performance plan where the payout could be at 150% of target if performance metrics are surpassed or be reduced to zero if the performance threshold is not achieved. Performance will be measured on an absolute basis for three-year ROCE excluding non-performance items with a modifier included based on relative TSR performance, as compared with the KBW Bank Index. Dividend equivalents accumulate throughout the vesting period and are paid out at distribution in cash with the same performance factor applied. Pursuant to SEC rules, based on Comerica’s previous fiscal year’s performance, the number shown is at maximum.

(17)

The expiration date of this stock option changed upon the departure of Ms. Carr in October 2019. Pursuant to the grant agreement, the vested portion of this option is exercisable until the earlier of (i) the 90th day after the optionee’s termination of employment and (ii) the option expiration date, and to the extent not exercised prior to such date, the option will be cancelled.

The following table provides information concerning the exercise of stock options and the vesting of RSAs and SELTPP Units during the fiscal year ended December 31, 2019 for each of the NEOs. For more information on our equity compensation plans, see the “Long-Term Incentives” section of the “Compensation Discussion and Analysis.”

2019 OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Curtis C. Farmer(1)	0	0	37,798	3,233,315
Ralph W. Babb, Jr.(2)	0	0	136,736	11,463,785
James J. Herzog(3)	1,084	51,119	7,572	649,997
Muneera S. Carr(4)	1,494	34,357	8,073	692,973
John D. Buchanan(5)	0	0	26,257	2,187,609
Peter L. Sefzik(6)	0	0	11,256	964,068
Jay K. Oberg(7)	0	0	2,707	221,858

Footnotes:

(1)

Upon the lapse of restrictions, 626 RSAs vested with a closing market price of $81.19 on 1/21/2019, 2,560 RSAs vested with a closing market price of $82.07 on 1/26/2019, 731 RSAs vested with a closing market price of $82.07 on 1/27/2019, 32,268 SELTPP units settled with a closing market price of $86.37 on 2/26/2019 and 1,613 RSAs vested with a closing market price of $77.75 on 4/28/2019.

(2)

Upon the lapse of restrictions, 2,727 RSAs vested with a closing market price of $81.19 on 1/21/2019, 8,190 RSAs vested with a closing market price of $82.07 on 1/26/2019, 3,190 RSAs vested with a closing market price of $82.07 on 1/27/2019, 103,269 SELTPP units settled with a closing market price of $86.37 on 2/26/2019 and 19,360 RSAs vested upon Mr. Babb’s retirement with a closing market price of $71.75 on 12/31/2019.

(3)

Upon the lapse of restrictions, 164 RSAs vested with a closing market price of $81.19 on 1/21/2019, 530 RSAs vested with a closing market price of $82.07 on 1/26/2019, 202 RSAs vested with a closing market price of $82.07 on 1/27/2019 and 6,676 SELTPP units settled with a closing market price of $86.37 on 2/26/2019.

Mr. Herzog exercised and sold an aggregate 1,084 stock options on 2/13/2019 with exercise prices as follows: 500 stock options at $42.32 and 584 stock options at $32.97 per share.

(4)

Upon the lapse of restrictions, 181 RSAs vested with a closing market price of $81.19 on 1/21/2019, 565 RSAs vested with a closing market price of $82.07 on 1/26/2019, 215 RSAs vested with a closing market price of $82.07 on 1/27/2019 and 7,112 SELTPP units settled with a closing market price of $86.37 on 2/26/2019.

Ms. Carr “net” exercised an aggregate of 1,155 stock options on 9/16/2019 with exercise prices as follows: 533 stock options at $42.32 and 622 stock options at $32.97 by withholding shares to satisfy tax withholding obligations and to pay the exercise price.

Ms. Carr exercised and sold 339 stock options on 11/4/2019 with an exercise price of $67.66 per share.

(5)

Upon the lapse of restrictions, 1,670 RSAs vested with a closing market price of $82.07 on 1/26/2019, 21,071 SELTPP units settled with a closing market price of $86.37 on 2/26/2019 and 3,516 RSAs vested with a closing market price of $65.60 on 9/15/2019.

(6)

Upon the lapse of restrictions, 458 RSAs vested with a closing market price of $81.19 on 1/21/2019, 750 RSAs vested with a closing market price of $82.07 on 1/26/2019, 585 RSAs vested with a closing market price of $82.07 on 1/27/2019 and 9,463 SELTPP units settled with a closing market price of $86.37 on 2/26/2019.

(7)

Upon the lapse of restrictions, 347 RSAs vested with a closing market price of $81.19 on 1/21/2019, 1,945 RSAs vested with a closing market price of $82.07 on 1/26/2019 and 415 RSAs vested with a closing market price of $82.07 on 1/27/2019.

The following table gives information with respect to each plan that provides for payments or other benefits at, following, or in connection with retirement, including, without limitation, tax-qualified defined benefit plans and supplemental executive retirement plans, but excluding tax-qualified defined contribution plans and nonqualified defined contribution plans.

PENSION BENEFITS AT FISCAL YEAR-END 2019(1)

Name	Plan Name	Number of Years Credited Service (#)(2)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
	RIA	11.00	54,941	—
Curtis C. Farmer	SRIA	11.00	314,228	—

	Total Pension Value		369,169	—
	RIA	23.58	3,165,234	208,731	(3)
Ralph W. Babb, Jr.	SRIA	41.58	35,793,887	—

	Total Pension Value		38,959,121	208,731	(3)
	RIA	35.42	1,945,692	—
James J. Herzog	SRIA	35.42	559,721	—

	Total Pension Value		2,505,413	—
	RIA	8.00	43,822	—
Muneera S. Carr	SRIA	8.00	87,442	—

	Total Pension Value		131,264	—
	RIA	4.00	46,002	—
John D. Buchanan	SRIA	4.00	156,127	—

	Total Pension Value		202,129	—
	RIA	19.17	462,788	—
Peter L. Sefzik	SRIA	19.17	487,225	—

	Total Pension Value		950,013	—
	RIA	27.50	799,955	—
Jay K. Oberg	SRIA	27.50	285,581	—

	Total Pension Value		1,085,536	—

Footnotes:

(1)

This table shows the actuarial present value of accumulated benefits payable to the NEOs, based on the final average monthly compensation and the number of years of service credited at December 31, 2019. The actuarial assumptions used to determine the present values are consistent with those used in Comerica’s financial statements, except that, as required by SEC regulations, the assumed retirement age is the normal RIA retirement age of 65 or the executive’s current age, if later. For these purposes, the actuarial assumptions under both plans include a discount rate of 3.43%; post retirement mortality projections from the Pri-2012 Mortality Table for males and females with generational projection using sex distinct Scale MP 2019; no assumed pre retirement mortality; and that payments are projected to commence at the greater of participant age 65 and current age for active participants; form of payment for those with accruals in the prior pension plan is a single life annuity, otherwise, a lump sum is assumed. Mr. Babb’s qualified benefits reflect his actual election of a joint & 100% survivor annuity, with a life annuity assumed for his SRIA benefit and Ms. Carr’s benefits are based on the actual lump sum amount paid out at termination.

(2)

The years of service credited to Mr. Babb under the SRIA include 18 years of benefit service that Comerica contractually agreed to provide Mr. Babb at the time he was hired to equalize the effect of his departure from his previous employer. For additional explanation on this matter, see “Supplemental Pension and

Retiree Medical Agreement with Ralph W. Babb, Jr.” on page 62. Using the same actuarial assumptions as set forth in footnote 1, the years of service are valued at $14,728,039 of his total SRIA benefit.

(3)	Due to IRS rules, Mr. Babb was required to take monthly distributions from the RIA in 2019.

Under the Retirement Income Account (RIA) Plan, Comerica makes Contribution Credits and Interest Credits for employees each month, based on a point system. Eligible pay used in the Contribution Credit calculation is the taxable cash compensation received from Comerica, including cash incentives and awards, pre-tax contributions to health and savings plans, and certain pre-tax benefit deductions. RIA Plan participants with deferred compensation or compensation in excess of the annual IRS pay cap are eligible to participate in the Supplemental Retirement Income Account (SRIA) Plan. Eligible employees also receive Contribution Credits and Interest Credits under the SRIA Plan in months in which they receive eligible SRIA pay.

The RIA provides the following types of benefits:

•

Early retirement. Early retirement age under the RIA is 55. A participant with 10 years of service may retire at early retirement age, or thereafter, and receive payment of his or her accrued benefit. Any portion of the benefit that was accrued under the prior final average pay formula is reduced by an early retirement reduction factor for commencement prior to normal retirement age. For accruals under the RIA cash balance formula, the value of the account balance is paid. As of December 31, 2019, Mr. Farmer and Mr. Herzog were eligible for early retirement.

•	Normal retirement. Normal retirement age under the RIA is 65. As of December 31, 2019, none of the NEOs were eligible for normal retirement.

•

Late retirement. Retirement after age 65, the normal retirement date, is a late retirement under the RIA. A participant who retires under the late retirement provision will receive a benefit equal to the greater of a) a benefit calculated using accruals through the late retirement date and b) a benefit that consists of accruals under the prior final average pay formula as of the normal retirement date, actuarially increased to the late retirement date, plus any applicable accruals under the RIA cash balance formula. As of December 31, 2019, Mr. Babb was eligible for late retirement.

•

Vested separated retirement. After three years of service with Comerica, an eligible employee is vested in the RIA. Such an employee receives a vested separated retirement benefit at the time of termination even if such employee is not eligible for retirement. Any portion of the benefit that was accrued under the prior final average pay formula is reduced by a vested separated retirement factor for commencement prior to normal retirement age. For accruals under the RIA cash balance formula, the value of the account balance is paid. As of December 31, 2019, Mr. Buchanan, Mr. Sefzik and Mr. Oberg were eligible for a vested separated retirement benefit.

•

Disability. After attainment of age 50 and fifteen years of service with Comerica, an eligible employee would receive a benefit in the event of total disability. As of December 31, 2019, Mr. Babb, Mr. Herzog and Mr. Oberg had satisfied the service requirements for disability benefits.

•

Death. In the event of death, the account balance accrued under the RIA cash balance formula is paid to a designated beneficiary. If an eligible employee who has earned a vested accrued benefit under the prior final average pay formula dies prior to electing an optional form of benefit, the eligible employee’s surviving spouse, if any, would receive the same benefit that would be payable if the eligible employee had separated from service on the date of death and elected an immediate joint and 50% survivor annuity as of the date of death or at the earliest retirement age, if later. An eligible employee who is at least age 50 and has earned a vested accrued benefit under the prior final average pay formula may elect an enhanced death benefit that would pay a benefit assuming the eligible employee separated from service on the date of death and elected an immediate joint and 100% survivor annuity. Of the NEOs, Mr. Babb has elected an enhanced death benefit.

A participant who retires under the RIA receives a pension comprised of two parts. The first part is the pension based on the service the participant accrued prior to January 1, 2017 under the prior final average pay formula

(if applicable) under Comerica’s former pension plan. For more information on that plan, which terminated as of January 1, 2017, please refer to the 2017 proxy statement. The second part is the pension based on accruals on and after January 1, 2017, under the RIA cash balance formula. For more information on the key features of the RIA, please see the “Other Benefits Programs and Compensation” section.

A participant who is unmarried at the time of retirement generally receives a pension in the form of a single life annuity, the annual amount of which is listed in the “Pension Benefits at Fiscal Year-End 2019” table above. A participant who is married at the time of retirement generally receives a pension in the form of a joint and 50% survivor annuity, the amount of which is actuarially equivalent to the single life annuity. Effective January 1, 2017, a participant may also elect a one-time lump sum option (with spousal consent as required by law).

The amounts set forth in the table above are not subject to deduction for Social Security or other offset amounts.

The SRIA plan provides contribution credits and interest at the same level as the RIA for compensation in excess of the IRS pay cap, which was $280,000 in 2019, and on compensation that is deferred under Comerica’s deferred compensation plans. The SRIA benefits are generally calculated in the form of a 100% joint and survivor annuity if a participant is married and in the form of a life annuity if a participant is not married when payments commence. For participants that do not have accruals under the prior final average pay formula and the SRIA account balance is less than $250,000, the SRIA benefits are paid in a one-time lump sum.

The following table provides information on the nonqualified deferred compensation of the NEOs with respect to the fiscal year ended December 31, 2019. The plans under which these deferrals were made are described in the section entitled “Employee Deferred Compensation Plans” below.

2019 NONQUALIFIED DEFERRED COMPENSATION

Name	Plan Name	Executive Contributions in Last FY ($)(1)	Registrant Contributions in Last FY ($)	Aggregate Earnings (Loss) in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(2)
Curtis C. Farmer	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
Ralph W. Babb, Jr.	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	250,158	0	3,236,314

	Total Deferred Compensation Balance	0	0	250,158	0	3,236,314
James J. Herzog	Deferred Compensation Plan	0	0	13,040	0	240,351
	Common Stock Deferred Incentive Award Plan	0	0	7,144	0	92,422

	Total Deferred Compensation Balance	0	0	20,184	0	332,773
Muneera S. Carr	Deferred Compensation Plan	100,000	0	14,450	0	176,405
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	100,000	0	14,450	0	176,405
John D. Buchanan	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
Peter L. Sefzik	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0
Jay K. Oberg	Deferred Compensation Plan	0	0	0	0	0
	Common Stock Deferred Incentive Award Plan	0	0	0	0	0

	Total Deferred Compensation Balance	0	0	0	0	0

Footnotes:

(1)	Amounts represent compensation deferred in the 2019 fiscal year. Amounts are included in the 2019 Summary Compensation Table.

(2)

Amounts represent the total compensation deferred by each NEO, together with earnings net of any losses attributed to each of them in accordance with their investment elections in the hypothetical investments offered. The deferral contributions made in years prior to 2019 represent base salary or incentives earned under the MIP. These amounts include NEO contributions that were included in the Summary Compensation Table in prior years for those years in which the individuals served as an NEO.

Employee Deferred Compensation Plans. Comerica maintains two deferred compensation plans for eligible employees of Comerica and its subsidiaries: the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”) and the 1999 Comerica Incorporated Amended and Restated Deferred Compensation Plan (the “Employee Investment Fund Deferral Plan”). Under the Employee Common Stock Deferral Plan, eligible employees may defer up to 100% of their incentive awards into units that are functionally equivalent to shares of Comerica Common Stock. Dividend payments are converted to an equivalent unit value and credited to the employee’s account. Generally, the deferred compensation under the Employee Common Stock Deferral Plan is payable in shares of Comerica Common Stock following termination of service as an employee, over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in shares of Comerica Common Stock in a single lump sum distribution within ninety days.

Similarly, under the Employee Investment Fund Deferral Plan, eligible employees may defer a portion of their compensation, including up to 60% of salary, and up to 100% of bonus and incentive awards, into units that are functionally equivalent to shares of broad-based mutual funds offered under the Employee Investment Fund Deferral Plan. These investments are similar to those offered under Comerica’s Preferred Savings (401(k)) Plan. As of 1999, Comerica Common Stock was no longer an investment choice under the Employee Investment Fund Deferral Plan. Any dividend payments are converted to an equivalent unit value and credited to the employee’s account. Generally, the deferred compensation under the Employee Investment Fund Deferral Plan is payable in cash following termination of service as an employee, over the period elected by the employee, except in the case of termination due to death or separation of service prior to retirement, in which case the deferred compensation is payable in cash in a single lump sum distribution within ninety days.

Additionally, upon Comerica’s acquisition of Sterling, Comerica assumed the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated). None of the NEOs participate in this plan.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE OF CONTROL

AT FISCAL YEAR-END 2019

Curtis C. Farmer

Benefits and Payments upon Separation	Early Retirement(1)		For Cause Termination	Change of Control Termination(2)		Disability		Death
Cash Compensation
Base salary/severance	—		—	$7,803,240		—		—
MIP	$964,800	(3)	—	$964,800		$964,800		$964,800
Equity Compensation
Stock Options	—	(4)	—	$121,163	(5)	—	(6)	—(6)
RSAs	$531,094	(7)	—	$531,094	(5)	$531,094		$531,094
SELTPP Units	—	(8)	—	$3,386,959	(5)	—	(9)	$3,386,959
RSUs	—	(10)	—	$958,580	(5)	—	(11)	$958,580
Benefits & Other Payments
RIA/SRIA(12)	—		—	$537,396	(13)	—		—
Life Insurance(14)	—		—	$74,181		$2,664		$772,000
Medical Insurance Premiums(15)	—		—	$57,839		$41,547		$4,820
Outplacement Assistance	—		—	$2,025	(16)	—		—
Tax Assistance	—		—	$2,349,530		—		—
Total	$1,495,894		—	$16,786,807		$1,540,105		$6,618,253

(1)

As Mr. Farmer is eligible for early retirement (at least 55 years of age with at least 10 years of service), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, Mr. Farmer would have retired early if he had terminated as of December 31, 2019.

(2)	Please see “Change of Control Agreements” on pages 61 to 62 for a description of Mr. Farmer’s change of control agreement; assumes both change of control and termination occur on December 31, 2019.

(3)

If Mr. Farmer had retired on December 31, 2019, he would have been eligible to receive a share of any applicable incentive payment provided pursuant to the MIP which is payable in the year 2020 with respect to the performance period ended December 31, 2019, in accordance with the terms of the MIP.

(4)

If Mr. Farmer had retired on December 31, 2019, no acceleration of stock options would have occurred pursuant to the applicable award agreements; however, unvested options would have continued to vest on the terms in effect prior to retirement, and vested options would have continued to be exercisable until their expiration date. The fair market value of the unvested stock options that would have continued to vest was $121,163 at December 31, 2019.

(5)

Represents the value of the acceleration of all unvested, in-the-money equity awards based on Comerica’s closing stock price as of December 31, 2019. Outstanding awards granted prior to April 24, 2018 vest upon a single trigger; awards granted after April 24, 2018 vest upon a double trigger if not assumed.

(6)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(7)

Assumes that all unvested RSAs were accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s RSAs upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement.

(8)

If Mr. Farmer had retired on December 31, 2019, no acceleration of the SELTPP units would have occurred; however, the awards would have continued to vest on the terms, including the performance conditions, in effect prior to retirement. The fair market value of the units that would have continued to vest was $3,386,959 at December 31, 2019.

(9)

Due to the application of retirement provisions in the applicable award agreements, no acceleration of the SELTPP units upon disability would occur; however, the SELTPP units would have continued to vest on the terms, including the performance conditions, in effect prior to disability. The fair market value of the units that would have continued to vest was $3,386,959 at December 31, 2019.

(10)

If Mr. Farmer had retired on December 31, 2019, no acceleration of the RSUs would have occurred; however, the awards would have continued to vest on the terms in effect prior to retirement. The fair market value of the RSUs that would have continued to vest was $958,580 at December 31, 2019.

(11)

Due to the application of retirement provisions in the applicable award agreements, no acceleration of the RSUs upon disability would occur; however, the RSUs would have continued to vest on the terms in effect prior to disability. The fair market value of the RSUs that would have continued to vest was $958,580 at December 31, 2019.

(12)

Mr. Farmer is eligible for early retirement under the RIA and SRIA. Because this benefit is already accrued and fully vested, it is already reflected in the Pension Benefits at Fiscal Year-End 2019 Table on pages 77 to 78 and does not represent additional expense to Comerica.

(13)

Includes the present value of an additional change of control benefit under the RIA and SRIA. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the RIA. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 2.04% for the first 5 years, 3.09% for years 5-20 and 3.68% for years after 20. Mortality Table for 2020 as prescribed by IRS Notice 2019-26. Payments are projected to commence on December 31, 2019 in the form of a lump sum.

(14)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2019. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2019 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(15)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2019 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Farmer’s 2019 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Farmer’s 2019 elections for Comerica’s medical, dental and vision plan coverage.

(16)	Assumes Mr. Farmer has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Ralph W. Babb, Jr.

Benefits and Payments upon Separation	Retirement(1)
Cash Compensation
Base salary/severance	—
MIP	$1,451,760(2)
Equity Compensation
Stock Options	—(3)
RSAs	$1,389,080(4)
SELTPP Units	—(5)
RSUs	—(6)
Benefits & Other Payments(7)
Life Insurance	—
Medical Insurance Premiums	$630,757(8)
Office and Administrative Support	$120,616(9)
Outplacement Assistance	—
Tax Assistance	—
Total	$3,592,213

(1)	Mr. Babb retired on December 31, 2019.

(2)

Mr. Babb was eligible for an incentive payment provided pursuant to the MIP which is payable in the year 2020 with respect to the performance period ended December 31, 2019; Mr. Babb was an active employee during 2019 and as such the Governance, Compensation and Nominating Committee awarded an incentive in accordance with the MIP.

(3)

No acceleration of stock options occurred on Mr. Babb’s retirement; however, any exercisable options he held on his retirement date continue to be exercisable for the option term. The fair market value of the unvested stock options that continued to vest was $387,715 at December 31, 2019.

(4)

On December 31, 2019 19,360 restricted shares were vested with a market price of $71.75 following Mr. Babb’s execution of a Restricted Covenants and General Release Agreement. Under the terms of such agreement, Mr. Babb provided a general release of claims in favor of Comerica and its affiliates and agreed to be bound by certain restrictive covenants (including two year non-competition and non-solicitation restrictions that will prohibit him from engaging in any business in competition with the businesses conducted by Comerica in Michigan, California, Texas, Arizona or Florida and from soliciting the customers and employees of Comerica) without the consent of Comerica. Mr. Babb’s agreement also includes general non-disparagement and cooperation provisions and provides that Mr. Babb will not use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law.

(5)

No acceleration of SELTPP units occurred on Mr. Babb’s retirement; however, the awards continued to vest on the terms, including the performance conditions, in effect prior to retirement. The fair market value of the units that continued to vest was $7,470,251 at December 31, 2019.

(6)

No acceleration of RSUs occurred on Mr. Babb’s retirement; however, the awards continued to vest on the terms, including the performance conditions, in effect prior to retirement. The fair market value of the units that continued to vest was $1,771,866 at December 31, 2019.

(7)

Does not include payments of deferred compensation which are reflected in the 2019 Nonqualified Deferred Compensation Table on pages 79 to 80 or payments of pension benefits which are reflected in the Pension Benefits at Fiscal Year-End 2019 Table on pages 77 to 78.

(8)

Includes the present value of Mr. Babb’s retiree medical benefits for him and his spouse, as provided for Mr. Babb in his Supplemental Pension and Retiree Medical Agreement described in the “Employment Contracts and Severance or Change of Control Agreements” section. Key assumptions used to value Mr. Babb’s retiree medical benefits included a discount rate of 3.26%, mortality projections based on the Pri-2012 Mortality Table for males and females with generational projection using sex distinct Scale MP-2019, assumptions of annual per capita costs based on Comerica’s claims experience and assumptions of annual trend rates for future healthcare and prescription drug cost increases of 6.25% in 2020, grading down to 4.50% in year 2027 and beyond.

(9)

Includes the present value of providing Mr. Babb an office and administrative support at a mutually agreed upon Comerica location for two years under Mr. Babb’s Restricted Covenants and General Release Agreement. Mr. Babb will be responsible for all applicable taxes associated with his restrictive covenants and general release agreement.

James J. Herzog

Benefits and Payments upon Separation	Early Retirement(1)	For Cause Termination	Change of Control Termination(2)	Disability	Death
Cash Compensation
Base salary/severance	—	—	$360,000	—	—
MIP	$241,920(3)	—	241,920	$241,920	$241,920
Equity Compensation
Stock Options	—(4)	—	$25,134(5)	—(6)	—(6)
RSAs	$90,620(7)	—	$90,620(5)	$90,620	$90,620
SELTPP Units	—(8)	—	$489,694(5)	—(9)	$489,694
RSUs	—(10)	—	$115,159(5)	—(11)	$115,159
Benefits & Other Payments(12)
RIA/SRIA(13)	—	—	—	—	—
Life Insurance(14)	—	—	—	$1,080	$313,000
Medical Insurance Premiums(15)	—	—	$8,596	$41,547	$4,696
Outplacement Assistance	—	—	$2,025(16)	—	—
Tax Assistance	—	—	—	—	—
Total	$332,540	—	$1,333,148	$375,167	$1,255,089

(1)

As Mr. Herzog is eligible for early retirement (at least 55 years of age with at least 10 years of service), it is assumed for purposes of this table that instead of a voluntary termination or an involuntary not for cause termination, Mr. Herzog would have retired early if he had terminated as of December 31, 2019.

(2)

At December 31, 2019, Mr. Herzog did not have a change of control agreement. However, if terminated, Mr. Herzog would have been eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive his annual base salary, plus COBRA and outplacement assistance, under the plan.

(3)

If Mr. Herzog had retired on December 31, 2019, he would have been eligible to receive a share of any applicable incentive payment provided pursuant to the MIP which is payable in the year 2020 with respect to the performance period ended December 31, 2019, in accordance with the terms of the MIP.

(4)

If Mr. Herzog had retired on December 31, 2019, no acceleration of stock options would have occurred pursuant to the applicable award agreements; however, unvested options would have continued to vest on the terms in effect prior to retirement, and vested options would have continued to be exercisable until their expiration date. The fair market value of the unvested stock options that would have continued to vest was $25,134 at December 31, 2019.

(5)

Represents the value of the acceleration of all unvested, in-the-money equity awards based on Comerica’s closing stock price as of December 31, 2019. Outstanding awards granted prior to April 24, 2018 vest upon a single trigger; awards granted after April 24, 2018 vest upon a double trigger if not assumed.

(6)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(7)

Assumes that all unvested RSAs were accelerated. The Committee may, in its discretion, as it has elected to do previously, accelerate an executive’s RSAs upon the executive’s retirement. Normally, the Committee would only consider making that determination if the NEO was at least age 55 and, to the extent permitted by applicable state law, the NEO signed a restrictive covenants and general release agreement.

(8)

If Mr. Herzog had retired on December 31, 2019, no acceleration of the SELTPP units would have occurred; however, the awards would have continued to vest on the terms, including the performance conditions, in effect prior to retirement. The fair market value of the units that would have continued to vest was $489,694 at December 31, 2019.

(9)

Due to the application of retirement provisions in the applicable award agreements, no acceleration of the SELTPP units upon disability would occur; however, the SELTPP units would have continued to vest on the terms, including the performance conditions, in effect prior to disability. The fair market value of the units that would have continued to vest was $489,694 at December 31, 2019.

(10)

If Mr. Herzog had retired on December 31, 2019, no acceleration of the RSUs would have occurred; however, the awards would have continued to vest on the terms in effect prior to retirement. The fair market value of the RSUs that would have continued to vest was $115,159 at December 31, 2019.

(11)

Due to the application of retirement provisions in the applicable award agreements, no acceleration of the RSUs upon disability would occur; however, the RSUs would have continued to vest on the terms in effect prior to disability. The fair market value of the RSUs that would have continued to vest was $115,159 at December 31, 2019.

(12)	Does not include payments of deferred compensation which are reflected in the 2019 Nonqualified Deferred Compensation Table on pages 79 to 80.

(13)

Mr. Herzog is eligible for early retirement under the RIA and SRIA. Because this benefit is already accrued and fully vested, it is already reflected in the Pension Benefits at Fiscal Year-End 2019 Table on pages 77 to 78 and does not represent additional expense to Comerica.

(14)

For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2019 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(15)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2019 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Herzog’s 2019 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Herzog’s 2019 elections for Comerica’s medical, dental and vision plan coverage.

(16)	Assumes Mr. Herzog has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Muneera S. Carr

Benefits and Payments upon Separation	Separation(1)
Cash Compensation	$2,400,000(2)
Base salary/severance	—
MIP	—
Equity Compensation(3)
Stock Options	—
RSAs	—
SELTPP Units	—
RSUs	—
Benefits & Other Payments(4)
Life Insurance	—
Medical Insurance Premiums	—
Outplacement Assistance	—
Tax Assistance	—
Total	$2,400,000

(1)	Ms. Carr’s employment ended on October 10, 2019.

(2)

In connection with Ms. Carr’s separation, on September 30, 2019, Comerica and Ms. Carr entered into a restrictive covenants and general release agreement (the “Separation Agreement”) under which Ms. Carr provided a general release of claims in favor of Comerica and its affiliates and agreed to be bound by certain restrictive covenants (including two-year non-solicitation restrictions that will prohibit her from soliciting the customers and employees of Comerica) without the consent of Comerica. The Separation Agreement also includes general non-disparagement and cooperation provisions and provides that Ms. Carr will not use, commercialize or disclose Comerica’s confidential information to any person or entity, except to such individuals as approved by Comerica in writing prior to any such disclosure or as otherwise required by law. In exchange for the general release and other covenants contained in the Separation Agreement, Comerica paid Ms. Carr a lump sum cash payment of $2.4 million.

(3)

All unvested equity compensation was forfeited upon Ms. Carr’s separation. However, under the standard terms of Comerica’s Amended and Restated 2006 Long-Term Incentive Plan, Ms. Carr had 90 days from termination to exercise any vested stock options.

(4)

Does not include payments of deferred compensation which are reflected in the 2019 Nonqualified Deferred Compensation Table on pages 79 to 80 or payments of pension benefits which are reflected in the Pension Benefits at Fiscal Year-End 2019 Table on pages 77 to 78.

John D. Buchanan

Benefits and Payments upon Separation	Voluntary Resignation	Early Retirement(1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$633,000	—	$4,782,552	—	—
MIP	—	N/A	—	—	$486,144	$486,144	$486,144
Equity Compensation
Stock Options	—	N/A	—	—	$77,461(4)	—(5)	—(5)
RSAs	—	N/A	—	—	$463,649(4)	$463,649	$463,649
SELTPP Units	—	N/A	—	—	$1,214,369(4)	$1,214,369	$1,214,369
RSUs	—	N/A	—	—	$290,946(4)	$290,946	$290,946
Benefits & Other Payments
RIA/SRIA(6)	—	N/A	—	—	$329,493(7)	—	—
Life Insurance(8)	—	N/A	—	—	$58,038	$2,119	$614,000
Medical Insurance Premiums(9)	—	N/A	$2,592	—	$35,024	$25,060	$2,919
Outplacement Assistance	—	N/A	$2,025(10)	—	$2,025(10)	—	—
Tax Assistance	—	N/A	—	—	—	—	—
Total	—	N/A	$637,617	—	$7,739,701	$2,482,287	$3,072,027

(1)	Mr. Buchanan is not eligible for retirement or early retirement under Comerica’s plans.

(2)

Because Mr. Buchanan does not have an employment agreement, he would be eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive his annual base salary, plus COBRA and outplacement assistance, under the plan.

(3)	Please see “Change of Control Agreements” on pages 61 to 62 for a description of Mr. Buchanan’s change of control agreement; assumes both change of control and termination occur on December 31, 2019.

(4)

Represents the value of the acceleration of all unvested, in-the-money equity awards based on Comerica’s closing stock price as of December 31, 2019. Outstanding awards granted prior to April 24, 2018 vest upon a single trigger; awards granted after April 24, 2018 vest upon a double trigger if not assumed.

(5)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(6)

Mr. Buchanan would receive the cash balance of his account under the RIA and SRIA in the event of death or disability. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits at Fiscal Year-End 2019 Table on pages 77 to 78 and do not represent additional expense to Comerica.

(7)

Includes the present value of an additional change of control benefit under the RIA and SRIA. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the RIA. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 2.04% for the first 5 years, 3.09% for years 5-20 and 3.68% for years after 20. Mortality Table for 2020 as prescribed by IRS Notice 2019-26. Payments are projected to commence on December 31, 2019 in the form of a lump sum.

(8)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2019. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2019 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(9)	Assumes that medical, dental and vision insurance premiums will remain at December 31, 2019 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Buchanan’s 2019 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Buchanan’s 2019 elections for Comerica’s medical, dental and vision plan coverage.

(10)	Assumes Mr. Buchanan has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Peter L. Sefzik

Benefits and Payments upon Separation	Voluntary Resignation	Early Retirement(1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$515,000	—	$3,873,480	—	—
MIP	—	N/A	—	—	$395,520	$395,520	$395,520
Equity Compensation
Stock Options	—	N/A	—	—	$35,625(4)	—(5)	—(5)
RSAs	—	N/A	—	—	$149,240(4)	$149,240	$149,240
SELTPP Units	—	N/A	—	—	$806,470(4)	$806,470	$806,470
RSUs	—	N/A	—	—	$207,358(4)	$207,358	$207,358
Benefits & Other Payments
RIA/SRIA(6)	—	N/A	—	—	$308,807(7)	—	—
Life Insurance(8)	—	N/A	—	—	$10,828	$1,729	$501,000
Medical Insurance Premiums(9)	—	N/A	$8,596	—	$57,839	$41,547	$4,820
Outplacement Assistance	—	N/A	$2,025(10)	—	$2,025(10)	—	—
Tax Assistance	—	N/A	—	—	—	—	—
Total	—	N/A	$525,621	—	$5,847,192	$1,601,864	$2,064,408

(1)	Mr. Sefzik is not eligible for retirement or early retirement under Comerica’s plans.

(2)

Because Mr. Sefzik does not have an employment agreement, he would be eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive his annual base salary, plus COBRA and outplacement assistance, under the plan.

(3)	Please see “Change of Control Agreements” on pages 61 to 62 for a description of Mr. Sefzik’s change of control agreement; assumes both change of control and termination occur on December 31, 2019.

(4)

Represents the value of the acceleration of all unvested, in-the-money equity awards based on Comerica’s closing stock price as of December 31, 2019. Outstanding awards granted prior to April 24, 2018 vest upon a single trigger; awards granted after April 24, 2018 vest upon a double trigger if not assumed.

(5)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(6)

Mr. Sefzik would receive the cash balance of his account under the RIA and SRIA in the event of death or disability. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits at Fiscal Year-End 2019 Table on pages 77 to 78 and do not represent additional expense to Comerica.

(7)

Includes the present value of an additional change of control benefit under the RIA and SRIA. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the RIA. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 2.04% for the first 5 years, 3.09% for years 5-20 and 3.68% for years after 20. Mortality Table for 2020 as prescribed by IRS Notice 2019-26. Payments are projected to commence on December 31, 2019 in the form of a lump sum.

(8)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2019. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2019 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(9)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2019 levels; for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Sefzik’s 2019 election to participate in Comerica’s medical plan coverage and for “Death,” includes 3 months of COBRA for family members based on Mr. Sefzik’s 2019 elections for Comerica’s medical, dental and vision plan coverage.

(10)	Assumes Mr. Sefzik has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

Jay K. Oberg

Benefits and Payments upon Separation	Voluntary Resignation	Early Retirement(1)	Involuntary Not for Cause Termination(2)	For Cause Termination	Change of Control Termination(3)	Disability	Death
Cash Compensation
Base salary/severance	—	N/A	$500,000	—	$2,708,400	—	—
MIP	—	N/A	—	—	$384,000	$384,000	$384,000
Equity Compensation
Stock Options	—	N/A	—	—	$22,735(4)	—(5)	—(5)
RSAs	—	N/A	—	—	$201,259(4)	$201,259	$201,259
SELTPP Units	—	N/A	—	—	$619,561(4)	$619,561	$619,561
RSUs	—	N/A	—	—	$176,864(4)	$176,864	$176,864
Benefits & Other Payments
RIA/SRIA(6)	—	N/A	—	—	$539,212(7)	—	—
Life Insurance(8)	—	N/A	—	—	$18,004	$1,035	$300,000
Medical Insurance Premiums(9)	—	N/A	$2,729	—	$18,044	$13,189	$0
Outplacement Assistance	—	N/A	$2,025(10)	—	$2,025(10)	—	—
Tax Assistance	—	N/A	—	—	—	—	—
Total	—	N/A	$504,754	—	$4,690,104	$1,395,908	$1,681,684

(1)	Mr. Oberg is not eligible for retirement or early retirement under Comerica’s plans.

(2)

Because Mr. Oberg does not have an employment agreement, he would be eligible to participate in Comerica’s standard severance plan available for all salaried employees and would receive his annual base salary, plus COBRA and outplacement assistance, under the plan.

(3)	Please see “Change of Control Agreements” on pages 61 to 62 for a description of Mr. Oberg’s change of control agreement; assumes both change of control and termination occur on December 31, 2019.

(4)

Represents the value of the acceleration of all unvested, in-the-money equity awards based on Comerica’s closing stock price as of December 31, 2019. Outstanding awards granted prior to April 24, 2018 vest upon a single trigger; awards granted after April 24, 2018 vest upon a double trigger if not assumed.

(5)

In the event of a termination due to death or disability, no acceleration of stock options would occur pursuant to the applicable award agreements and unvested options would be forfeited; however, any previously vested options would have continued to be exercisable for the earlier of the option term or one year (in the case of death) or the earlier of the option term or three years (in the case of disability).

(6)

Mr. Oberg would receive the cash balance of his account under the RIA and SRIA in the event of death or disability. Because these benefits are already accrued and fully vested, they are already reflected in the Pension Benefits at Fiscal Year-End 2019 Table on pages 77 to 78 and do not represent additional expense to Comerica.

(7)

Includes the present value of an additional change of control benefit under the RIA and SRIA. Assumptions to calculate this amount are based on assumptions prescribed by the Pension Protection Act (PPA) as a minimum present value for calculating lump sums paid by the RIA. The interest rates used were based on the PPA 3 segment yield curve using a November look back month: 2.04% for the first 5 years, 3.09% for years 5-20 and 3.68% for years after 20. Mortality Table for 2020 as prescribed by IRS Notice 2019-26. Payments are projected to commence on December 31, 2019 in the form of a lump sum.

(8)

For “Change of Control Termination,” reflects value of life insurance premiums and calculates such life insurance premiums based upon portability and conversion options in the contract at December 31, 2019. For “Disability,” includes 29 months of Company-paid basic life insurance premiums and assumes that life insurance premiums will remain at December 31, 2019 levels. For “Death,” includes proceeds of life insurance, of which any amount up to $2 million would be paid by Comerica’s life insurance provider.

(9)

Assumes that medical, dental and vision insurance premiums will remain at December 31, 2019 levels and for “Disability,” includes 29 months of Company-paid medical coverage based on Mr. Oberg’s 2019 election to participate in Comerica’s medical plan coverage.

(10)	Assumes Mr. Oberg has elected to use Comerica’s standard outplacement provider and represents negotiated rate.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Babb, who served as CEO through April 23, 2019 and retired from Comerica on December 31, 2019. We utilized Mr. Babb’s annual total compensation for purposes of the pay ratio calculation as he was the individual serving as CEO on October 31, 2017, the date used to identify the median employee. For 2019, our last completed fiscal year:

•	the annual total compensation of the median employee was $85,981, which includes the estimated value of nondiscriminatory health care benefits; and

•

the annual total compensation for Mr. Babb was $14,632,651, which exceeds the amount reported for him in the Summary Compensation Table due to the inclusion of the estimated value of nondiscriminatory health care benefits.

Based on this information, for 2019 the ratio of the annual total compensation of Mr. Babb to the annual total compensation of the median employee was 170 to 1.

Assumptions and Methodology. The median employee that was used for purposes of calculating the pay ratio is the same employee that was identified for purposes of our 2017 disclosure. There has been no change in our employee population or employee compensation arrangements since that median employee was identified that we believe would significantly impact our pay ratio disclosure.

To identify the median of the annual total compensation of all our employees for 2017, as well as to determine the annual total compensation of our median employee and Mr. Babb for 2019, we took the following steps:

(1)	We determined that, as of October 31, 2017, our employee population consisted of 8,163 full-time and part-time employees.

(2)

To identify the “median employee” from our employee population, we calculated, for the ten months ended October 31, 2017, (1) total cash compensation plus (2) total retirement benefits. “Total cash compensation” includes salary, wages, overtime pay, commissions, referrals, ESPP matching payments, relocation assistance and cash incentive compensation actually paid during such period. “Total retirement benefits” includes the 401(k) match made by Comerica during such time period plus the change in pension value between January 1, 2017 and October 31, 2017. Since we do not widely distribute annual equity awards to our employees, such awards were excluded from our compensation measure. In calculating the change in pension value, we used the change in the actuarial present value of accumulated benefits payable to employees, based on average monthly compensation and the number of years of service credited at October 31, 2017. The actuarial assumptions used to determine the present values are consistent with those used in Comerica’s financial statements.

(3)

We combined all of the elements of such employee’s compensation for 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, plus the estimated value of nondiscriminatory health care benefits for the employee and such employee’s eligible dependents of $5,325. This resulted in annual total compensation of $85,981.

(4)

With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column (column (j)) of our 2019 Summary Compensation Table included in this proxy statement for Mr. Babb, plus the estimated value of nondiscriminatory health care benefits for him and his eligible dependents of $28,265. This resulted in annual total compensation for purposes of determining the ratio in the amount of $14,632,651.

(5)

We chose to exclude 28 employees employed in Canada and 8 employees employed in Mexico from the determination of the “median employee,” given the small number of employees in those jurisdictions and the estimated costs of obtaining their compensation information. In total, we excluded less than 5% of our workforce (approximately 36 individuals) from the identification of the “median employee,” as permitted by SEC rules. All other employees are located in the United States.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLANS

As of December 31, 2019
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by security holders(1)(2)
Employee Options	2,674,051		$49.62
Employee SELTPP Units and RSUs	939,543		N/A

				5,037,788	(3)
Director RSUs	182,209		N/A	277,706	(3)
Equity compensation plans not approved by security holders(4)
Options	6,026		$29.05	—
Deferred Compensation Plans	208,874		N/A	—

Total	4,010,703	(5)	$49.58	5,315,494

(1)

Consists of (a) options to acquire shares of Comerica Common Stock issued under the Amended and Restated 2006 Long-Term Incentive Plan (the “2006 LTIP”) and the 2018 Long-Term Incentive Plan (the “2018 LTIP”); (b) target number of stock-settled SELTPP units issued under the 2006 LTIP and the 2018 LTIP; and (c) restricted stock units (“RSUs”) equivalent to shares of Comerica Common Stock issued under the 2006 LTIP, the 2018 LTIP, the Comerica Incorporated Amended and Restated Incentive Plan for Non-Employee Directors (the “Old Non-Employee Director Plan”) and the 2015 Comerica Incorporated Incentive Plan for Non-Employee Directors (the “2015 Non-Employee Director Plan”). At payout, the target number of SELTPP units may be reduced to zero or increased by up to 150%. The 2017 SELTPP grants vested and were settled at 150% on February 25, 2020, resulting in an issuance of an additional 70,817 shares above what is shown in the table.

The 2018 LTIP was approved by Comerica’s shareholders on April 24, 2018. The 2015 Non-Employee Director Plan was approved by the shareholders on April 28, 2015. The Old Non-Employee Director Plan and the 2006 LTIP have been terminated.

(2)

Does not include shares of Comerica Common Stock purchased or available for purchase by employees under the ESPP, or contributed or available for contribution by Comerica on behalf of employees. The ESPP was ratified and approved by the shareholders on May 18, 2004. As of December 31, 2019, 554,821 shares remain available for future sale or matching contributions under the ESPP. If these shares available for future sale or awards under the ESPP were included, the number shown in column (c) under “Total” would be 5,870,315.

(3)

These shares are available for future issuance under the 2018 LTIP in the form of options, stock appreciation rights, restricted stock, RSUs, other stock-based awards and cash awards, and under the 2015 Non-Employee Director Plan in the form of options, stock appreciation rights, restricted stock, RSUs and other equity-based awards. Under the 2018 LTIP, no award recipient may receive more than 500,000 shares during any calendar year, and the maximum number of shares underlying awards of options and stock appreciation rights that may be granted to an award recipient in any calendar year is 1,000,000. No shares are available for future issuance under the Old Non-Employee Director Plan, other than pursuant to dividend reinvestment under outstanding award agreements, or the 2006 LTIP.

(4)

Includes options to purchase shares of Comerica Common Stock, issued under the Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan (“Sterling LTIP”), of which 1,626 options were assumed by Comerica in connection with its acquisition of Sterling and 4,400 options were granted to legacy Sterling employees subsequent to the acquisition. The weighted-average option price of the options assumed in connection with the acquisition of Sterling was $23.68 at December 31, 2019. The Sterling LTIP expired on April 28, 2013, and there are no shares available for future issuance under this plan. Also includes shares issuable upon distribution of deferred compensation benefits pursuant to the 1999 Comerica Incorporated Amended and Restated Common Stock Deferred Incentive Award Plan (the “Employee Common Stock Deferral Plan”), the Sterling Bancshares, Inc. Deferred Compensation Plan (as Amended and Restated) (the “Sterling Deferred Compensation Plan”) (which includes 9,543 shares related to accounts assumed pursuant to the acquisition), and the Amended and Restated Comerica Incorporated Common Stock Non-Employee Director Fee Deferral Plan (the “Director Common Stock Deferral Plan”). The number of shares remaining available for future issuance under the Employee Common Stock Deferral Plan and the Director Common Stock Deferral Plan is not presently determinable. No shares are available for future issuance under the Sterling Deferred Compensation Plan, other than pursuant to dividend reinvestment.

(5)	In total, the weighted-average term for all outstanding stock options is 5.3 years.

Most of the equity awards granted by Comerica during 2019 were under the shareholder-approved 2018 LTIP.

For additional information regarding Comerica’s equity compensation plans, please refer to Note 1 (see page F-54) and Note 16 (see pages F-81 through F-83) to the Consolidated Financial Statements contained in Comerica’s Annual Report on Form 10-K for the year ended December 31, 2019.

Plans not approved by Comerica’s shareholders include:

Amended and Restated Sterling Bancshares, Inc. 2003 Stock Incentive and Compensation Plan. The Sterling LTIP expired on April 28, 2013. Accordingly, there are no shares available for future issuance under this plan. Under the plan, stock awards in the form of options, restricted stock, performance awards, bonus shares, phantom shares and other stock-based awards were granted to legacy Sterling employees. The maximum number of shares underlying awards of options, restricted stock, phantom shares and other stock-based awards granted to an award recipient in any calendar year was 47,300, and the maximum amount of all performance awards granted to an award recipient in any calendar year was $2,000,000. Awards are generally subject to a vesting schedule specified in the grant documentation. The exercise price of each option granted was not less than the fair market value of each share of common stock subject to the option on the date the option was granted. The term of each option is not more than ten years, and the applicable grant documentation specifies the extent to which options may be exercised during their respective terms, including in the event of an employee’s death, disability or termination of employment. The Sterling LTIP is administered by the Governance, Compensation and Nominating Committee of Comerica’s Board of Directors.

Director and Employee Common Stock Deferral Plans. Pursuant to the Director Common Stock Deferral Plan and the Employee Common Stock Deferral Plan (the “Deferred Compensation Plans”), directors and eligible employees may invest specified portions of their compensation into units that correlate to, and are functionally equivalent to, shares of Comerica Common Stock. The participants’ accounts under the Deferred Compensation Plans are increased to the extent of dividends paid on Comerica Common Stock to reflect the number of additional shares of Comerica Common Stock that could have been purchased had the dividends been paid on each share of common stock hypothetically underlying then-outstanding stock units in the participants’ accounts. Following the applicable deferral period, the distribution of a participant’s Comerica stock unit account under the applicable Deferred Compensation Plan is made in Comerica Common Stock (with fractional shares being paid in cash).

Sterling Deferred Compensation Plan. Comerica assumed the Sterling Deferred Compensation Plan upon its acquisition of Sterling. Prior to May 1, 2011, Sterling employees and directors were allowed to defer specified portions of their compensation into units that correlated to, and were functionally equivalent to, several different investment options, which included shares of common stock of Sterling. Following the acquisition of

Sterling, such units are functionally equivalent to shares of Comerica Common Stock. Comerica Common Stock is not currently being offered as a hypothetical investment option for future deferrals or contributions, nor are participants permitted to reallocate investment funds into Comerica Common Stock; however, dividends earned on existing deferred amounts will continue to be hypothetically invested in Comerica Common Stock. Following the applicable deferral period, the distribution of a participant’s Comerica stock unit account under the Sterling Deferred Compensation Plan is made in Comerica Common Stock (with fractional shares being paid in cash).

SECURITY OWNERSHIP OF MANAGEMENT

The following table contains information about the number of shares of Comerica Common Stock beneficially owned by Comerica’s incumbent directors and director nominees, the NEOs and all incumbent directors and executive officers as a group. The number of shares each individual beneficially owns includes shares over which the person has or shares voting or investment power as of February 28, 2020 and also any shares that the individual can acquire by April 28, 2020 (60 days after the Record Date), through the exercise of any stock option or other right. Unless indicated otherwise, each individual has sole investment and voting power (or shares those powers with his or her spouse or other family members) with respect to the shares listed in the table.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Ralph W. Babb, Jr.	900,605	(1)(2)(3)	*
John D. Buchanan	46,412	(3)(4)	*
Muneera S. Carr	145		*
Michael E. Collins	4,108	(5)	*
Roger A. Cregg	45,028	(5)(6)(7)	*
T. Kevin DeNicola.	31,771	(5)(8)	*
Curtis C. Farmer	148,688	(3)(9)	*
James J. Herzog	14,845	(1)(3)(10)	*
Jacqueline P. Kane	35,612	(5)(6)(11)	*
Richard G. Lindner	55,905	(5)(6)(12)	*
Jay K. Oberg	48,481	(3)(13)	*
Peter L. Sefzik	28,002	(3)(14)	*
Barbara R. Smith	4,841	(5)(6)	*
Robert S. Taubman	43,016	(5)	*
Reginald M. Turner, Jr.	31,299	(5)(6)(15)	*
Nina G. Vaca (Ximena G. Humrichouse)	26,281	(5)(6)	*
Michael G. Van de Ven	9,108	(5)(16)	*
Directors and current executive officers as a group (22 people)	771,518	(17)(18)	*

Footnotes:

*	Represents holdings of less than one percent of Comerica Common Stock.

(1)

Includes the following number of shares deemed invested, on behalf of the respective individuals, in Comerica Common Stock under deferred compensation plans: Mr. Babb, 45,529 shares and Mr. Herzog, 1,300 shares; they do not have voting power over such shares.

(2)	Includes options to purchase 155,676 shares of Comerica Common Stock that are or will be exercisable as of April 28, 2020. Additionally includes 117,888 shares held jointly with his spouse.

(3)

Includes restricted stock units held by individuals, over which individuals do not have voting or investment power, as follows: Mr. Babb, 24,695 restricted stock units, Mr. Buchanan, 6,985 restricted stock units, Mr. Farmer, 26,225 restricted stock units, Mr. Herzog, 4,985 restricted stock units, Mr. Oberg, 4,780 restricted stock units, and Mr. Sefzik, 5,275 restricted stock units.

(4)

Includes 4,990 shares of restricted stock of Comerica subject to future vesting conditions (“restricted stock”) and options to purchase 7,075 shares of Comerica Common Stock that are or will be exercisable as of April 28, 2020.

(5)

Includes restricted stock units held by non-employee directors, over which directors do not have voting or investment power, as follows: restricted stock units for Roger A. Cregg and T. Kevin DeNicola, who each hold 25,226 restricted stock units, Reginald M. Turner, Jr., who holds 27,849 restricted stock units, Richard G. Lindner, who holds 23,751 restricted stock units, Robert S. Taubman, who holds 28,331 restricted stock units, Jacqueline P. Kane and Nina G. Vaca, who each hold 21,324 restricted stock units, Michael E. Collins and Michael Van de Ven, who each hold 4,108 restricted stock units, and Barbara R. Smith, who holds 2,664 restricted stock units. These restricted stock units are subject to time vesting and will be settled in Comerica Common Stock following the respective director’s termination of service as a director.

(6)

Includes the following number of shares deemed invested, on behalf of the respective non-employee directors, in Comerica Common Stock under a deferred compensation plan: Roger A. Cregg, 14,801 shares; Jacqueline P. Kane, 5,559 shares; Richard G. Lindner, 25,922 shares; Barbara R. Smith, 2,177 shares; Reginald M. Turner, Jr., 1,830 shares; and Nina G. Vaca, 4,889 shares; the directors do not have voting power over such shares.

(7)	Includes 5,000 shares in an account held jointly with his spouse.

(8)	Includes 6,545 shares held by the Kevin DeNicola Revocable Trust.

(9)	Includes 4,143 shares of restricted stock and options to purchase 16,094 shares of Comerica Common Stock that are or will be exercisable as of April 28, 2020.

(10)	Includes 530 shares of restricted stock and options to purchase 1,954 shares of Comerica Common Stock that are or will be exercisable as of April 28, 2020.

(11)	Includes 8,729 shares held by The Steven and Jacqueline Kane Trust U/A dtd 12/20/2010.

(12)	Includes 6,232 shares held by the Lindner 2006 Living Trust 12/18/2006.

(13)	Includes 1,196 shares of restricted stock and options to purchase 17,277 shares of Comerica Common Stock that are or will be exercisable as of April 28, 2020.

(14)	Includes 748 shares of restricted stock and options to purchase 4,674 shares of Comerica Common Stock that are or will be exercisable as of April 28, 2020.

(15)	Includes 1,620 shares held by the Reginald M. Turner, Jr. Trust.

(16)	Includes 5,000 shares held by the Van de Ven 2008 Family Trust.

(17)

Includes 16,333 shares of restricted stock and options to purchase 117,236 shares of Comerica Common Stock that are exercisable by February 28, 2020 or will become exercisable by April 28, 2020, all of which are beneficially owned by the current executive officers as a group. The number shown also includes 260,785 restricted stock units held by directors and executive officers as a group; in each case, the officer or director does not have voting or investment power over such restricted stock units. 59,772 shares are deemed invested, on behalf of the directors and executives, in Comerica Common Stock under deferred compensation plans; the officer or director does not have voting power over such shares. The number additionally includes 44,675 shares of Comerica Common Stock for which the directors, nominees and executive officers share voting and investment power. The number shown does not include any shares that are pledged. Comerica has adopted a policy that directors and employees may not purchase financial instruments (including prepaid variable forward contracts, equity swaps, collars, and exchange funds) or otherwise engage in transactions that are intended to hedge or offset any decrease in the market value of Comerica’s equity securities either granted to the employee or director as part of their compensation or beneficially owned by such director, employee or any of their family members. Employees, officers and directors are also prohibited from holding Comerica’s securities in a margin account or pledging Comerica’s securities as collateral for a loan.

(18)	As of February 28, 2020, consists of ten non-employee directors and twelve current executive officers, one of whom is an employee director.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The SEC requires that Comerica provide information about any shareholder who beneficially owns more than 5% of Comerica Common Stock. The following table provides the required information about the only shareholders known to Comerica to be the beneficial owner of more than 5% of Comerica Common Stock as of December 31, 2019. To report this information, Comerica relied solely on information that American Century Investment Management, Inc. provided in its Schedule 13G, filed February 11, 2020, on information that BlackRock, Inc. provided in its Schedule 13G/A, filed February 5, 2020, on information that The Vanguard Group provided in its Schedule 13G/A, filed February 11, 2020 and on information that State Street Corporation provided in its Schedule 13G, filed February 14, 2020, in each case relating to their respective beneficial ownership of Comerica as of December 31, 2019, using Comerica’s actual shares outstanding at December 31, 2019.

Amount and Nature of Beneficial Ownership as of December 31, 2019
Name and Address	Amount and Nature of	Percent
of Beneficial Owner	Beneficial Ownership	of Class

American Century Investment Management, Inc. and certain affiliates 4500 Main Street, 9th Floor Kansas City, MO 64111	7,609,213(1)	5.4%

BlackRock, Inc. and certain affiliates 55 East 52nd Street New York, NY 10055	11,488,821(2)	8.1%

State Street Corporation and certain affiliates State Street Financial Center One Lincoln Street Boston, MA 02111	7,695,145(3)	5.4%

The Vanguard Group, Inc. and certain affiliates 100 Vanguard Blvd. Malvern, PA 19355	17,757,566(4)	12.5%

Footnotes:

(1)

American Century Investment Management, Inc. indicated that it has sole power to vote or to direct the vote with respect to 7,353,233 shares and sole dispositive power with respect to 7,609,213 shares. American Century Investment Management, Inc. filed on behalf of the following affiliates: American Century Companies, Inc. and Stowers Institute for Medical Resarch.

(2)

BlackRock, Inc. indicated that it has sole power to vote or to direct the vote with respect to 9,927,383 shares and sole dispositive power with respect to 11,488,821 shares. BlackRock, Inc. filed on behalf of the following subsidiaries: BlackRock Life Limited; BlackRock International Limited; BlackRock Advisors, LLC; BlackRock (Netherlands) B.V.; BlackRock Institutional Trust Company, N.A.; BlackRock Asset Management Ireland Limited; BlackRock Financial Management, Inc.; BlackRock Japan Co., Ltd.; BlackRock Asset Management Schweiz AG; BlackRock Investment Management, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock (Luxembourg) S.A.; BlackRock Investment Management (Australia) Limited; BlackRock Advisors (UK) Limited; BlackRock Fund Advisors; BlackRock Asset Management North Asia Limited; Blackrock (Singapore) Limited; and BlackRock Fund Managers Ltd.

(3)

State Street Corporation indicated that it has shared power to vote or to direct the vote with respect to 6,970,966 shares, and shared dispositive power with respect to 7,692,097 shares. State Street Corporation filed on behalf of the following subsidiaries: State Street Bank and Trust Company, SSGA Funds Management, Inc.; State Street Global Advisors Limited (UK); State Street Global Advisors Ltd (Canada); State Street Global Advisors, Australia Limited; State Street Global Advisors (Japan) Co., Ltd; State Street Global Advisors Asia Ltd; State Street Global Advisors Singapore Ltd; State Street Global Advisors GmbH; State Street Global Advisors Ireland Limited; and State Street Global Advisors Trust Company.

(4)

The Vanguard Group, Inc. indicated that it has sole power to vote or direct the vote on 219,627 shares, and shared voting power with respect to 43,246 shares. It has sole dispositive power with respect to 17,512,879 shares, and shared dispositive power with respect to 244,687 shares. Vanguard Fiduciary Trust Company, a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 163,004 shares as a result of its serving as investment manager of collective trust accounts. Vanguard Investments Australia, Ltd., a wholly-owned subsidiary of The Vanguard Group, Inc., is the beneficial owner of 134,267 shares as a result of its serving as investment manager of Australian investment offerings.

ANNUAL REPORT TO SHAREHOLDERS

Comerica provided the 2019 annual report to shareholders, containing financial statements and other information about the operations of Comerica for the year ended December 31, 2019, to you along with this proxy statement. You should not regard the 2019 annual report as proxy soliciting material.

HOUSEHOLDING

SEC rules allow a single copy of the proxy materials or the notice of internet availability of proxy materials to be delivered to multiple shareholders sharing the same address and last name, or who we reasonably believe are members of the same family and who consent to receive a single copy of these materials in a manner provided by these rules. This practice is referred to as “householding” and can result in significant savings of paper and mailing costs.

Because we have elected to provide access to our proxy materials over the Internet under the SEC’s “notice and access” rules, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate notice or paper copy of the proxy materials. However, we understand that certain brokerage firms, banks, or other similar entities holding our common stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of our common stock are held by such an entity should contact such entity if they now receive (1) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (2) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. Additional copies of our proxy materials are available upon request by contacting:

Corporate Secretary

Comerica Incorporated

Comerica Bank Tower

1717 Main Street, MC 6404

Dallas, Texas 75201

1-866-641-4276

ADMISSION TO THE ANNUAL MEETING

Admission to the Annual Meeting is limited to registered and beneficial shareholders as of the record date and persons holding valid proxies from shareholders of record. For registered holders, an admission ticket is the upper part of your proxy card or the full Notice. Please bring the admission ticket with you to the meeting. If your shares are held in the name of your broker, bank, or other nominee, you must have been a shareholder at the close of business on the record date (February 28, 2020), and you will need to bring an admission ticket. You must print an admission ticket at www.proxyvote.com. You will need the 16-digit control number printed on your voting instruction form. If you are the representative of a corporate or institutional shareholder, you must have proof that you are the representative of such shareholder. In addition, all attendees will need to bring a valid photo ID or other satisfactory proof of identification.

For security reasons, briefcases, purses and other bags brought to the meeting may be subject to inspection at the door. The taking of photographs, the use of audio or video recording equipment and the use of cell phones is prohibited.

OTHER MATTERS

The Board is not aware of any other matter upon which action will be taken at the Annual Meeting. If any other business should properly come before the meeting, or if there is any meeting adjournment, proxies will be voted in accordance with the best judgment of the person or persons named in the proxies.

By Order of the Board of Directors

John D. Buchanan

Executive Vice President — Chief Legal Officer, and

Corporate Secretary

March 17, 2020

Location of Comerica Incorporated

2020 Annual Meeting of Shareholders

Comerica Bank Tower

1717 Main Street, 4th Floor

Dallas, Texas 75201

Comerica Bank Tower is located on the corner of Main Street and North Ervay Street in downtown Dallas.

Your vote matters – here’s how to vote!
You may vote online or by phone instead of mailing this card.

Votes submitted electronically or by telephone must be received by 11:59 PM, Central Time, on April 27, 2020. For shares held in Comerica’s employee benefits plans, the deadline is 11:59 PM, Central Time, on April 26, 2020.

Online
Go to www.envisionreports.com/CMA or scan the QR code – login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/CMA

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	ELECTION OF DIRECTORS – The Board of Directors recommends a vote FOR all of the listed nominees.

1. Nominees
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Michael E. Collins				02 - Roger A. Cregg				03 - T. Kevin DeNicola
04 - Curtis C. Farmer				05 - Jacqueline P. Kane				06 - Richard G. Lindner
07 - Barbara R. Smith				08 - Robert S. Taubman				09 - Reginald M. Turner, Jr.
10 - Nina G. Vaca				11 - Michael G. Van de Ven

B	DIRECTOR PROPOSALS – The Board of Directors recommends a vote FOR Items 2 and 3.

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the Appointment of Ernst & Young LLP as Independent Registered Public Accounting Firm				3. Approval of a Non-Binding, Advisory Proposal Approving Executive Compensation

IN THEIR DISCRETION, PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER BUSINESS AS MAY PROPERLY BE BROUGHT BEFORE THE MEETING. WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED IN THE MANNER SPECIFIED BY THE UNDERSIGNED SHAREHOLDER. IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES AND FOR ITEMS 2 AND 3.

C	Authorized Signatures – This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as your name(s) appears on Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy.

Date (mm/dd/yyyy) – Please print date below.	Signature 1 – Please keep signature within the box.	Signature 2 – Please keep signature within the box.
/ /

2020 Annual Meeting Admission Ticket

2020 Annual Meeting of COMERICA INCORPORATED SHAREHOLDERS

Tuesday, April 28, 2020, 9:30 a.m., Central Time

Comerica Bank Tower

1717 Main Street, 4th Floor

Dallas, Texas 75201

Upon arrival, please present this admission ticket and photo identification at the registration desk.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting

To Be Held on April 28, 2020

The proxy statement and annual report to security holders are available at

www.envisionreports.com/CMA

Small steps make an impact. Help the environment by consenting to receive electronic delivery. Sign up at www.envisionreports.com/CMA

IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned appoints John D. Buchanan and Nicole V. Gersch, or either of them, as Proxies, each with the power to appoint his or her substitute, as the case may be, and authorizes them to represent and vote, as designated on the reverse side, all the shares of common stock of Comerica Incorporated held of record by the undersigned on February 28, 2020, at the Annual Meeting of Shareholders to be held on April 28, 2020, and any adjournments or postponements of the meeting. In their discretion, the Proxies are authorized to vote upon any other business that may properly come before the meeting.

This card also constitutes voting instructions to the trustees or administrators, as applicable, of certain of Comerica’s employee benefit plans to vote shares attributable to accounts the undersigned may hold under such plans as indicated on the reverse of this card. If no voting instructions are provided, the shares will be voted in accordance with the provisions of the respective plans.

If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card.

(Items to be voted appear on reverse side)

D	Non-Voting Items

Change of Address – Please print new address below.